Exhibit 10.2

EXECUTION VERSION

FORM OF SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

May 13, 2016,

among

OFFICE DEPOT, INC.,

OFFICE DEPOT INTERNATIONAL (UK) LIMITED,

OFFICE DEPOT UK LIMITED,

OFFICE DEPOT INTERNATIONAL B.V.,

OFFICE DEPOT B.V.,

and

OFFICE DEPOT FINANCE B.V.,

as Borrowers,

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,

as European Administrative Agent and European Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and US Collateral Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

and

BANK OF AMERICA, N.A.

as Syndication Agents,

and

U.S. BANK NATIONAL ASSOCIATION,

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION,

SUNTRUST BANK

and

NYCB SPECIALTY FINANCE COMPANY, LLC

as Documentation Agents

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

- i -

- ii -

- iii -

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Foreign Reorganization
Schedule 1.01(c)	–	Tax Restructuring
Schedule 1.01(d)	–	Specified Excluded Subsidiaries
Schedule 1.01(e)	–	Existing Mortgages
Schedule 2.06	–	Existing Letters of Credit
Schedule 3.01	–	Good Standing Exceptions
Schedule 3.06	–	Disclosed Matters
Schedule 3.10	–	ERISA Events
Schedule 3.14	–	Insurance
Schedule 3.15	–	Capitalization and Subsidiaries
Schedule 3.16	–	UCC Filing Jurisdictions
Schedule 5.01(g)	–	Borrowing Base Supplemental Documentation
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.05(n)	–	Specified Aircraft Dispositions
Schedule 6.11	–	Existing Restrictions
Schedule 8	–	European Collateral Agent Security Trust Provisions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Aggregate Borrowing Base Certificate
Exhibit B-2	–	Form of US Borrowing Base Certificate

- iv -

Exhibit B-3	–	Form of Puerto Rican Borrowing Base Certificate
Exhibit B-4	–	Form of UK Borrowing Base Certificate
Exhibit B-5	–	Form of Dutch Borrowing Base Certificate
Exhibit B-6	–	Form of Canadian Borrowing Base Certificate
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Joinder Agreement
Exhibit E	–	Form of Exemption Certificate
Exhibit F	–	Deed of Supplemental Security and Amendment

- v -

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 13, 2016 (as it may be amended or modified from time to time, this “Agreement”), among OFFICE DEPOT, INC., OFFICE DEPOT INTERNATIONAL (UK) LIMITED, OFFICE DEPOT UK LIMITED, OFFICE DEPOT INTERNATIONAL B.V., OFFICE DEPOT B.V., and OFFICE DEPOT FINANCE B.V., the other Loan Parties from time to time party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as European Administrative Agent and European Collateral Agent, JPMORGAN CHASE BANK, N.A., as Administrative Agent and US Collateral Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION and BANK OF AMERICA, N.A., as Syndication Agents, and U.S. BANK NATIONAL ASSOCIATION, FIFTH THIRD BANK, AN OHIO BANKING CORPORATION, SUNTRUST BANK and NYCB SPECIALTY FINANCE COMPANY, LLC as Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” has the meaning assigned thereto in the Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Foreign Currency” means Sterling, Euros or Canadian Dollars.

“Account” means, (a) individually and collectively, any “Account” referred to in any Security Agreement (other than any Dutch Security Agreement ) and (b) individually and collectively, any “Receivable” referred to in any Dutch Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means that certain acquisition pursuant to that certain Agreement and Plan of Merger, dated as of February 4, 2015 (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time) by and among Office Depot, Inc., Staples Inc. and Staples AMS, Inc. or any other merger, acquisition or similar transaction or series of transactions having the same effect.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, individually and collectively, the Administrative Agent, the European Administrative Agent, the US Collateral Agent, the European Collateral Agent, the Syndication Agents and the Documentation Agents.

“Aggregate Availability” means, with respect to all the Borrowers, at any time, an amount equal to (a) the lesser of (i) the aggregate amount of the Commitments and (ii) the Aggregate Borrowing Base minus (b) the total Revolving Exposure.

“Aggregate Borrowing Base” means the aggregate amount of the US Borrowing Base and the European Borrowing Base; provided that the maximum amount of the European Borrowing Base which may be included as part of the Aggregate Borrowing Base is the European Sublimit.

“Aggregate Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-1 or another form which is acceptable to the Administrative Agent in its sole discretion.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Loan with a one-month Interest Period plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB or the Eurocurrency Rate, respectively.

“Alternate Rate” means, for any day, the sum of (a) a rate per annum selected by the Administrative Agent, in its reasonable discretion based on market conditions in consultation with the Borrower and the Lenders, plus (b) the Applicable Spread for Eurocurrency Loans. When used in reference to any Loan or Borrowing, “Alternate Rate” refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Rate.

“Anti-Corruption Laws” mean all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption, including CAML Legislation.

“Applicable Commitment Fee Rate” means, for any day relating to each of Facility A and Facility B, with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below, based upon the daily average Commitment Utilization Percentage during the most recent fiscal quarter of the Company; provided that until the completion of two fiscal quarters after the Second Restatement Date, the Applicable Commitment Fee Rate shall be the applicable rate per annum set forth below in Category 2:

Commitment Utilization Percentage	Applicable Commitment Fee Rate
Category 1 ≥ 33%	0.25%
Category 2 < 33%	0.375%

For purposes of the foregoing, the Applicable Commitment Fee Rate shall be determined as of the end of each fiscal quarter of the Company; provided that the Commitment Utilization Percentage shall be deemed to be in Category 2 (A) at any time that an Event of Default has occurred and is continuing (other than an Event of Default arising from the failure to deliver any Borrowing Base Certificate) or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver any Borrowing Base Certificate that is required to be delivered by them pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until each such Borrowing Base Certificate is so delivered.

“Applicable Percentage” means, with respect to any Facility A Lender or Facility B Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Facility A Commitment or Facility B Commitment, as applicable, and the denominator of which is the aggregate amount of the Facility A Commitments or Facility B Commitments, as applicable (or, if the Facility A Commitments or Facility B Commitments, as applicable, have terminated or expired, such Lender’s share of the total Facility A Revolving Exposure or Facility B Revolving Exposure, respectively, at that time) and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the aggregate amount of unused Facility A Commitments or Facility B Commitments, as applicable; provided that in each of clause (a) and (b), in the case of Section 2.21 when a Defaulting Lender shall exist, such Defaulting Lender’s Commitment shall be disregarded in calculating any Lender’s “Applicable Percentage”; provided further that in each of clause (a) and (b), when a Defaulting Lender shall exist, each Lender’s “Applicable Percentage” shall, to the extent reasonably determined by the Administrative Agent to be necessary or advisable to give effect to Section 2.21, be calculated to give effect to any reallocation effected pursuant to Section 2.21.

“Applicable Spread” means, for any day, with respect to any ABR Loan, Eurocurrency Loan or Overnight LIBO Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Overnight LIBO Spread”, as the case may be, based upon the Average Quarterly Availability during the most recent fiscal quarter of the Company; provided that until the completion of two fiscal quarters after the Second Restatement Date, the Applicable Spread shall be the applicable rate per annum set forth below in Category 2:

Average Quarterly Availability	ABR Spread	Eurocurrency Spread	Overnight LIBO Spread
Category 1 ≥ $800,000,000	0.25%	1.25%	1.25%
Category 2 < $800,000,000 but ≥ $400,000,000	0.50%	1.50%	1.50%
Category 3 < $400,000,000	0.75%	1.75%	1.75%

For purposes of the foregoing, (a) the Applicable Spread shall be determined based upon the Aggregate Borrowing Base Certificates and related information that are delivered from time to time pursuant to Section 5.01 and (b) each change in the Applicable Spread resulting from a change in the Average Quarterly Availability shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of an Aggregate Borrowing Base Certificate and related information immediately following the most recently ended fiscal quarter of the Company and ending on the date immediately preceding the effective date of the next such change, provided that the Average Quarterly Availability shall be deemed to be in Category 3 (A) at any time that an Event of Default has occurred and is continuing (other than an Event of Default arising from the failure to deliver any Borrowing Base Certificate) or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver any Borrowing Base Certificate that is required to be delivered by them pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until each such Borrowing Base Certificate is so delivered; provided further that if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Spread would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Second Restatement Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Commitments” means, at any time, the aggregate amount of the Commitments then in effect minus the total Revolving Exposure at such time; provided that in calculating the total Revolving Exposure for the purpose of determining Available Commitments pursuant to Section 2.12(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Average Quarterly Availability” means, for any fiscal quarter of the Company, an amount equal to the average daily Aggregate Availability.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties, means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Boise White Paper Contract” means the Paper Purchase Agreement dated June 25, 2011 between Boise White Paper, L.L.C. and OfficeMax, as amended.

“Bookrunners” means, individually or collectively, JPMorgan Chase Bank, N.A., Merrill Lynch Pierce Fenner & Smith Incorporated and Wells Fargo Bank, National Association, in their capacities as joint lead arrangers and joint bookrunners hereunder.

“Borrower” or “Borrowers” means, individually or collectively, the Company and the European Borrowers.

“Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XI.

“Borrowing” means (a) Revolving Loans of the same Facility, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Base” means, individually and collectively, each of the Aggregate Borrowing Base, the Canadian Borrowing Base, the Dutch Borrowing Base, the Puerto Rican Borrowing Base, the UK Borrowing Base and the US Borrowing Base.

“Borrowing Base Certificate” means, individually and collectively, each of the Aggregate Borrowing Base Certificate, the US Borrowing Base Certificate, the UK Borrowing Base Certificate, the Canadian Borrowing Base Certificate, the Puerto Rican Borrowing Base Certificate and the Dutch Borrowing Base Certificate.

“Borrowing Base Supplemental Documentation” means the items described on Schedule 5.01(g).

“Borrowing Request” means a request by the Borrower Representative for a Borrowing of Revolving Loans in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in which interest on such Eurocurrency Loan is calculated in the London interbank market, (b) when used in connection with a European Swingline Loan denominated in Euros or a Eurocurrency Loan denominated in Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day (as determined by the Administrative Agent) and (c) when used in connection with any European Loan or European Letter of Credit, the term “Business Day” shall also exclude any day in which commercial banks in the country where the applicable European Borrower is organized are authorized or required by law to remain closed.

“CAML Legislation” as defined in Section 9.14.

“Canadian Benefit Plan” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Canadian Loan Party or any Subsidiary of any Canadian Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Borrowing Base” means, at any time, with respect to the Canadian Loan Parties, the sum of:

(a) the sum of (i) the product of (A) 85% multiplied by (B) the Canadian Loan Parties’ Eligible Accounts (other than Eligible Credit Card Accounts Receivable and Eligible Investment Grade Accounts) at such time, minus the Dilution Reserve related to the Canadian Loan Parties, minus any other Reserve related to such Accounts of the Canadian Loan Parties, (ii) the product of (A) 90% multiplied by (B) the Canadian Loan Parties’ Eligible Credit Card Accounts Receivable at such time minus the Dilution Reserve related to the Canadian Loan Parties, minus any other Reserve related to such Accounts of the Canadian Loan Parties, (iii) the product of (A) 90% multiplied by (B) the Canadian Loan Parties’ Eligible Investment Grade Accounts, minus the Dilution Reserve related to the Canadian Loan Parties minus any other Reserve related to such Accounts of the Canadian Loan Parties and (iv) the product of (A) 75% multiplied by (B) the Eligible Uninvoiced Accounts Receivable of the Canadian Loan Parties at such time minus the Dilution Reserve related to the Canadian Loan Parties, minus any other Reserve related to such Accounts of the Canadian Loan Parties, plus

(b) the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent on or after the Second Restatement Date multiplied by the Canadian Loan Parties’ Eligible Inventory, valued at the lower of cost (determined on a first-in-first-out basis or average cost basis) or market value, at such time minus any Reserves related to the Eligible Inventory of the Canadian Loan Parties, plus

(c) the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent on or after the Second Restatement Date multiplied by the Canadian Loan Parties’ Eligible LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis or average cost basis) or market value, at such time minus, without duplication of any Reserves accounted for in clause (b) above, Reserves related to the Eligible LC Inventory of the Canadian Loan Parties.

The Administrative Agent may, in its Permitted Discretion, adjust Reserves used in computing the Aggregate Borrowing Base and the Canadian Borrowing Base, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative and the Lenders. The Aggregate Borrowing Base and the Canadian Borrowing Base at any time shall be determined by reference to the most recent Aggregate Borrowing Base Certificate and each other Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01 of this Agreement.

For the avoidance of doubt, assets of the Canadian Loan Parties that would otherwise constitute Eligible Accounts, Eligible Credit Card Accounts Receivable, Eligible Investment Grade Accounts, Eligible Uninvoiced Accounts, Eligible Inventory or Eligible LC Inventory and could be included in the Canadian Borrowing Base shall be included in the Canadian Borrowing Base solely at the election of the Company.

“Canadian Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-6 or another form which is acceptable to the Administrative Agent in its sole discretion.

“Canadian Dollars” or “C$” refers to the lawful currency of Canada.

“Canadian DB Plan” means any Canadian Pension Plan required to be registered under Canadian federal or provincial law which contains a “defined benefit provision” as defined in subsection 147.1(l) of the Income Tax Act (Canada).

“Canadian Loan Party” means any Loan Party organized under the laws of Canada.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party operating in Canada in respect of its employees or former employees in Canada, but does not include statutory pension plans which a Loan Party is required to participate in or comply with (including the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively).

“Canadian Prior Claims” means, in respect of the Canadian Loan Parties, all Liens created by applicable law (in contrast with Liens voluntarily granted), or interests similar thereto under applicable law, which rank or are capable of ranking prior or pari passu with the Liens created by the Collateral Documents including for amounts owing for, or in respect of, employee source deductions, wages, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Quebec corporate taxes, pension fund obligations and overdue rents.

“Canadian Security Agreement” means (a) that certain Canadian Security Agreement, in form and substance reasonably acceptable to the Administrative Agent, between the Canadian Loan Parties party thereto and the US Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks) and the Canadian hypothecs granted by the Canadian Loan Parties in favor of the US Collateral Agent and documents related thereto pursuant to the laws of the Province of Quebec, (b) any other pledge or security agreement entered into, on or after the Second Restatement Date by any other Canadian Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any Loan Party organized in Canada (or any other property located therein)), or any other Person and (c) any other pledge or security agreement entered into, on or after the Second Restatement Date, by any Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on any property located in Canada), which charge or security agreement is designated by the Administrative Agent as a “Canadian Security Agreement”, in each case as the same may be amended, restated or otherwise modified from time to time.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its subsidiaries as shown in the statement of cash flows prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company, (ii) appointed by directors so nominated nor (iii) approved by the board of directors of the Company as director candidates prior to their election; or (c) the Company shall cease to own, free and clear of all Liens or other encumbrances (other than Liens created pursuant to any Loan Document), 100% of the outstanding voting Equity Interests of the Borrowers (other than the Company) on a fully diluted basis (other than any directors’ qualifying shares of any Borrower).

“Change in Law” means (a) the adoption of any law, rule, regulation, practice or concession after the date of this Agreement, (b) any change in any law, rule or regulation, practice or concession or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, (d) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel

Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted, issued or implemented or (e) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the applicable Collateral Agent (on behalf of the Agents, the Lenders, and the Issuing Banks) pursuant to the Collateral Documents in order to secure the Secured Obligations.

“Collateral Access Agreement” means, individually and collectively, each “Collateral Access Agreement” referred to in any Security Agreement.

“Collateral Agent” means, individually and collectively, the US Collateral Agent and European Collateral Agent.

“Collateral Document” means, individually and collectively, each Security Agreement and each other document granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Collection Account” means, individually and collectively, each “Collection Account” referred to in any Security Agreement.

“Commitment” means, with respect to each Lender, individually and collectively, the Facility A Commitment and the Facility B Commitment of such Lender.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commitment Utilization Percentage” means, on any date, the percentage equivalent to a fraction (a) with respect to Facility A, (i) the numerator of which is the total Facility A Revolving Exposure and (ii) the denominator of which is the aggregate amount of the Facility A Commitments (or, on any day after termination of the Facility A Commitments, the aggregate amount of the Facility A Commitments in effect immediately preceding such termination) and (b) with respect to Facility B, (i) the numerator of which is the total Facility B Revolving Exposure and (ii) the denominator of which is the aggregate amount of the Facility B Commitments (or, on any day after termination of the Facility B Commitments, the aggregate amount of the Facility B Commitments in effect immediately preceding such termination).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” means Office Depot, Inc., a Delaware corporation.

“Company Plan” has the meaning assigned to such term in Section 5.07(b).

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).

“Consignment Transaction” means any consignment transaction between the Company or its subsidiaries and an Original Vendor in which (i) inventory is sold to the Original Vendor for fair market value in exchange for cash consideration and (ii) such inventory is consigned by the Original Vendor to the Company or its subsidiaries for resale.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under Sections 38 or 47 of the UK Pensions Act 2004.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Debt” has the meaning assigned to such term in Section 9.21.

“Credit Card Account Receivables” means any receivables due to any Loan Party in connection with purchases from and other goods and services provided by such Loan Party on the following credit cards: Visa, MasterCard, American Express, Diners Club, Discover, Carte Blanche and such other credit cards as the Administrative Agent shall reasonably approve from time to time, in each case which have been earned by performance by such Loan Party but not yet paid to such Loan Party by the credit card issuer or the credit card processor, as applicable.

“Credit Exposure” means, as to any Facility A Lender or Facility B Lender at any time, the sum of (a) such Lender’s Facility A Revolving Exposure or Facility B Revolving Exposure, as applicable, at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Facility A Protective Advances or Facility B Protective Advances, as applicable, outstanding at such time.

“Credit Party” means the Administrative Agent, the European Administrative Agent, the Collateral Agents, the Issuing Banks, the Swingline Lender or any other Lender.

“Currency of Payment” has the meaning assigned to such term in Section 9.19.

“Customer Credit Liability Reserves” means, at any time, 50% of the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards sold by the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price of Inventory, and (b) outstanding merchandise credits issued by and customer deposits received by the Loan Parties.

“Customer-Specific Inventory” means Inventory specifically identified or produced for a particular customer.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the European Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.

“Deferred Cash Discounts” means, with respect to any Loan Party, cash discounts earned by such Loan Party for early payments to vendors which reduce net Inventory costs for such Loan Party.

“Departing Lender” has the meaning assigned to such term in Section 2.19(b).

“Deposit Account Control Agreement” means, individually and collectively, each “Deposit Account Control Agreement” referred to in any Security Agreement.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrowers.

“Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the 12 most recently ended fiscal months divided by (b) total gross sales for the 12 most recently ended fiscal months.

“Dilution Reserve” means, at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts (other than Eligible Investment Grade Accounts), Eligible Credit Card Accounts Receivable, Eligible Investment Grade Accounts or Uninvoiced Accounts Receivable of the applicable Loan Parties, as the context may require, on such date; provided that at all times that the Dilution Ratio is less than 5.0%, the Dilution Reserve shall be zero.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06 and the underfunding liabilities disclosed on Schedule 3.10.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Document” has the meaning assigned to such term in the US Security Agreement.

“Documentation Agents” means, individually and collectively, U.S. Bank National Association, Fifth Third Bank, an Ohio Banking Corporation, SunTrust Bank and NYCB Specialty Finance Company, LLC in their capacity as Documentation Agents.

“Dollar Equivalent” means with respect to any amount at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, and (b) if such amount is expressed in an Acceptable Foreign Currency, the amount of dollars that would be required to purchase the amount of such currency based upon the Spot Selling Rate as of such date of determination.

“dollars” or “$” means the lawful money of the United States.

“Dutch Borrower” means, individually and collectively, (a) Office Depot International B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the law of the Netherlands, having its registered seat (statutaire zetel) in Venlo, the Netherlands, registered with the Chamber of Commerce of Limburg, the Netherlands under number 12066591 and having its office address at Columbusweg 33, 5928 LA, Venlo, the Netherlands, (b) Office Depot B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the law of the Netherlands, having its registered seat (statutaire zetel) in Venlo, the Netherlands, registered with the Chamber of Commerce of Limburg, the Netherlands under number 05047775 and having its office address at Columbusweg 33, 5928 LA, Venlo, the Netherlands and (c) Office Depot Finance B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the law of the Netherlands, having its registered seat (statutaire zetel) in Venlo, the Netherlands, registered with the Chamber of Commerce of Limburg, the Netherlands under number 12067691 and having its office address at Columbusweg 33, 5928 LA, Venlo, the Netherlands.

“Dutch Borrowing Base” means, at any time, with respect to the Dutch Loan Parties, the sum of:

(a) the sum of (i) the product of (A) 85% multiplied by (B) the Dutch Loan Parties’ Eligible Accounts (other than Eligible Credit Card Accounts Receivable and Eligible Investment Grade Accounts) at such time, minus the Dilution Reserve related to the Dutch Loan Parties, minus any other Reserve related to such Accounts of the Dutch Loan Parties, (ii) the product of (A) 90% multiplied by (B) the Dutch Loan Parties’ Eligible Credit Card Accounts Receivable at such time minus the Dilution Reserve related to the Dutch Loan Parties, minus any other Reserve related to such Accounts of the Dutch Loan Parties, (iii) the product of (A) 90% multiplied by (B) the Dutch Loan Parties’ Eligible Investment Grade Accounts, minus the Dilution Reserve related to the Dutch Loan Parties minus any other Reserve related to such Accounts of the Dutch Loan Parties and (iv) the product of (A) 75% multiplied by (B) the Eligible Uninvoiced Accounts Receivable of the Dutch Loan Parties at such time minus the Dilution Reserve related to the Dutch Loan Parties minus any other Reserve related to such Accounts of the Dutch Loan Parties, plus

(b) the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent on or after the Second Restatement Date multiplied by the Dutch Loan Parties’ Eligible Inventory, valued at the lower of cost (determined on a first-in-first-out basis or average cost basis) or market value, at such time minus any Reserves related to the Eligible Inventory of the Dutch Loan Parties, plus

(c) the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent on or after the Second Restatement Date multiplied by the Dutch Loan Parties’ Eligible LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis or average cost basis) or market value, at such time minus, without duplication of any Reserves accounted for in clause (b) above, Reserves related to the Eligible LC Inventory of the Dutch Loan Parties.

The Administrative Agent may, in its Permitted Discretion, adjust Reserves used in computing the Aggregate Borrowing Base and the Dutch Borrowing Base, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative and the Lenders. The Aggregate Borrowing Base and the Dutch Borrowing Base at any time shall be determined by reference to the most recent Aggregate Borrowing Base Certificate and each other Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01 of this Agreement.

For the avoidance of doubt, assets of the Dutch Loan Parties that would otherwise constitute Eligible Accounts, Eligible Credit Card Accounts Receivable, Eligible Investment Grade Accounts, Eligible Uninvoiced Accounts, Eligible Inventory or Eligible LC Inventory and could be included in the Dutch Borrowing Base shall be included in the Dutch Borrowing Base solely at the election of the Company.

“Dutch Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of each Dutch Borrower, in substantially the form of Exhibit B-5 or another form which is acceptable to the Administrative Agent in its sole discretion.

“Dutch Collection Account Pledge” has the meaning assigned to such term in the definition of “Dutch Security Agreement”.

“Dutch Loan Party” means, individually and collectively, any Loan Party (including the Dutch Borrowers) incorporated under the laws of the Netherlands.

“Dutch Receivables Pledge” has the meaning assigned to such term in the definition of “Dutch Security Agreement”.

“Dutch Security Agreement” means (a) a Dutch law deed of pledge of movables, dated as of the Initial Effective Date, among Office Depot B.V. and Office Depot International B.V. as pledgors and the European Collateral Agent as pledgee, (b) a Dutch law undisclosed deed of pledge of receivables, dated as of the Initial Effective Date, among Office Depot B.V. and Office Depot International B.V. as pledgors and the European Collateral Agent as pledgee (the “Dutch Receivables Pledge”), (c) a Dutch law deed of pledge of collection accounts, dated as of the Initial Effective Date, among Office Depot B.V. and Office Depot International B.V. as pledgors and the European Collateral Agent as pledgee (the “Dutch Collection Account Pledge”), (d) a Dutch law deed of pledge of non-collection bank accounts, dated as of the Initial Effective Date, among Office Depot B.V. and Office Depot International B.V. as pledgors and the European Collateral Agent as pledgee, (e) a Dutch law disclosed deed of pledge of intercompany receivables, dated as of the Initial Effective Date, among Office Depot B.V. and Office Depot International B.V. as pledgors and the European Collateral Agent as pledgee, (f) any other pledge or security agreement entered into, on or after Second Restatement Date, by any other Dutch Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any Dutch Loan Party (or any other property located in the Netherlands)) and (g) any other charge or security agreement entered into, on or after the Second Restatement Date, by any Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on any property located in the Netherlands), which charge or security agreement is designated by the European Administrative Agent as a “Dutch Security Agreement”, in each case as the same may be amended, restated or otherwise modified from time to time.

“Early Maturing Notes” means the Existing 2019 Notes and any extension, refinancing, replacement or renewal thereof (or of other Early Maturing Notes) that has a scheduled maturity date on or prior to the Outside Date.

“EBITDAR” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) Rentals for such period, (v) any items of loss resulting from the sale of assets other than in the ordinary course of business for such period, (vi) any non-cash charges for tangible or intangible impairments or asset write downs for such period (excluding any write downs for write-offs of Inventory) and (vii) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), minus (b) without duplication and to the extent included in Net Income, (i) any items of gain resulting from the sale of assets other than in the ordinary course of business for such period, (ii) any cash payments made during such period in respect of non-cash charges described in clause (a)(vii) taken in a prior period and (iii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Company and its subsidiaries on a consolidated basis in accordance with GAAP.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for any Borrower, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, the European Administrative Agent, any Issuing Bank or any of their respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, at any time, the Accounts of any Loan Party which in accordance with the terms hereof are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit hereunder. Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the applicable Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks);

(b) which is subject to any Lien other than (i) a Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks), and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the applicable Collateral Agent;

(c) with respect to which (i) the scheduled due date is more than 60 days after the original invoice date, (ii) is unpaid more than (A) 90 days after the date of the original invoice therefor or (B) 60 days after the original due date, or (iii) which has been written off the books of a Loan Party or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor which are unpaid more than 90 days from the date of invoice or more than 60 days from the due date); provided that Accounts owing by Investment Grade Account Debtor in an aggregate amount (for all Borrowing Bases) not to exceed $25,000,000 at any time may be included in Eligible Accounts, so long as no such Account is not unpaid more than 120 days after the date of the original invoice therefor or more than 120 days after the original due date;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to (i) such Loan Party exceeds 15% of the aggregate amount of Eligible Accounts of such Loan Party or (ii) all Loan Parties exceeds 15% of the aggregate amount of Eligible Accounts of all Loan Parties.

(f) with respect to which any covenant, representation, or warranty contained in this Agreement or in any applicable Security Agreement has been breached or is not true;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon a Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason to the extent of such returned payment;

(j) which is owed by an Account Debtor that (i) has applied for or been the subject of a petition or application for, suffered, or consented to the appointment of any receiver, custodian, trustee, administrator, liquidator or similar official for such Account Debtor or its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, under any Insolvency Laws, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, adjustment of debts, stay of proceedings, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) has become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain a material office in the United States, Puerto Rico or Canada (in each case, if an Account Debtor of a US Loan Party), the United States or Canada (in each case, if an Account Debtor of any Canadian Loan Party), the United States or Puerto Rico (in each case, if an Account Debtor of a Puerto Rican Loan Party), England and Wales or Scotland (in each case, if an Account Debtor of any UK Borrower) or the Netherlands (if an Account Debtor of any Dutch Borrower) or (ii) is not organized under any applicable law of the United States, any State of the United States or the District of Columbia, Puerto Rico, Canada or any province or territory of Canada (in each case, if an Account Debtor of a US Loan Party), the United States, any State of the United States or the District of Columbia, Canada or any province or territory of Canada (in each case, if an Account Debtor of a Canadian Loan Party), the United States or Puerto Rico (in each case, if an Account Debtor of a Puerto Rican Loan Party), England and Wales or Scotland (in each case, if an Account Debtor of any UK Borrower) or the Netherlands (if an Account Debtor of any Dutch Borrower) unless, in any such case, such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;

(m) which is owed in any currency (i) other than dollars or Canadian Dollars with respect to the US Loan Parties, Canadian Loan Parties or Puerto Rican Loan Parties, or (ii) other than dollars or an Acceptable Foreign Currency with respect to the EU Loan Parties;

(n) [reserved];

(o) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(p) [reserved];

(q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(t) with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, provincial, territorial, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(w) which was created on cash on delivery terms;

(x) which is subject to any limitation on assignments or other security interests (whether arising by operation of law, by agreement or otherwise), unless the applicable Collateral Agent has determined that such limitation is not enforceable;

(y) which is governed by the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia, Puerto Rico, Canada or any province or territory of Canada (in each case, with respect to an Account Debtor of a US Loan Party), the United States, any State thereof or the District of Columbia, Canada or any province or territory of Canada (in each case, with respect to an Account Debtor of any Canadian Loan Party), the United States, any State thereof or the District of Columbia or Puerto Rico (in each case, with respect to an Account Debtor of a Puerto Rican Loan Party), England and Wales or Scotland (in each case, with respect to an Account Debtor of any UK Borrower) or the Netherlands (with respect to an Account Debtor of any Dutch Borrower);

(z) in respect of which the Account Debtor is a consumer within applicable consumer protection legislation; or

(aa) which the Administrative Agent in its Permitted Discretion determines may not be paid by reason of the Account Debtor’s inability to pay;

provided that (x) the Aggregate Availability represented by the Eligible Canadian Accounts in the US Borrowing Base shall not exceed $25,000,000 at any time and (y) the Aggregate Availability represented by the Eligible Puerto Rican Accounts in the US Borrowing Base shall not exceed $25,000,000 at any time; provided further that so long as a Level 5 Minimum Aggregate Availability Period is not in effect, with respect to each of the Canadian Borrowing Base, the Dutch Borrowing Base, the Puerto Rican Borrowing Base, the UK Borrowing Base and the US Borrowing Base, up to 50% of the amount that would have been included in such Borrowing Base if not for clause (q) above may be included in such Borrowing Base (and any Account included in any Borrowing Base as a result of this proviso shall (to the extent so included) be deemed to constitute an “Eligible Account” for all other purposes of the Loan Documents); provided further that during a Level 5 Minimum Aggregate Availability Period, in the Administrative Agent’s Permitted Discretion, Eligible Accounts shall not include any Account which is owed by any Governmental Authority (or any department, agency, public corporation, or instrumentality thereof, excluding states and localities of the United States of America) of any country (other than the United Kingdom) and except (x) to the extent that the subject Account Debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the applicable Collateral Agent in such Account have been complied with to the satisfaction of such applicable Collateral Agent and (y) to the extent that the subject Account Debtor is the government of Canada, or any department, agency, public corporation or instrumentality thereof and has complied with the Financial Administration Act (Canada), as amended, and any other steps necessary to perfect the Lien of the applicable Collateral Agent in such Account have been complied with to the satisfaction of such applicable Collateral Agent; provided further that from and after the date that is 60 days after the Second Restatement Date, no Accounts of the Canadian Loan Parties, the Dutch Loan Parties or the UK Loan Parties shall be “Eligible Accounts” prior to the completion on or after the Second Restatement Date of a satisfactory field examination inclusive of the Canadian Loan Parties’, the Dutch Loan Parties’ or the UK Loan Parties’, as applicable, Accounts Receivable.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three days after delivery of notice thereof to the Borrower Representative and the Lenders.

“Eligible Canadian Account” means any Eligible Account owing to a US Loan Party or a Canadian Loan Party by an Account Debtor organized under the laws of Canada.

“Eligible Canadian Inventory” means any Eligible Inventory owned by a US Loan Party or a Canadian Loan Party which is located in Canada.

“Eligible Credit Card Account Receivable” means any Credit Card Account Receivable that (i) has been earned and represents the bona fide amounts due to a Loan Party from a credit card processor and/or credit card issuer, and in each case originated in the ordinary course of business of the applicable Loan Party and (ii) is not excluded as an Eligible Credit Card Account Receivable pursuant to any of clauses (a) through (i) below; provided that from and after the date that is 60 days after the Second Restatement Date, no Credit Card Accounts Receivable of the Canadian Loan Parties, the Dutch Loan Parties or the UK Loan Parties shall be “Eligible Credit Card Accounts Receivable” prior to the completion on or after the Second Restatement Date of a satisfactory field examination after the Second Restatement Date inclusive of the Canadian Loan Parties’, the Dutch Loan Parties’ or the UK Loan Parties’, as applicable, Credit Card Accounts Receivable. Without limiting the foregoing, to qualify as an Eligible Credit Card Account Receivable, a Credit Card Account Receivable shall indicate no person other than a Loan Party as payee or remittance party. Eligible Credit Card Account Receivable shall not include any Credit Card Account Receivable if:

(a) such Credit Card Account Receivable is not owned by a Loan Party and such Loan Party does not have good or marketable title to such Credit Card Account Receivable;

(b) such Credit Card Account Receivable does not constitute an “Account” (as defined in the UCC) or such Credit Card Account Receivable has been outstanding more than five Business days;

(c) the credit card issuer or credit card processor of the applicable credit card with respect to such Credit Card Account Receivable is the subject of any bankruptcy or insolvency proceedings;

(d) such Credit Card Account Receivable is not a valid, legally enforceable obligation of the applicable credit card issuer with respect thereto;

(e) such Credit Card Account Receivable is not subject to a properly perfected security interest in favor of the Administrative Agent, or is subject to any Lien whatsoever other than Permitted Encumbrances contemplated by the processor agreements and for which appropriate reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established or maintained by the Loan Parties;

(f) such Credit Card Account Receivable does not conform in all material respects to all representations, warranties or other provisions in the Loan Documents or in the credit card agreements relating to such Credit Card Account Receivable;

(g) such Credit Card Account Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of such Credit Card Account Receivable or unpaid credit card processor fees;

(h) such Credit Card Account Receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent; or

(i) such Credit Card Account Receivable does not meet such other usual and customary eligibility criteria for Credit Card Account Receivables as the Administrative Agent may determine from time to time in its Permitted Discretion.

In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Account Receivable, the face amount thereof shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card arrangements and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the applicable Loan Party to reduce the amount of such Eligible Credit Card Account Receivable.

“Eligible Inventory” means, at any time, the Inventory of a Loan Party which in accordance with the terms hereof is eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit hereunder. Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks) under the laws of the country where such Inventory is located;

(b) which is subject to any Lien other than (i) a Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks) and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks);

(c) which, in the Administrative Agent’s Permitted Discretion, is determined to be slow moving, obsolete, unmerchantable, defective, used, unfit for sale or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation, or warranty contained in this Agreement or any applicable Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e) in which any Person other than the applicable Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory (including without limitation any Inventory sold to an Original Vendor in connection with a Consignment Transaction pursuant to Section 6.05(o)) or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, goods used for demonstration to the extent not saleable or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the United States, Puerto Rico or Canada (in each case, with respect to Inventory owned by a US Loan Party), the United States or Canada (in each case, with respect to Inventory owned by any Canadian Loan Party), the United States or Puerto Rico (in each case, with respect to Inventory owned by any Puerto Rican Loan Party), England and Wales or Scotland (in each case, with respect to Inventory owned by any UK Borrower) or the Netherlands (with respect to Inventory owned by any Dutch Borrower) or is in transit with a common carrier from vendors and suppliers other than Eligible LC Inventory;

(h) which is located in any (i) warehouse, cross-docking facility, distribution center, regional distribution center or depot or (ii) any retail store located in a jurisdiction providing for a common law landlord’s lien on the personal property of tenants, in each case leased by the applicable Loan Party unless (A) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (B) a Rent Reserve has been established by the Administrative Agent;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to paragraph (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) a Rent Reserve has been established by the Administrative Agent;

(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(l) which is the subject of a consignment by the applicable Loan Party as consignor;

(m) which a Loan Party has acquired owing to a flash title transfer;

(n) which contains or bears any intellectual property rights licensed to the applicable Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) the consent of each applicable licensor, (ii) infringing the rights of such licensor, (iii) violating any contract with such licensor or (iv) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o) which is not reflected in a current perpetual inventory report of such Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory and constitutes Eligible LC Inventory); provided that the Inventory of Axidata Inc. and TechDepot which is reflected in the general inventory ledger of such Loan Party shall be deemed Eligible Inventory;

(p) for which reclamation rights have been asserted by the seller;

(q) (i) for which any contract relating to such Inventory expressly includes retention of title in favor of the vendor or supplier thereof or (ii) for which any contract relating to such Inventory does not address retention of title and the relevant Loan Party has not represented to the Administrative Agent that there is no retention of title in favor of the vendor or supplier thereof; provided that up to 50% of the value of any Inventory of the type described in clause (ii) shall be deemed Eligible Inventory to the extent applicable Retention of Title Reserves have been established in respect thereof;

(r) which is Customer-Specific Inventory;

(s) which is in transit from any Loan Party to another Loan Party or from any Loan Party to a warehouse owned or leased by such Loan Party or another Loan Party for a period exceeding 15 days;

(t) which is located at any store that has been closed for more than 60 days; or

(u) which has been acquired from a Sanctioned Person;

provided, that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication, any amounts representing (a) Deferred Cash Discounts; (b) Vendor Rebates; (c) costs included in Inventory relating to advertising; (d) the shrink reserve; and (e) the unreconciled discrepancy between the general inventory ledger and the perpetual Inventory ledger, to the extent the general Inventory ledger reflects less Inventory than the perpetual inventory ledger; provided further that (x) the Aggregate Availability represented by the Eligible Canadian Inventory in the US Borrowing Base shall not exceed $25,000,000 at any time and (y) the Aggregate Availability represented by the Eligible Puerto Rican Inventory in the US Borrowing Base shall not exceed $25,000,000 at any time; provided further that no Inventory of the Canadian Loan Parties, the Dutch Loan Parties or the UK Loan Parties shall be “Eligible Inventory” prior to the completion on or after the Second Restatement Date of a satisfactory field examination and appraisal of such Inventory.

Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three days after delivery of notice thereof to the Borrower Representative and the Lenders.

“Eligible Investment Grade Account” means, at any time, any Eligible Account for which the Account Debtor in respect thereof is an Investment Grade Account Debtor.

“Eligible LC Inventory” means the value of commercial and documentary Letters of Credit issued relating to Inventory that has or will be shipped to a Loan Party’s location (as to which, in the case of locations leased by a Loan Party, a Collateral Access Agreement has been obtained, or appropriate Rent Reserves have been taken) and which Inventory (a) is or will be owned by a Loan Party, (b) is fully insured on terms satisfactory to the applicable Collateral Agent, (c) is subject to a first priority Lien upon such goods in favor of the Collateral Agent (except for any possessor Lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Loan Party and other Permitted Encumbrances), (d) is evidenced or deliverable pursuant to documents, notices, instruments, statements and bills of lading that have been delivered to the applicable Collateral Agent or an agent acting on its behalf and (e) is otherwise deemed to be “Eligible Inventory” hereunder; provided further that no such Inventory of the Canadian Loan Parties, the Dutch Loan Parties or the UK Loan Parties shall be “Eligible LC Inventory” prior to the completion on or after the Second Restatement Date of a satisfactory field examination and appraisal of such Inventory of the Canadian Loan Parties’, the Dutch Loan Parties’, or UK Loan Parties’, as applicable; provided further that the Aggregate Availability represented by the Eligible LC Inventory in the US Borrowing Base, the UK Borrowing Base, the Canadian Borrowing Base, the Puerto Rican Borrowing Base and the Dutch Borrowing Base, collectively, shall not exceed $100,000,000 at any time. The applicable Collateral Agent shall have the right to establish, modify or eliminate Reserves against Eligible LC Inventory from time to time in its Permitted Discretion. In addition, the applicable Collateral Agent shall have the right, from time to time, to adjust any of the criteria set forth above and to establish new criteria with respect to Eligible LC Inventory in its Permitted Discretion, subject to the approval of the Administrative Agent in the case of adjustments, new criteria or the elimination of Reserves which have the effect of making more credit available or are otherwise adverse to the Lenders; provided, however, for the avoidance of doubt, no such approval shall be required in the case of any adjustment or the elimination of Reserves caused by operation of the provisions of this Agreement relating to the Aggregate Borrowing Base.

“Eligible Puerto Rican Account” means any Eligible Account owing to a US Loan Party or a Puerto Rican Loan Party by an Account Debtor organized under the laws of Puerto Rico.

“Eligible Puerto Rican Inventory” means any Eligible Inventory owned by a US Loan Party or a Puerto Rican Loan Party which is located in Puerto Rico.

“Eligible Uninvoiced Account Receivable” means, at any time, any Account of any Loan Party that is not invoiced which would be excluded from eligibility as an Eligible Account Receivable solely as a result of the application of clause (c) or clause (g)(ii) in the definition thereof. Eligible Uninvoiced Account Receivable shall not include any Account not invoiced:

(a) which does not relate to delivered goods; and

(b) which is uninvoiced within 30 days of delivery of the goods relating thereto;

provided that the Aggregate Availability represented by the Eligible Uninvoiced Accounts Receivable in the US Borrowing Base, the UK Borrowing Base, the Canadian Borrowing Base, the Puerto Rican Borrowing Base and the Dutch Borrowing Base, collectively, shall not exceed $100,000,000 at any time; provided further that from and after the date that is 60 days after the Second Restatement Date, no Accounts of the Canadian Loan Parties, the Dutch Loan Parties or the UK Loan Parties shall be “Eligible Uninvoiced Accounts Receivable” prior to the completion on or after the Second Restatement Date of a satisfactory field examination inclusive of the Canadian Loan Parties’, the Dutch Loan Parties’ or the UK Loan Parties’, as applicable, Accounts Receivable.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, presence, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the presence of or exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA and (b) any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period referred to in Section 4043(c) of ERISA is waived); (b) the existence with respect to any Plan of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975(c) of the Code; (c) any failure of any Plan to satisfy the “minimum funding standard” applicable to such Plan (as such term is defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure of any Loan Party or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan including, without limitation, the imposition of any Lien in favor of the PBGC or any Plan; (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (h) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 431 or 432 of the Code or Section 304, 305 or Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Loan Parties” means, individually and collectively, the Dutch Loan Parties, the UK Loan Parties and any other Loan Party that is organized in a member State of the European Union.

“Euro” or “€” refers to the single currency of the Participating Member States.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Administrative Agent” means JPMorgan Chase Bank, N.A., London Branch, and its successors and assigns in such capacity (or such of its Affiliates as it may designate from time to time).

“European Availability” means an amount equal to the lesser of (a) the European Sublimit and (b) the Aggregate Borrowing Base minus the total Revolving Exposure.

“European Borrower” means, individually and collectively, any UK Borrower and any Dutch Borrower.

“European Borrowing Base” means the sum of the Canadian Borrowing Base, the Dutch Borrowing Base, the Puerto Rican Borrowing Base and the UK Borrowing Base; provided that the maximum amount of the Puerto Rican Borrowing Base which may be included as part of the European Borrowing Base is $25,000,000.

“European Collateral Agent” means JPMorgan Chase Bank, N.A., London Branch, in its capacity as security trustee for itself, the Administrative Agent, the Issuing Banks and the Lenders, and its successors in such capacity (or such of its Affiliates as it may designate from time to time).

“European Full Cash Dominion Period” means any Minimum European Availability Period or any Total Full Cash Dominion Period; provided that a European Full Cash Dominion Period may be discontinued no more than twice in any period of twelve consecutive months.

“European Group” means, collectively, the European Borrowers and their Subsidiaries.

“European Letter of Credit” means any letter of credit or similar instrument (including a bank guarantee) acceptable to the applicable Issuing Bank issued for the purpose of providing credit support to a European Borrower.

“European Loan Parties” means, individually and collectively, the Canadian Loan Parties, the Dutch Loan Parties, the Puerto Rican Loan Parties, the UK Loan Parties and any other Loan Party that is organized in a member State of the European Union.

“European Loans” means, individually and collectively, the European Revolving Loans, the European Swingline Loans and the European Protective Advances.

“European Protective Advance” has the meaning assigned to such term in Section 2.04.

“European Revolving Loan” means a Revolving Loan made to a European Borrower.

“European Sublimit” means, at all times prior to the termination of the European Sublimit in accordance with Section 2.09, an amount equal to the Facility B Commitments then in effect.

“European Swingline Lender” means JPMorgan Chase Bank, N.A., London Branch, in its capacity as lender of European Swingline Loans hereunder, and its successors and assigns in such capacity.

“European Swingline Loan” means a Swingline Loan made to a European Borrower.

“Events of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor (other than the Borrower), (a) any Swap Obligation in respect of a Swap if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, the European Administrative Agent, either Collateral Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document, (a) any Other Connection Taxes, (b) U.S. federal withholding imposed by a Requirement of Law (including FATCA) in effect at the time a Foreign Lender (other than an assignee under Section 2.19(b)) becomes a party hereto (or designates a new lending office), with respect to any payment made by or on account of any obligation of a US Borrower to such Foreign Lender, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under clause (a) of Section 2.17 or (c) Taxes attributable to a Lender’s failure to comply with Section 2.17(h).

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of May 11, 2011 (as amended prior to the Second Restatement Date), among the Borrowers, the other borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto.

“Existing Installment Notes” means the 4.98% installment notes due 2020 and held by OMX Timber Finance Investment I, LLC.

“Existing Letters of Credit” means the letters of credit referred to on Schedule 2.06 hereto.

“Existing Mortgages” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent or the applicable Collateral Agent, in each case for the benefit of the Credit Parties, which mortgages were in existence immediately prior to the Second Restatement Date and are set forth on Schedule 1.01(e).

“Existing Timber Notes” means the 5.42% securitization notes due 2019 and issued by OMX Timber Finance Investment I, LLC.

“Existing 2019 Notes” means the Company’s existing 9.75% senior notes due 2019.

“Exiting Lender” means any Lender (as defined in the Existing Credit Agreement) immediately prior to the Second Restatement Date that is not a Lender on the Second Restatement Date.

“Facility”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Facility A Loans or Facility B Loans.

“Facility A” means the Facility A Commitments and the extensions of credit made thereunder.

“Facility A Commitment” means, with respect to each Facility A Lender, the commitment, if any, of such Lender to make Facility A Revolving Loans and to acquire participations in Facility A Letters of Credit, Facility A Protective Advances and Facility A Swingline Loans, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Facility A Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09, (b) assignments by or to such Lender pursuant to Section 9.04 and (c) Section 2.22. The amount of each Lender’s Facility A Commitment as of the Second Restatement Date is set forth on the Commitment Schedule, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Facility A Commitment or in the supplement to this Agreement pursuant to which such Lender shall have provided an additional Facility A Commitment in accordance with Section 2.22, as applicable. As of the Second Restatement Date, the aggregate amount of Facility A Commitments is $1,000,000,000.

“Facility A LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Facility A Letters of Credit at such time for the account of the Company plus (b) the aggregate amount of all LC Disbursements in respect of Facility A Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The Facility A LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Facility A LC Exposure at such time.

“Facility A Lenders” means the Persons listed on the Commitment Schedule as having a Facility A Commitment, any other Person that shall acquire a Facility A Commitment pursuant to an Assignment and Assumption and any other Person that shall provide an additional Facility A Commitment in accordance with Section 2.22, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Facility A Letter of Credit” means any letter of credit or similar instrument (including a bank guarantee) that is (a) acceptable to the applicable Issuing Bank and (b) issued pursuant to Facility A for the purpose of providing credit support to the Company.

“Facility A Loans” means, individually and collectively, the Facility A Revolving Loans, the Facility A Swingline Loans and the Facility A Protective Advances.

“Facility A Obligations” means all unpaid principal of and accrued and unpaid interest on the Facility A Loans (or which would have accrued but for the commencement of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), all Facility A LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Facility A Lenders or to any Facility A Lender, the Administrative Agent, any Issuing Bank in respect of a Facility A Letter of Credit or any indemnified party arising under the Loan Documents.

“Facility A Protective Advance” has the meaning assigned to such term in Section 2.04.

“Facility A Protective Advance Exposure” means, at any time, the aggregate principal amount of all outstanding Facility A Protective Advances at such time. The Facility A Protective Advance Exposure of any Lender at any time shall be its Applicable Percentage of the total Facility A Protective Advance Exposure at such time.

“Facility A Revolving Exposure” means, with respect to any Facility A Lender at any time, the sum of the outstanding principal amount of such Lender’s Facility A Revolving Loans and its Facility A LC Exposure plus an amount equal to its Applicable Percentage of the aggregate principal amount of Facility A Swingline Loans outstanding at such time.

“Facility A Revolving Loans” has the meaning assigned to such term in Section 2.01.

“Facility A Swingline Exposure” means, at any time, the aggregate principal amount of all outstanding Facility A Swingline Loans at such time. The Facility A Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Facility A Swingline Exposure at such time.

“Facility A Swingline Loan” has the meaning assigned to such term in Section 2.05(a)(i).

“Facility A Swingline Sublimit” means $125,000,000.

“Facility B” means the Facility B Commitments and the extensions of credit made thereunder.

“Facility B Borrower” means, individually and collectively, the Company (in its capacity as a Borrower under Facility B) and the European Borrowers.

“Facility B Commitment” means, with respect to each Facility B Lender, the commitment, if any, of such Lender to make Facility B Revolving Loans and to acquire participations in Facility B Letters of Credit, Facility B Protective Advances and Facility B Swingline Loans, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Facility B Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09, (b) assignments by or to such Lender pursuant to Section 9.04 and (c) Section 2.22. The amount of each Lender’s Facility B Commitment as of the Second Restatement Date is set forth on the Commitment Schedule, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Facility B Commitment or in the supplement to this Agreement pursuant to which such Lender shall have provided an additional Facility B Commitment in accordance with Section 2.22, as applicable. As of the Second Restatement Date, the aggregate amount of Facility B Commitments is $200,000,000.

“Facility B LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Facility B Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of Facility B Letters of Credit that have not yet been reimbursed by or on behalf of a Facility B Borrower at such time. The Facility B LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Facility B LC Exposure at such time.

“Facility B Lenders” means the Persons listed on the Commitment Schedule as having a Facility B Commitment, any other Person that shall acquire a Facility B Commitment pursuant to an Assignment and Assumption and any other Person that shall provide an additional Facility B Commitment in accordance with Section 2.22, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Facility B Letter of Credit” means any letter of credit or similar instrument (including a bank guarantee) issued under this Agreement that is (a) acceptable to the applicable Issuing Bank and (b) issued pursuant to Facility B for the purpose of providing credit support to a Facility B Borrower.

“Facility B Loans” means, individually and collectively, the Facility B Revolving Loans, the Facility B Swingline Loans and the Facility B Protective Advances.

“Facility B Obligations” means all unpaid principal of and accrued and unpaid interest on the Facility B Loans (or which would have accrued but for the commencement of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), all Facility B LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Facility B Lenders or to any Facility B Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.

“Facility B Protective Advance Exposure” means, at any time, the aggregate principal amount of all outstanding Facility B Protective Advances at such time. The Facility B Protective Advance Exposure of any Lender at any time shall be its Applicable Percentage of the total Facility B Protective Advance Exposure at such time.

“Facility B Protective Advances” means, collectively, the European Protective Advances and the Facility B US Protective Advances.

“Facility B Revolving Exposure” means, with respect to any Facility B Lender at any time, the sum of the outstanding principal amount of such Lender’s Facility B Revolving Loans and its Facility B LC Exposure plus an amount equal to its Applicable Percentage of the aggregate principal amount of Facility B Swingline Loans outstanding at such time.

“Facility B Revolving Loans” has the meaning assigned to such term in Section 2.01.

“Facility B Swingline Exposure” means, at any time, the aggregate principal amount of all outstanding Facility B Swingline Loans at such time. The Facility B Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Facility B Swingline Exposure at such time.

“Facility B Swingline Loans” means, collectively, the European Swingline Loans and the Facility B US Swingline Loans.

“Facility B Swingline Sublimit” means $25,000,000.

“Facility B US Protective Advance” has the meaning assigned to such term in Section 2.04.

“Facility B US Swingline Loan” has the meaning assigned to such term in Section 2.05(a)(ii).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Financial Officer” means the chief financial officer, principal accounting officer, senior vice president – finance, treasurer or controller of a Borrower.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator pursuant to Section 43 of the UK Pensions Act 2004.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense (net of interest income), plus Rentals, plus scheduled principal payments on Indebtedness made during such period, other than such payments made in respect of Indebtedness referred to in Section 6.01(p), plus dividends or distributions paid in cash, plus Capital Lease Obligation payments, plus cash contributions to any Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, all calculated for the Company and its subsidiaries on a consolidated basis; provided, that payments at maturity of the Existing 2019 Notes and redemption of preferred stock shall not be Fixed Charges.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each fiscal quarter of the Company for the most-recently ended four fiscal quarters, of (a) EBITDAR minus the unfinanced portion of Capital Expenditures minus taxes paid in cash net of refunds, to (b) Fixed Charges, all calculated for the Company and its subsidiaries on a consolidated basis in accordance with GAAP.

“Floating Charge Reserve” means reserves for taxes, fees, expenses or claims with respect to the Collateral or any European Loan Party including with respect to any Prior Claims.

“Foreign Benefit Arrangements” means any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Loan Party.

“Foreign Lender” means any Lender or Issuing Bank, (a) with respect to any Borrower other than a US Borrower and any Tax, that is treated as foreign by the jurisdiction imposing such Tax, (b) with respect to any US Borrower, (1) that, is not a “US person” as defined by section 7701(a)(30) of the Code (“US Person”), or (2) any Lender that is a partnership or other entity treated as a partnership for United States federal income tax purposes which is a US Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships or other entities treated as partnerships for United States federal income tax purposes are US Persons) are not US Persons.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law, including for the avoidance of doubt the UK Pension Scheme and any Canadian Pension Plan, and is maintained or contributed to by any Loan Party.

“Foreign Reorganization” means the corporate reorganization of certain Foreign Subsidiaries as described on Schedule 1.01(b).

“Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction other than a jurisdiction within the United States.

“Full Cash Dominion Period” means, individually and collectively, any Total Full Cash Dominion Period or any European Full Cash Dominion Period.

“Funding Account” has the meaning assigned thereto in Section 4.01(l); provided that the Borrower Representative may designate another account as the applicable “Funding Account” from time to time by written notice to the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States, the United Kingdom, the Netherlands, Puerto Rico or any other nation or any political subdivision thereof, whether state, provisional, territorial or local; the European Central Bank, the Council of Ministers of the European Union or any other supranational body; and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guaranteed Parties” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means, at any date, any Subsidiary of the Company that, together with its consolidated Subsidiaries, (i) does not, as of the most recently ended Test Period, have assets with a value in excess of 2.5% of the consolidated total assets of the Company and its consolidated Subsidiaries and (ii) did not, during the most recently ended Test Period, have revenues exceeding 2.5% of the total revenues of the Company and its consolidated Subsidiaries; provided that, the aggregate assets or revenues of all Immaterial Subsidiaries, determined in accordance with GAAP, may not exceed 5.0% of consolidated assets or consolidated revenues, respectively, of the Company and its consolidated Subsidiaries, collectively, at any time (and the Borrower Representative will designate in writing to the Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitation).

“Impacted Interest Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increased Amount Date” has the meaning assigned to such term in Section 2.22(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty for Indebtedness, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Parent, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Effective Date” means September 26, 2008.

“Initial Issuing Banks” means JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and Bank of America, N.A.

“Insolvency Laws” means each of the Bankruptcy Code, the UK Insolvency Act 1986, the Council Regulation 1346/2000/EC on insolvency proceedings (European Union), the UK Companies Act 2006 (as it relates to solvent reorganization), and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto. In relation to Canadian law, Insolvency Laws includes the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), in each case as amended, and any other applicable provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Installment Notes” means the Existing Installment Notes and any extension, refinancing, replacement or renewal thereof (or of other Installment Notes) that has a scheduled maturity date on or prior to the Outside Date.

“Intellectual Property” means, individually and collectively, trademarks, service marks, tradenames, copyrights, patents, trade secrets, industrial designs, internet domain names and other intellectual property, including any applications and registrations pertaining thereto and with respect to trademarks, service marks and tradenames, the goodwill of the business symbolized thereby and connected with the use thereof.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 14, 2012, among the Administrative Agent and Collateral Agent, U.S. Bank National Association, as collateral agent for the Notes Secured Parties (as defined therein) and each of the Loan Parties party thereto.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing of Revolving Loans in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan or Overnight LIBO Loan (other than, in each case, a Swingline Loan), the first Business Day following the last day of each calendar quarter and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) as to any Swingline Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means at any time and with respect to any Eurocurrency Loan in any currency for any Impacted Interest Period, the rate per annum determined by the Administrative Agent or the European Administrative Agent, as applicable (which determination shall be conclusive and binding absent manifest error), to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available in the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” means (a) individually and collectively, “Inventory”, as referred to in any Security Agreement (other than a Dutch Security Agreement) and (b) “Movable Assets”, as referred to in any Dutch Security Agreement, that consist of inventory.

“Investment Grade Account Debtor” means an Account Debtor that, at the time of determination, has a corporate credit rating and/or family rating, as applicable, of BBB- or higher by S&P or Baa3 or higher by Moody’s.

“Issuing Bank” means, individually and collectively, the Initial Issuing Banks, together with any other Lenders acceptable to the Administrative Agent who agree to be designated an “Issuing Bank” hereunder, each in its capacity of the issuer of Letters of Credit and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Commitment” means, as of the Second Restatement Date, with respect to any Issuing Bank, $100,000,000; provided that any Issuing Bank shall be permitted at any time to increase or reduce its Issuing Bank Commitment upon providing five Business Days’ prior written notice thereof to the Administrative Agent and the Borrower Representative; provided further than no Initial Issuing Bank may reduce its Issuing Bank Commitment below $100,000,000 unless either agreed by the other Initial Issuing Banks or the Issuing Bank Commitments of such other Initial Issuing Banks are reduced in an equal amount.

“Joinder Agreement” has the meaning assigned to such term in Section 5.14.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Facility A LC Exposure and the Facility B LC Exposure.

“LC Sublimit” $400,000,000; provided that the aggregate LC Exposure in respect of standby Letters of Credit shall not exceed $250,000,000.

“Lenders” means the Facility A Lenders and the Facility B Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means, individually and collectively, each Facility A Letter of Credit and each Facility B Letter of Credit.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.06(a).

“LIBO Rate” means, for any Interest Period:

(a) with respect to any Eurocurrency Borrowing denominated in dollars or Sterling a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent or the European Administrative Agent, as applicable, in its reasonable discretion; in each case, the “LIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period;

(b) with respect to any Eurocurrency Borrowing denominated in Euros, the interbank offered rate administered by the Banking Federation of the European Union (or any other Person that takes over the administration of such rate) for Euros for a period equal in length to such Interest Period as displayed on page EURIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the European Administrative Agent in its reasonable discretion; in each case, the “EURIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; and

(c) with respect to any Eurocurrency Borrowing denominated in Canadian Dollars, the average rate for Canadian Dollar bankers acceptances administered by the Investment Industry Regulatory Organization of Canada (or any other person that takes over the administration of such rate) for bankers acceptances with a period equal in length to such Interest Period displayed on page CDOR of the Reuters screen (or, in the event such rate does not appear on such Reuters screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the European Administrative Agent in its reasonable discretion; in each case, the “CDOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period;

provided that if the applicable Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further that, if the applicable Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the LIBO Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment by way of security, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, at any time, the sum of (a) the aggregate amount of cash and cash equivalents of the Company and its consolidated Subsidiaries which are not subject to any Liens (other than customary bankers’ Liens and Liens created pursuant to any Loan Document) plus (b) Aggregate Availability.

“Loan Cap” means, at any time, an amount equal to the lesser of (a) the Aggregate Borrowing Base as in effect at such time and (b) the aggregate Commitments in effect at such time.

“Loan Cap Minimum” means, at any time, an amount equal to 67% of the Commitments in effect at such time.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, the Intercreditor Agreement, the Loan Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent, either Collateral Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent, either Collateral Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means (a) each US Loan Party, with respect to the Obligations of the US Loan Parties, and (b) each Loan Party, with respect to the Obligations of the European Loan Parties.

“Loan Guaranty” means Article X of this Agreement and each separate guaranty, to the extent that such guaranty is permissible under the laws of the country in which the applicable Foreign Subsidiary party to such guaranty is located, in form and substance satisfactory to the Administrative Agent, delivered by any Foreign Subsidiary (which guaranty shall be governed by the laws of the country in which such Foreign Subsidiary is located if the Administrative Agent requests that such law govern such guaranty), as it may be amended or modified and in effect from time to time.

“Loan Parties” means the Company, the other Borrowers, the Company’s domestic Subsidiaries (other than Immaterial Subsidiaries and any domestic subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary that is treated as a corporation for purposes of the Code), any other Subsidiary of the Company party to this Agreement as of the Second Restatement Date and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement or executes a separate Loan Guaranty and their respective successors and assigns; provided that upon any Borrower becoming a Removed Borrower, such Removed Borrower shall be deemed to no longer be a Loan Party.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans and Protective Advances.

“Local Time” means, (a) local time in London with respect to the times for the receipt of Borrowing Requests for European Revolving Loans, European Swingline Loans and European Letter of Credit Requests to an Issuing Bank, of any disbursement by the European Administrative Agent of European Revolving Loans, European Swingline Loans and European Protective Advances and for payment by the Borrowers with respect to European Revolving Loans, European Swingline Loans and European Protective Advances and reimbursement obligations in respect of European Letters of Credit, (b) local time in New York, with respect to the times for the determination of “Dollar Equivalent”, for the receipt of Borrowing Requests of US Revolving Loans, US Swingline Loans, US Protective Advances, US Letter of Credit Requests to an Issuing Bank, for receipt and sending of notices by and disbursement by the Administrative Agent or any Lender and any Issuing Bank and for payment by the Borrowers with respect to US Revolving Loans, US Swingline Loans, US Protective Advances and reimbursement obligations in respect of US Letters of Credit, (c) local time in London, with respect to the times for the determination of “Overnight LIBO Rate”, (d) otherwise, if a place for any determination is specified herein, the local time at such place of determination and (e) otherwise, New York time.

“LSC” has the meaning assigned to such term in Section 5.15.

“Margin Stock” means “margin stock”, as such term is defined in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Loan Parties, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, either Collateral Agent’s Lien (for the benefit of the Agents, the Lenders and the Issuing Banks) on the Collateral, on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, either Collateral Agent, any Issuing Bank or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the earliest to occur of (i) May 13, 2021, (ii) the date on which the Acquisition shall have been consummated and (iii) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Minimum Aggregate Availability Period” means (including by reference to the Levels described below), any period (a) commencing when Aggregate Availability is less than the greater of:

Level 1:	(i) an amount equal to 10% of the Loan Cap Minimum then in effect and (ii) an amount equal to 10% of the Loan Cap then in effect;

Level 2:	(i) an amount equal to 12.5% of the Loan Cap Minimum then in effect and (ii) an amount equal to 12.5% of the Loan Cap then in effect, but more than Level 1;

Level 3:	(i) an amount equal to 15% of the Loan Cap Minimum then in effect and (ii) an amount equal to 15% of the Loan Cap then in effect, but more than Level 2;

Level 4:	(i) an amount equal to 17.5% of the Loan Cap Minimum then in effect and (ii) an amount equal to 17.5% of the Loan Cap then in effect, but more than Level 1, Level 2 and Level 3; and

Level 5:	(i) an amount equal to 25% of the Loan Cap Minimum then in effect and (ii) an amount equal to 25% of the Loan Cap then in effect, but more than Level 1, Level 2, Level 3 and Level 4.

Level 6	(i) an amount equal to 40% of the Loan Cap Minimum then in effect and (ii) an amount equal to 40% of the Loan Cap then in effect, but more than Level 1, Level 2, Level 3, Level 4 and Level 5.

for five consecutive days (or immediately, in the case of Level 1 or Level 2) and (b) ending after Aggregate Availability is greater than the amounts set forth above (with respect to the applicable Level) for 30 consecutive days (or 60 consecutive days when used in reference to any Full Cash Dominion Period). For the avoidance of doubt, at any time that Aggregate Availability is equal to or greater than the amounts set forth in Level 2, Level 3, Level 4, Level 5 or Level 6 above, Aggregate Availability shall also be deemed to be greater than the applicable Level(s) below such Level of Aggregate Availability and each Minimum Aggregate Availability Period Level shall include each lesser Level.

“Minimum European Availability Period” means any period (a) commencing when European Availability is less than the greater of (i) $25,000,000 and (ii) an amount equal to 12.5% of the European Sublimit then in effect for two Business Days and (b) ending (solely with respect to any European Full Cash Dominion Period then in effect) after European Availability is greater than the amounts set forth above (with respect to the applicable Level) for 60 consecutive days.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a subsidiary or is merged into or consolidated with the Company or any of its subsidiaries, (b) the income (or deficit) of any Person (other than a subsidiary) in which the Company or any of its subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any subsidiary to the extent that the declaration or payment of dividends or similar distributions by such subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory, equipment or intangibles of any Person, the orderly liquidation value thereof identified in the most recent inventory appraisal ordered by the Administrative Agent and as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Netherlands” means the Kingdom of the Netherlands.

“New Lender” has the meaning assigned to such term in Section 2.22(b).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Funding Lender” has the meaning assigned to such term in Section 2.07(b).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means the Facility A Obligations and the Facility B Obligations; provided, that for purposes of determining any Guaranteed Obligations of any Loan Guarantor under this Agreement, the definition of “Obligations” shall not create any guarantee by any Loan Guarantor of any Excluded Swap Obligations of such Loan Guarantor.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“OfficeMax” means OfficeMax Incorporated.

“Original Vendor” means, with respect to any inventory, the vendor from which the Company or its subsidiaries purchased such inventory.

“Other Connection Taxes” means, with respect to the Administrative Agent, the European Administrative Agent, either Collateral Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sale or assignment of an interest in any Loan or Loan Document, engaged in any other transaction pursuant to, or enforced, any Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary Taxes and any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outside Date” means the date that is 91 days after the date identified in clause (i) of the definition of “Maturity Date”.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight LIBO” means, when used in reference to any Loan or Borrowing, whether such Loan or the Loan comprising such Borrowing accrues interest at a rate determined by reference to the Overnight LIBO Rate.

“Overnight LIBO Rate” means, with respect to any Overnight LIBO Borrowing on any day, a rate per annum equal to (a) in respect of Borrowings denominated in Euros, Sterling or dollars, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for overnight deposits of Euros, Sterling or, dollars, as applicable, as displayed on the applicable Reuters screen page (currently page LIBOR01 or LIBOR02 (as applicable)) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day and (b) in respect of Borrowings denominated in Canadian Dollars, the “Bank Rate” as set by the Bank of Canada, as quoted on Reuters page BOCFAD (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 10:15 a.m., Toronto time, on such day; provided that if the Overnight LIBO Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Parallel Debt” has the meaning assigned to such term in Section 9.21.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04.

“Participating Member State” means each member State of the European Community that has adopted the Euro as its lawful currency in accordance with EMU Legislation.

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pensions Regulator” means the legal entity called the Pensions Regulator established under Part I UK Pensions Act 2004.

“Permitted Acquisition” means any acquisition by the Company or any Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(a) such acquisition shall be consensual;

(b) such acquisition shall be consummated in accordance with all Requirements of Law, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(c) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares) acquired or otherwise issued by such Person or any newly formed Subsidiary of any Borrower in connection with such acquisition shall be directly and beneficially owned 100% by the Company or any Subsidiary; and

(d) in the case of any acquisition in excess of $100,000,000, the Company shall furnish to the Administrative Agent a certificate from a Financial Officer evidencing compliance with Section 6.04(n), together with such detailed information relating thereto as the Administrative Agent may reasonably request to demonstrate such compliance; and

provided further, that it is understood that to the extent the assets acquired are to be included in any Borrowing Base, due diligence in respect of such acquired assets satisfactory to the Administrative Agent, in its Permitted Discretion, shall have been completed.

“Permitted Convertible Notes” means any Indebtedness issued in a Permitted Convertible Notes Offering.

“Permitted Convertible Notes Offering” means any offering by the Company of unsecured or subordinated Indebtedness permitted by Section 6.01 that is by its terms convertible, in whole or in part, into shares of the Company’s common stock or into cash based upon a conversion rate tied to the Company’s common stock.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under paragraph (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Loan Party or any of its Subsidiaries;

(g) Liens in favor of a credit card processor or a payment processor arising in the ordinary course of business under any processor agreement; and

(h) Liens arising by virtue of precautionary Uniform Commercial Code financing statement filings (or other similar filings under applicable law) regarding operating leases and consignments, in each case entered into by the Company and its Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Foreign Subsidiary Factoring Facility” means any and all agreements or facilities entered into by any Foreign Subsidiary that is not a Loan Party for the purpose of factoring, selling, transferring or disposing of its account receivables for cash consideration.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (with respect to investments made by any US Loan Party), Canada (with respect to investments made by any Canadian Loan Party), the United Kingdom (with respect to investments made by any UK Borrower) or the Netherlands (with respect to investments made by any Dutch Borrower) (or direct obligations of any agency thereof, as applicable, to the extent such obligations are backed by the full faith and credit of such government), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, at least an A-1 rating by S&P or at least a P-1 rating by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States (with respect to investments made by any US Loan Party), Canada (with respect to investments made by any Canadian Loan Party), England and Wales (with respect to investments made by any UK Borrower), or the Netherlands (with respect to investments made by any Dutch Borrower), or any State or Province thereof, as applicable, in each case, which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $3,000,000,000.

“Permitted Lien” means Liens permitted by Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, except for any Multiemployer Plan, Foreign Plan or Foreign Benefit Arrangement, including for avoidance of doubt any Puerto Rican Plan maintained or constituted by any Loan Party.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PPSA” means the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“PR Code” means the Internal Revenue Code for a New Puerto Rico of 2011 as amended to date and as it may be amended or replaced from time to time.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal” has the meaning assigned to such term on Schedule 1.01(c).

“Prior Claims” means any security interest created by English law or other claims established by law which rank or are capable of ranking prior or pari passu with the European Collateral Agent’s security interests against all or part of the Collateral, including amounts owing for employee wages, employee source deductions, pension fund obligations, any sums payable by way of prescribed part for unsecured creditors as provided for by Section 176A Insolvency Act 1986 and expenses of liquidation, administration or winding-up.

“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) such event as if it happened on the first day of such period or (ii) the incurrence of any Indebtedness by the Company or any Subsidiary and any incurrence, repayment, issuance or redemption of other Indebtedness of the Company or any Subsidiary occurring at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the Test Period (it being understood that, in connection with any such pro forma calculation prior to the delivery of financial statements for the first fiscal quarter ended after the Effective Date, such calculation shall be made in a manner satisfactory to the Administrative Agent in its Permitted Discretion).

“Projections” has the meaning assigned to such term in Section 5.01(e).

“Protective Advance Exposure” means, at any time, the sum of the Facility A Protective Advance Exposure and the Facility B Protective Advance Exposure.

“Protective Advances” has the meaning assigned to such term in Section 2.04.

“Puerto Rico” means the Commonwealth of Puerto Rico.

“Puerto Rican Borrowing Base” means, at any time, with respect to the Puerto Rican Loan Parties, the sum of:

(a) the sum of (i) the product of (A) 85% multiplied by (B) the Puerto Rican Loan Parties’ Eligible Accounts (other than Eligible Credit Card Accounts Receivable and Eligible Investment Grade Accounts) at such time, minus the Dilution Reserve related to the Puerto Rican Loan Parties, minus any other Reserve related to such Accounts of the Puerto Rican Loan Parties, (ii) the product of (A) 90% multiplied by (B) the Puerto Rican Loan Parties’ Eligible Credit Card Accounts Receivable at such time minus the Dilution Reserve related to the Puerto Rican Loan Parties, minus any other Reserve related to such Accounts of the Puerto Rican Loan Parties, (iii) the product of (A) 90% multiplied by (B) the Puerto Rican Loan Parties’ Eligible Investment Grade Accounts, minus the Dilution Reserve related to the Puerto Rican Loan Parties minus any other Reserve related to such Accounts of the Puerto Rican Loan Parties and (iv) the product of (A) 75% multiplied by (B) the Eligible Uninvoiced Accounts Receivable of the Puerto Rican Loan Parties at such time minus the Dilution Reserve related to the Puerto Rican Loan Parties, minus any other Reserve related to such Accounts of the Puerto Rican Loan Parties, plus

(b) the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent on or after the Second Restatement Date multiplied by the Puerto Rican Loan Parties’ Eligible Inventory, valued at the lower of cost (determined on a first-in-first-out basis or average cost basis) or market value, at such time minus any Reserves related to the Eligible Inventory of the Puerto Rican Loan Parties, plus

(c) the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent on or after the Second Restatement Date multiplied by the Puerto Rican Loan Parties’ Eligible LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis or average cost basis) or market value, at such time minus, without duplication of any Reserves accounted for in clause (b) above, Reserves related to the Eligible LC Inventory of the Puerto Rican Loan Parties.

The Administrative Agent may, in its Permitted Discretion, adjust Reserves used in computing the Aggregate Borrowing Base and the Puerto Rican Borrowing Base, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative and the Lenders. The Aggregate Borrowing Base and the Puerto Rican Borrowing Base at any time shall be determined by reference to the most recent Aggregate Borrowing Base Certificate and each other Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01 of this Agreement.

For the avoidance of doubt, assets of the Puerto Rican Loan Parties that would otherwise constitute Eligible Accounts, Eligible Credit Card Accounts Receivable, Eligible Investment Grade Accounts, Eligible Uninvoiced Accounts, Eligible Inventory or Eligible LC Inventory and could be included in the Puerto Rican Borrowing Base shall be included in the Puerto Rican Borrowing Base solely at the election of the Company.

“Puerto Rican Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-3 or another form which is acceptable to the Administrative Agent in its sole discretion.

“Puerto Rican Loan Party” means any Loan Party organized under the laws of Puerto Rico.

“Puerto Rican Plan” means each employee benefit Plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, that is maintained and contributed by any Loan Party.

“Puerto Rican Security Agreement” means (a) any pledge or security agreement entered into, on or after the Second Restatement Date by any Puerto Rican Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any Loan Party organized in Puerto Rico (or any other property located therein)), or any other Person and (b) any other pledge or security agreement entered into, on or after the Second Restatement Date, by any Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on any property located in Puerto Rico), which charge or security agreement is designated by the Administrative Agent as a “Puerto Rican Security Agreement”, in each case as the same may be amended, restated or otherwise modified from time to time.

“Qualified Keepwell Provider” means, in respect of any Swap Obligation, each Loan Party that, at the time the relevant Guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quotation Day” means with respect to (i) any Eurocurrency Loan denominated in Sterling or Canadian Dollars for any Interest Period, the first day of such Interest Period, (ii) any Eurocurrency Loan denominated in Euro for any Interest Period, two TARGET Days before the first day of such Interest Period and (iii) any Eurocurrency Loan denominated in any currency (other than Sterling, Euro or Canadian Dollars) for any Interest Period, two Business Days prior to the commencement of such Interest Period (unless market practice differs in the relevant market, in which case the Quotation Day for that currency will be determined by the Administrative Agent in accordance with market practice in that market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Removed Borrower” has the meaning assigned to such term in Section 9.23.

“Rentals” means, with reference to any period, the aggregate amount of rent expense payable by the Company and its subsidiaries under any operating leases, calculated on a consolidated basis for the Company and its subsidiaries for such period in accordance with GAAP.

“Rent Reserve” means with respect to any store, warehouse, cross-docking facility, distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located and with respect to which no Collateral Access Agreement is in effect, a reserve equal to two months’ rent at such store, warehouse, cross-docking facility, distribution center, regional distribution center or depot; provided that no Rent Reserve shall be taken with respect to any store unless a Level 3 Minimum Aggregate Availability Period shall be in effect.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of any Borrower from information furnished or provided by or on behalf of any Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports shall be distributed to the Lenders by the Administrative Agent.

“Reporting Reserve” means, at any time, a $400,000,000 reserve; provided that the Reporting Reserve shall be decreased on a dollar-for-dollar basis by an amount equal to the excess (if any) of (a) the Aggregate Borrowing Base at such time over (b) the Revolving Commitments in effect at such time.

“Reporting Reserve Period” means any period (a) beginning immediately prior to (i) the issuance or amendment of a Letter of Credit such that after giving effect to such issuance or amendment the outstanding LC Exposure exceeds $200,000,000 or (ii) the making of a Revolving Loan or Swingline Loan, as applicable, if, in each case, at such time either (x) a Borrowing Base Certificate and related reporting has not been provided as of the last day of the month most recently ended at least 15 Business Days prior to such extension of credit or (y) the most recently completed field examination or Inventory appraisal is more than one year old and (b) ending when (i) in the case of clause (a)(x) above, a Borrowing Base Certificate and related reporting have been provided as of the last day of the month most recently ended at least 15 Business Days prior to the applicable extension of credit or (ii) in the case of clause (a)(y) above, an updated field examination or Inventory appraisal, as applicable, is completed.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, individually and collectively, and without duplication, Customer Credit Liability Reserves, Rent Reserves, unpaid VAT and other government reserves, Floating Charge Reserves, payroll and redundancy reserves, Retention of Title Reserves, Reporting Reserves and any other reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, Banking Services Reserves, reserves for consignee’s, warehousemen’s and bailee’s charges (unless a Collateral Access Agreement shall be in effect with respect to the subject property), reserves in respect of customer deposits, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for taxes, fees, assessments and other governmental charges, reserves for the prescribed part of any UK Loan Party’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to Section 176A of the Insolvency Act 1986, reserves with respect to liabilities of any UK Loan Party which constitutes preferential debts pursuant to Sections 176ZA and/or 386 of the Insolvency Act 1986 and other reserves for extended or extendible retention of title, and reserves in respect of Canadian Prior Claims).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“Retention of Title Reserves” means with respect to any Eligible Inventory for which (i) there are no contractual terms addressing retention of title in favor of the vendor or supplier thereof and (ii) the applicable Loan Party has not represented to the Administrative Agent that such vendor or supplier does not have retention of title rights, a reserve equal to 50% of the lesser of (A) the value of such Inventory or (B) to the extent the applicable Loan Party has provided the Administrative Agent with reasonable evidence of the amount thereof, the amount of the outstanding payable owing to the applicable Loan Party’s vendor in respect of such Eligible Inventory.

“Revolving Exposure” means the sum of the Facility A Revolving Exposure plus the Facility B Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the government of Canada, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sanctioned Country” mean at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the government of Canada, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Screen Rate” means the LIBOR Screen Rate, the EURIBOR Screen Rate or the CDOR Screen Rate (each as defined in the definition of “LIBO Rate”), as applicable.

“Secured Obligations” means all Obligations, together with all Banking Services Obligations and Swap Obligations (other than, with respect to any Loan Guarantor, any Excluded Swap Obligations of such Loan Guarantor) owing to one or more Lenders or their respective Affiliates.

“Second Restatement Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with section 9.02).

“Security Agreement” means, individually and collectively, any US Security Agreement, any UK Security Agreement, any Dutch Security Agreement, any Puerto Rican Security Agreement or any Canadian Security Agreement.

“Settlement” has the meaning assigned to such term in Section 2.05(c).

“Settlement Date” has the meaning assigned to such term in Section 2.05(c).

“Specified Excluded Subsidiary” means any subsidiary of OfficeMax listed on Schedule 1.01(d).

“Specified Intellectual Property Transaction” means any sale, transfer, license or other disposition, directly or indirectly, of Intellectual Property, certain other assets relating thereto or goodwill and going concern relating to the business from a Loan Party to a Subsidiary that is not a Loan Party in connection with the Intellectual Property Reorganization (as defined on Schedule 1.01(c)).

“Specified Principal-Commissionaire Transaction” means any sale, transfer or other disposition, directly or indirectly, of assets from a Loan Party to a Removed Borrower in connection with the Principal-Commissionaire Reorganization (as defined on Schedule 1.01(c)); provided that, both immediately before and immediately after giving pro forma effect to any such sale, transfer or other disposition of Collateral, no Level 5 Minimum Aggregate Availability Period shall be in effect.

“Specified Tax Restructuring Transaction” means:

(1) any Specified Intellectual Property Transaction or Specified Principal-Commissionaire Transaction; or

(2) any Tax Restructuring Transaction that either:

(a) has no material adverse effect on the European Borrowing Base or the Collateral of the European Loan Parties taken as a whole and is not otherwise materially disadvantageous to any interest of the Lenders, or

(b) (i) with respect to which the Company has provided the Lenders with: (A) notice of such transaction, (B) an explanation, in form and substance reasonably satisfactory to the Administrative Agent, of such transaction and the purpose thereof and (C) a Borrowing Base Certificate giving pro forma effect to such transaction and (ii) the Required Lenders do not object in writing thereto within 10 Business Days after receiving such materials;

provided that, in each case, (A) the Company has complied with all actions reasonably required by the Administrative Agent in order to protect or perfect the security interest of the Collateral Agents in the Collateral and (B) the Company may not effect any Specified Tax Restructuring Transaction if a Default or Event of Default has occurred and is continuing; provided, further, that Lenders who do not object to a transaction pursuant to clause (2)(b)(ii) above shall be deemed to have consented to such transaction for purposes of determining the requisite consent under Section 9.02(b).

“Specified Time” means (a) in respect of Eurocurrency Borrowings denominated in dollars, Sterling or Euros, 11:00 a.m., London time and (b) in respect of Eurocurrency Borrowings denominated in Canadian Dollars, 11:00 a.m., Toronto time.

“Spot Selling Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for dollars at approximately 11:00 a.m., Local Time, two Business Days prior; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as my be selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the arithmetic average of spot rates of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11.00 a.m. Local Time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” refers to the lawful currency of the United Kingdom.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, (a) with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and (b) any subsidiary within the meaning of Section 1261(l) of the UK Companies Act of 2006 and any subsidiary undertaking in each case.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable; provided that any Specified Excluded Subsidiary shall not be a Subsidiary for the purposes of this Agreement.

“Supermajority Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing at least 66 2/3% of the sum of the total Credit Exposure and unused Commitments at such time.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the sum of the Facility A Swingline Exposure and the Facility B Swingline Exposure.

“Swingline Lender” means, individually and collectively, the US Swingline Lender and the European Swingline Lender, as the context may require.

“Swingline Loan” means, individually and collectively, each US Swingline Loan and each European Swingline Loan, as the context may require.

“Syndication Agents” means, individually and collectively, Wells Fargo Bank, National Association and Bank of America, N.A., in their capacity as Syndication Agents.

“TARGET Day” means any day on which TARGET2 is open for settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Tax Confirmation” means a confirmation by a Lender to any Loan Party that the Person beneficially entitled to interest payable to that Lender in respect of an advance hereunder is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of Section 19 of the UK Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK Corporation Tax Act 2009; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the UK Corporation Tax Act 2009) of that company.

“Tax Restructuring” means, collectively, the Intellectual Property Reorganization, the Principal-Commissionaire Reorganization and the Tax Reorganization (each as defined on Schedule 1.01(c)).

“Tax Restructuring Transaction” means any transaction that constitutes a part of, effects or is effected in connection with the Tax Restructuring.

“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been (or have been required to be) delivered pursuant to Section 5.01(a) or 5.01(b), as applicable.

“Timber Notes” means the Existing Timber Notes and any extension, refinancing, replacement or renewal thereof (or of other Timber Notes) that has a scheduled maturity date on or prior to the Outside Date.

“Total Assets” means, at any date, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and the Subsidiaries.

“Total Full Cash Dominion Period” means any Level 2 Minimum Aggregate Availability Period; provided that a Total Full Cash Dominion Period may be discontinued no more than twice in any period of twelve consecutive months.

“Transactions” means the amendment and restatement of the Existing Credit Agreement in the form of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treaty” has the meaning assigned to such term in the definition “Treaty State”.

“Treaty Lender” means a Lender which:

(a) is treated as a resident of a Treaty State for the purposes of the Treaty;

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from the imposition of any withholding or deduction for or on account of tax imposed by the United Kingdom on interest.

“Trigger Date” has the meaning assigned to such term in Section 5.16.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or the Overnight LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Borrower” means, individually and collectively, Office Depot International (UK) Limited and Office Depot UK Limited.

“UK Borrowing Base” means, at any time, with respect to the UK Loan Parties, the sum of:

(a) the sum of (i) the product of (A) 85% multiplied by (B) the UK Loan Parties’ Eligible Accounts (other than Eligible Credit Card Accounts Receivable and Eligible Investment Grade Accounts) at such time, minus the Dilution Reserve related to the UK Loan Parties, minus any other Reserve related to such Accounts of the UK Loan Parties, (ii) the product of (A) 90% multiplied by (B) the UK Loan Parties’ Eligible Credit Card Accounts Receivable at such time minus the Dilution Reserve related to the UK Loan Parties, minus any other Reserve related to such Accounts of the UK Loan Parties, (iii) the product of (A) 90% multiplied by (B) the UK Loan Parties’ Eligible Investment Grade Accounts, minus the Dilution Reserve related to the UK Loan Parties minus any other Reserve related to such Accounts of the UK Loan Parties and (iv) the product of (A) 75% multiplied by (B) the Eligible Uninvoiced Accounts Receivable of the UK Loan Parties at such time minus the Dilution Reserve related to the UK Loan Parties minus any other Reserve related to such Accounts of the UK Loan Parties, plus

(b) the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent on or after the Second Restatement Date multiplied by the UK Loan Parties’ Eligible Inventory, valued at the lower of cost (determined on a first-in-first-out basis or average cost basis) or market value, at such time minus any Reserves related to the Eligible Inventory of the UK Loan Parties, plus

(c) the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent on or after the Second Restatement Date multiplied by the UK Loan Parties’ Eligible LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis or average cost basis) or market value, at such time minus, without duplication of any Reserves accounted for in clause (b) above, Reserves related to the Eligible LC Inventory of the UK Loan Parties.

The Administrative Agent may, in its Permitted Discretion, adjust Reserves used in computing the Aggregate Borrowing Base and the UK Borrowing Base, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative and the Lenders. The Aggregate Borrowing Base and the UK Borrowing Base at any time shall be determined by reference to the most recent Aggregate Borrowing Base Certificate and each other Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01 of this Agreement.

For the avoidance of doubt, assets of the UK Loan Parties that would otherwise constitute Eligible Accounts, Eligible Credit Card Accounts Receivable, Eligible Investment Grade Accounts, Eligible Uninvoiced Accounts, Eligible Inventory or Eligible LC Inventory and could be included in the UK Borrowing Base shall be included in the UK Borrowing Base solely at the election of the Company.

“UK Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of each UK Borrower, in substantially the form of Exhibit B-4 or another form which is acceptable to the Administrative Agent in its sole discretion.

“UK Loan Party” means any Loan Party (including the UK Borrowers) organized under the laws of the England and Wales.

“UK Non-Bank Lender” has the meaning assigned to such term in Section 2.17(a)(ii).

“UK Pension Scheme” means the Guilbert U.K. Retirement Benefits Plan governed by trust deed and rules dated September 27, 2002, as amended by deed on April 24, 2008.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance to any Loan Party hereunder and is either:

(a)	a Lender (i) which is a bank (as is defined for the purpose of section 879 of the UK Income Tax Act 2007) making an advance hereunder or (ii) in respect of an advance made hereunder by a Person that was a bank (as so defined) at the time that the advance was made and, in either case, which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

(b)	a Lender which is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(x)	a company so resident in the United Kingdom; or

(y)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK Corporation Tax Act 2009;

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account that interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the UK Corporation Tax Act 2009) of that company; or

(c)	a Treaty Lender.

“UK Security Agreement” means (a) the two Debentures, dated as of the Initial Effective Date, among the UK Borrowers, respectively, and the European Collateral Agent, (b) the Deeds of Charge, dated as of the Initial Effective Date, among Office Depot International B.V. and Office Depot B.V., respectively, and the European Collateral Agent, as the same may be amended, restated or otherwise modified from time, (c) the Deed of Charge, dated as of December 27, 2010, between Office Depot Finance B.V. and the European Collateral Agent, (d) any other charge or security agreement entered into, on or after the Second Restatement Date, by any other UK Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any UK Loan Party (or any other property located in the United Kingdom)) and (e) any other charge or security agreement entered into, on or after the Second Restatement Date, by any Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on any property located in the United Kingdom), which charge or security agreement is designated by the European Administrative Agent as a “UK Security Agreement”, in each case as the same may be amended, restated or otherwise modified from time to time.

“United Kingdom” and “UK” means the United Kingdom of Great Britain and Northern Ireland.

“United States” and “US” means the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“US Borrower” means any Borrower that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“US Borrowing Base” means, at any time, with respect to the US Loan Parties, the sum of:

(a) the sum of (i) the product of (A) 85% multiplied by (B) the US Loan Parties’ Eligible Accounts (other than Eligible Credit Card Accounts Receivable and Eligible Investment Grade Accounts) at such time, minus the Dilution Reserve related to the US Loan Parties, minus any other Reserve related to such Accounts of the US Loan Parties, (ii) the product of (A) 90% multiplied by (B) the US Loan Parties’ Eligible Credit Card Accounts Receivable at such time minus the Dilution Reserve related to the US Loan Parties, minus any other Reserve related to such Accounts of the US Loan Parties, (iii) the product of (A) 90% multiplied by (B) the US Loan Parties’ Eligible Investment Grade Accounts, minus the Dilution Reserve related to the US Loan minus Parties minus any other Reserve related to such Accounts of the US Loan Parties and (iv) the product of (A) 75% multiplied by (B) the Eligible Uninvoiced Accounts Receivable of the US Loan Parties at such time minus the Dilution Reserve related to the US Loan Parties minus any other Reserve related to such Accounts of the US Loan Parties, plus

(b) the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the US Loan Parties’ Eligible Inventory, valued at the lower of cost (determined on a first-in-first-out basis or average cost basis) or market value, at such time minus any Reserves related to the Eligible Inventory of the US Loan Parties, plus

(c) the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the US Loan Parties’ Eligible LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis or average cost basis) or market value, at such time minus, without duplication of any Reserves accounted for in clause (b) above, Reserves related to the Eligible LC Inventory of the US Loan Parties.

The Administrative Agent may, in its Permitted Discretion, adjust Reserves used in computing the Aggregate Borrowing Base and the US Borrowing Base, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative and the Lenders. The Aggregate Borrowing Base and the US Borrowing Base at any time shall be determined by reference to the most recent Aggregate Borrowing Base Certificate and each other Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(f) of this Agreement; provided that during a Reporting Reserve Period, the US Borrowing Base may in the Permitted Discretion of the Administrative Agent, or shall at the direction of the Required Lenders, be reduced by the Reporting Reserve.

“US Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-2 or another form which is acceptable to the Administrative Agent in its sole discretion.

“US Collateral Agent” means JPMCB, in its capacity as security trustee for itself, the Administrative Agent, the Issuing Banks and the Lenders, and its successors in such capacity.

“US Letter of Credit” means any letter of credit or similar instrument (including a bank guarantee) acceptable to the applicable Issuing Bank issued in dollars for the purpose of providing credit support to the Company.

“US Loan Party” means, individually and collectively, any Loan Party (including the Company) organized under the laws of the United States.

“US Protective Advance” means a Protective Advance made to or for the account of the Company.

“US Revolving Loan” means a Revolving Loan made to the Company.

“US Security Agreement” means (a) that certain Amended and Restated US Security Agreement, dated as of March 14, 2012, between the US Loan Parties party thereto and the US Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks), (b) that certain Pledge Agreement, dated as of March 14, 2012, between the US Loan Parties party thereto and the US Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks), (c) any other pledge or security agreement entered into, on or after the Second Restatement Date by any other US Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any Loan Party organized in the US (or any other property located therein)), or any other Person and (d) any other pledge or security agreement entered into, on or after the Second Restatement Date, by any Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on any property located in the US), which charge or security agreement is designated by the Administrative Agent as a “US Security Agreement”, in each case as the same may be amended, restated or otherwise modified from time to time.

“US Swingline Lender” means JPMCB, in its capacity as lender of US Swingline Loans hereunder, and its successors and assigns in such capacity.

“US Swingline Loan” means a Swingline Loan made to the Company.

“VAT” means:

(a) any tax imposed in compliance with the Council Directive of 28 November 2006 or the common system of value added tax (EC Directive 2006/112); and

(b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a), or imposed elsewhere.

“Vendor Rebates” means, with respect to any Loan Party, credits earned from vendors for volume purchases that reduce net inventory costs for such Loan Party.

“Wholly Owned Loan Party” means any Loan Party that is a Wholly Owned Subsidiary of the Company.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Working Capital” means, at any date, the excess of current assets of the Company and its Subsidiaries on such date over current liabilities of the Company and its Subsidiaries on such date, all determined on a consolidated basis in accordance with GAAP.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Facility, (e.g., a “Facility A Loan”), Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”), by Facility and Class (e.g., a “Facility A Revolving Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Borrowing of Revolving Loans”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Borrowing of Revolving Loans”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

In this Agreement, where it relates to a Dutch Loan Party, a reference to:

(a) a necessary action to authorize, where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(b) gross negligence includes grove schuld;

(c) negligence includes schuld;

(d) a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(e) willful misconduct includes opzet;

(f) a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(g) a moratorium includes surseance van betaling and granted a moratorium includes surséance verleend;

(h) any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);

(i) an administrative receiver includes a curator;

(j) an administrator includes a bewindvoerder; and

(k) an attachment includes a beslag.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In the event that historical accounting practices, systems or reserves relating to the components of the Aggregate Borrowing Base or the Borrowing Base of any Borrower are modified in a manner that is adverse to the Lenders in any material respect, the Borrowers will agree to maintain such additional reserves (for purposes of computing the Aggregate Borrowing Base and the Borrowing Base of each Borrower) in respect to the components of the Aggregate Borrowing Base and the Borrowing Base of each Borrower and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Aggregate Borrowing Base and the Borrowing Base of each Borrower). Notwithstanding any other provision contained herein, (a) all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Company or its Subsidiaries at “fair value” as defined therein and (b) for purposes of determining compliance with any provision of this Agreement and any related definitions, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in GAAP that becomes effective on or after the Second Restatement Date that would require operating leases to be treated similarly to capital leases.

SECTION 1.05 Currency Translations. (a) For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in dollars, such amounts shall be deemed to refer to dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates (provided that if Indebtedness is incurred to refinance or renew other Indebtedness, and such refinancing or renewal would cause the applicable dollar denominated limitation to be exceeded if calculated at the Spot Selling Rate, such dollar denominated restriction shall be deemed not to have been exceeded so long as (i) such refinancing or renewal Indebtedness is denominated in the same currency as such Indebtedness being refinanced or renewed and (ii) the principal amount of such refinancing or renewal Indebtedness does not exceed the principal amount of such Indebtedness being refinanced or renewed except as permitted under Section 6.01).

(b) For purposes of all calculations and determinations under this Agreement, any amount in any currency other than dollars shall be deemed to refer to dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate, and all certificates delivered under this Agreement, shall express such calculations or determinations in dollars or Dollar Equivalents.

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, (a) each Facility A Lender agrees to make Revolving Loans (the “Facility A Revolving Loans”) from time to time during the Availability Period to the Company in dollars and (b) each Facility B Lender agrees to make Revolving Loans (the “Facility B Revolving Loans”) from time to time during the Availability Period to the Facility B Borrowers in dollars and Acceptable Foreign Currencies, if, in each case after giving effect thereto:

(i) the Facility A Revolving Exposure or Facility B Revolving Exposure of any Lender would not exceed such Lender’s Facility A Commitment or Facility B Commitment, respectively;

(ii) the total Revolving Exposure would not exceed the lesser of (x) the aggregate amount of the Commitments and (y) the Aggregate Borrowing Base;

(iii) the total Facility A Revolving Exposure would not exceed the lesser of (x) the aggregate amount of the Facility A Commitments and (y) the US Borrowing Base;

(iv) the total Facility B Revolving Exposure would not exceed the lesser of (x) the aggregate amount of the Facility B Commitments and (y) the Aggregate Borrowing Base minus the Facility A Revolving Exposure;

(v) the total Facility B Revolving Exposure relating to the European Borrowers would not exceed the European Sublimit; and

(vi) the total Revolving Exposure relating to the Company would not exceed the US Borrowing Base;

subject, in the case of each of clause (ii), (iii) and (iv) above, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.

Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow its Revolving Loans.

SECTION 2.02 Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Facility, Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Facility and Class. Each Protective Advance and Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(b) Subject to Section 2.14, (i) each Borrowing of US Revolving Loans denominated in dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith, (ii) each Borrowing of US Revolving Loans denominated in an Acceptable Foreign Currency shall be comprised entirely of Eurocurrency Loans and (iii) each Borrowing of European Revolving Loans shall be comprised entirely of Eurocurrency Loans; provided that all Borrowing of Revolving Loans made on the Second Restatement Date shall be limited to ABR Borrowings of Revolving Loans denominated in dollars. Each Swingline Loan denominated in dollars (other than European Swingline Loans) shall be an ABR Loan and each Swingline Loan denominated in an Acceptable Foreign Currency and any European Swingline Loan denominated in dollars shall be an Overnight LIBO Loan. Each Lender may make any Eurocurrency Loan to any Borrower by causing, at its option, any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lenders to make Loans in accordance with the terms hereof or Borrowers to repay any such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing of Revolving Loans, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. ABR Borrowing of Revolving Loans may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, neither the Borrower Representative nor any Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) Each Facility A Loan shall be made in dollars and each Facility B Loan shall be made in dollars or an Acceptable Foreign Currency.

SECTION 2.03 Requests for Borrowing of Revolving Loans. To request a Borrowing of Revolving Loans, the Borrower Representative (or the applicable Borrower) shall notify the Administrative Agent, in the case of a requested Borrowing of Facility A Revolving Loans, or the Administrative Agent and the European Administrative Agent, in the case of a requested Borrowing of Facility B Revolving Loans, in each case either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and/or the European Administrative Agent, as applicable, and signed by the Borrower Representative (or the applicable Borrower) or (with respect to the Administrative Agent) by telephone or (if arrangements for doing so have been approved by the Administrative Agent or the European Administrative Agent, as applicable) through an Electronic System, as follows:

(a) in the case of an ABR Borrowing, not later than 12:00 p.m., Local Time (or in case of an ABR Borrowing, the proceeds of which are to be applied to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e), not later than 9:00 a.m., Local Time) on the date of the proposed Borrowing, and

(b) in the case of a Eurocurrency Borrowing, not later than 10:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing.

Each telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or a communication through an Electronic System of a written Borrowing Request in a form approved by the Administrative Agent and/or the European Administrative Agent, as applicable, and signed by the Borrower Representative (or the Borrower making such request). Each such telephonic and written Borrowing Request (including requests submitted through an Electronic System) shall specify the following information in compliance with Section 2.01:

(i) the name of the applicable Borrower;

(ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the Facility under which such Borrowing shall be made;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) in the case of a Borrowing requested on behalf of a Facility B Borrower, the currency of the requested Borrowing;

(vi) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(vii) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing of Revolving Loans is specified, then (A) a Borrowing of US Revolving Loans requested in dollars shall be an ABR Borrowing and (B) a Borrowing of Revolving Loans requested in an Acceptable Foreign Currency or a Borrowing of European Revolving Loans in dollars shall be a Eurocurrency Borrowing with an Interest Period of one month. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing of Revolving Loans, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent or the European Administrative Agent, as applicable, shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make (or authorize the Administrative Agent or the European Administrative Agent, as applicable, to make) (i) Loans to the Company in dollars on behalf of the Facility A Lenders (each such Loan, a “Facility A Protective Advance”), (ii) Loans to the Company in dollars or an Acceptable Foreign Currency on behalf of the Facility B Lenders (each such Loan, a “Facility B US Protective Advance”) and (iii) Loans to any European Borrower in dollars or an Acceptable Foreign Currency on behalf of the Facility B Lenders (each such Loan, a “European Protective Advances”), which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by any of the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that no Protective Advance may remain outstanding for more than 30 days; provided further that the aggregate amount of (A) Protective Advances outstanding at any time shall not (x) exceed $50,000,000 or (y) when added to the total Revolving Exposure, exceed the aggregate amount of the Commitments, (B) Facility A Protective Advances outstanding at any time shall not, when added to the total Facility A Revolving Exposure, exceed the aggregate amount of the Facility A Commitments, (C) Facility B Protective Advances outstanding at any time shall not, when added to the total Facility B Revolving Exposure, exceed the aggregate amount of the Facility B Commitments and (D) European Protective Advances outstanding at any time shall not, when added to the total Facility B Revolving Exposure relating to the European Borrowers, exceed the European Sublimit (provided that, for purposes of clauses (A) through (D) above, at any time when any Lender is a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded). Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of each applicable Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks) in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances denominated in dollars made to the Company shall be ABR Borrowings, all Protective Advances made in dollars to the European Borrowers shall be Overnight LIBO Borrowings and all Protective Advances denominated in an Acceptable Foreign Currency shall be Overnight LIBO Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Aggregate Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan, in the currency in which the applicable Protective Advance was denominated, to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund, in the currency in which the applicable Protective Advance was denominated, their risk participations described in Section 2.04(b). It is agreed that the Administrative Agent or the European Administrative Agent, as applicable shall endeavor, but without any obligation, to notify the Borrower Representative promptly after the making of any Protective Advance.

(b) Upon the making of a Protective Advance by the Administrative Agent or the European Administrative Agent, as applicable, in accordance with the terms hereof, each Facility A Lender or Facility B Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent or the European Administrative Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Facility A Protective Advance or Facility B Protective Advance, as applicable, in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent or European Administrative Agent, as applicable, shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05 Swingline Loans. (a) Swingline Loans.

(i) The Administrative Agent, the US Swingline Lender and the Facility A Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing under Facility A on behalf of the Company, the US Swingline Lender may elect to have the terms of this Section 2.05(a)(i) apply to such Borrowing Request by advancing, on behalf of the Facility A Lenders and in the amount so requested, same day funds to the Company on the applicable Borrowing date to the Funding Account(s) (each such Loan, a “Facility A Swingline Loan”), with settlement among them as to the Facility A Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each Facility A Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Facility A Lenders, except that all payments thereon shall be payable to the US Swingline Lender solely for its own account. In addition, no Facility A Swingline Loan shall be made if, after giving effect thereto:

(A) the aggregate principal amount of outstanding Facility A Swingline Loans would exceed the Facility A Swingline Sublimit;

(B) the Facility A Revolving Exposure of any Lender would exceed such Lender’s Facility A Commitment;

(C) the total Revolving Exposure would exceed the lesser of (x) the sum of the aggregate amount of the Commitments and (y) the Aggregate Borrowing Base; or

(D) the total Facility A Revolving Exposure would exceed the lesser of (x) the aggregate amount of the Facility A Commitments and (y) the US Borrowing Base;

subject, in the case of each of clause (A), (C) and (D) above, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.

(ii) The Administrative Agent, the US Swingline Lender and the Facility B Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing under Facility B on behalf of the Company, the US Swingline Lender may elect to have the terms of this Section 2.05(a)(ii) apply to such Borrowing Request by advancing, on behalf of the Facility B Lenders and in the amount so requested, same day funds to the Company on the applicable Borrowing date to the Funding Account(s) (each such Loan, a “Facility B US Swingline Loan”), with settlement among them as to the Facility B US Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each Facility B US Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Facility B Lenders, except that all payments thereon shall be payable to the US Swingline Lender solely for its own account. In addition, no Facility B US Swingline Loan shall be made if, after giving effect thereto:

(A) the aggregate principal amount of outstanding Facility B Swingline Loans would exceed the Facility B Swingline Sublimit;

(B) the Facility B Revolving Exposure of any Lender would exceed such Lender’s Facility B Commitment;

(C) the total Revolving Exposure would exceed the lesser of (x) the aggregate amount of the Commitments and (y) the Aggregate Borrowing Base;

(D) the total Facility B Revolving Exposure would exceed the lesser of (x) the aggregate amount of the Facility B Commitments and (y) the Aggregate Borrowing Base minus the Facility A Revolving Exposure; or

(E) the total Revolving Exposure relating to the Company would exceed the US Borrowing Base;

subject, in the case of each of clause (A), (C), (D) and (E) above, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.

(iii) The European Administrative Agent, the European Swingline Lender and the Facility B Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests a Eurocurrency Borrowing on behalf of any European Borrower (or the applicable European Borrower requests such Borrowing), and provided that such Eurocurrency Borrowing request is received by the European Administrative Agent and the European Swingline Lender not later than 10:00 a.m., London time, the European Swingline Lender may elect to have the terms of this Section 2.05(a)(iii) apply to such Borrowing Request by advancing, on behalf of the Facility B Lenders and in the amount so requested, same day funds to the applicable European Borrower on the applicable Borrowing date to the Funding Account(s) (each such Loan, a “European Swingline Loan”), with settlement among them as to the European Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each European Swingline Loan shall be subject to all the terms and conditions applicable to other Eurocurrency Loans funded by the Facility B Lenders, except that (i) such European Swingline Loan shall accrue interest at a rate determined by reference to the Overnight LIBO Rate and (ii) all payments thereon shall be payable to the European Swingline Lender solely for its own account. In addition, no European Swingline Loan shall be made if, after giving effect thereto:

(A) the aggregate principal amount of outstanding Facility B Swingline Loans would exceed the Facility B Swingline Sublimit;

(B) the Facility B Revolving Exposure of any Lender would exceed such Lender’s Facility B Commitment;

(C) the total Revolving Exposure would exceed the lesser of (x) the aggregate amount of the Commitments and (y) the Aggregate Borrowing Base;

(D) the total Facility B Revolving Exposure would exceed the lesser of (x) the aggregate amount of the Facility B Commitments and (y) the Aggregate Borrowing Base minus the Facility A Revolving Exposure; or

(E) the total Facility B Revolving Exposure with respect to the European Borrowers would exceed the European Sublimit;

subject, in the case of each of clause (A), (C) and (D) above, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.

(b) Lender Participations. Upon the making of a Facility A Swingline Loan or a Facility B Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Facility A Lender or Facility B Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the applicable Swingline Lender, the Administrative Agent or the European Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Facility A Commitments or Facility B Commitments, as applicable. The applicable Swingline Lender, the Administrative Agent or the European Administrative Agent may, at any time, require the applicable Lenders to fund, in the currency in which the applicable Swingline Loan was denominated, their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent or the European Administrative Agent, as applicable, shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by such Agent in respect of such Loan.

(c) Swingline Settlements. Each of the Administrative Agent and the European Administrative Agent, on behalf of the US Swingline Lender or the European Swingline Lender, as applicable, shall request settlement (a “Settlement”) with the Facility A Lenders or Facility B Lenders, as applicable, on at least a weekly basis or on any earlier date that the Administrative Agent elects, by notifying the applicable Lenders of such requested Settlement by facsimile or e-mail no later than 12:00 noon Local Time (i) on the date of such requested Settlement (the “Settlement Date”) with regard to US Swingline Loans and (ii) three Business Days prior to the Settlement Date with regard to European Swingline Loans (or, on the date of such requested Settlement, if a Default or an Event of Default has occurred and is continuing). Each Facility A Lender or Facility B Lender, as applicable (other than the Swingline Lenders, in the case of the Swingline Loans) shall transfer, in the currency in which the applicable Loan was denominated, the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent or the European Administrative Agent, as applicable, to an account of such Agent as such Agent may designate, not later than 2:00 p.m., Local Time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the applicable Agent shall be applied against the amounts of the applicable Swingline Lender’s Swingline Loans and, together with such Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such applicable Lenders, respectively. If any such amount is not transferred to the applicable Agent by any applicable Lender on such Settlement Date, the applicable Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

SECTION 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower or for the account of OfficeMax and its Subsidiaries (or any Borrower may request the issuance of Letters of Credit for its own account), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank (a “Letter of Credit Request”), at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Representative or any Borrower to, or entered into by the Borrower Representative or any Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative (or the applicable Borrower) shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent or European Administrative Agent, as applicable (prior to 9:00 a.m., Local Time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a Letter of Credit Request, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency of such Letter of Credit (which shall be in dollars, in the case of each Facility A Letter of Credit, or dollars or an Acceptable Foreign Currency, in the case of each Facility B Letter of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed the LC Sublimit and (ii) the Facility B LC Exposure shall not exceed $25,000,000. In addition, no Letter of Credit shall be issued, amended, renewed or extended if, after giving effect to such issuance, amendment, renewal or extension:

(A) the Facility A Revolving Exposure of any Lender would exceed such Lender’s Facility A Commitment;

(B) the Facility B Revolving Exposure of any Lender would exceed such Lender’s Facility B Commitment;

(C) the total Revolving Exposure would exceed the lesser of (x) the aggregate amount of the Commitments and (y) the Aggregate Borrowing Base;

(D) the total Facility A Revolving Exposure would exceed the lesser of (x) the aggregate amount of the Facility A Commitments and (y) the US Borrowing Base;

(E) the total Facility B Revolving Exposure would exceed the lesser of (x) the aggregate amount of the Facility B Commitments and (y) the Aggregate Borrowing Base minus the Facility A Revolving Exposure;

(F) the total Facility B Revolving Exposure relating to the European Borrowers would exceed the European Sublimit;

(G) the total Revolving Exposure relating to the Company would exceed the US Borrowing Base; or

(H) the aggregate LC Exposure in respect of Letters of Credit issued by any Issuing Bank shall exceed such Issuing Bank’s Issuing Bank Commitment;

subject, in the case of each of clause (C), (D) and (E) above, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.

Without affecting the limitations contained herein (other than clause (H) above), it is understood and agreed that the Borrower Representative may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Commitment in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Commitment then in effect shall be made at the sole discretion of such Issuing Bank and shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Commitment of any other Issuing Bank.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), subject to automatic extension or renewal for successive one-year periods and (ii) unless otherwise agreed by all of the Lenders and the applicable Issuing Bank, the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Facility A Lender, with respect to a Facility A Letter of Credit, or each Facility B Lender, with respect to a Facility B Letter of Credit, and each Facility A Lender or Facility B Lender, as applicable, hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent or the European Administrative Agent, as applicable, in the same currency as the applicable LC Disbursement, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent or the European Administrative Agent, as applicable, in the currency in which the applicable Letter of Credit was issued, an amount equal to such LC Disbursement not later than 1:00 p.m., Local Time, on the date that such LC Disbursement is made, if the Borrower Representative or the applicable Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Local Time, on such date, or, if such notice has not been received by the Borrower Representative or the applicable Borrower prior to such time on such date, then not later than 11:00 a.m., Local Time, on (i) the Business Day that the Borrower Representative or the applicable Borrower receives such notice, if such notice is received prior to 9:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative or the applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower Representative on behalf of the applicable Borrower (or the applicable Borrower) may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Borrowing of Revolving Loans or Swingline Loan in an equivalent amount and like currency and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Revolving Loans or Swingline Loan; provided further that no such payment shall be permitted to be financed with a Eurocurrency Borrowing. If any Borrower fails to make such payment when due, the Administrative Agent shall notify each Facility A Lender or Facility B Lender, as applicable, of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Administrative Agent or the European Administrative Agent, as applicable, in the same currency as the applicable LC Disbursement, its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the applicable Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent or the European Administrative Agent, as the case may be, of any payment from a Borrower pursuant to this paragraph, such Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then such Agent shall distribute such payment to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers or the Loan Guarantors of their respective obligations to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, either Collateral Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, direct, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by the applicable Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent or the European Administrative Agent, as applicable, and the Borrower Representative (or applicable Borrower) by (in the case of the Administrative Agent) telephone (confirmed by facsimile), facsimile or (if arrangements for doing so have been approved by the Administrative Agent or the European Administrative Agent, as applicable) through an Electronic System of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers or the Loan Guarantors of their obligations to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless a Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that a Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans, in the case of an LC Disbursement in respect of a US Letter of Credit denominated in dollars, and at the rate per annum then applicable to Overnight LIBO Loans, in the case of an LC Disbursement in respect of a Letter of Credit denominated in an Acceptable Foreign Currency or a European Letter of Credit denominated in dollars; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Banks. (i) Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent (not to be unreasonably withheld or delayed), the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon 30 days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case such Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(iii) Any Issuing Bank may resign as an Issuing Bank by notice to the Borrower Representative and the Administrative Agent at any time after the Commitments of such Issuing Bank hereunder as a Lender (together with the Commitments of its Affiliates) are reduced to $0. After the resignation of an Issuing Bank under this clause (iii), the resigned Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or if any of the other provisions hereof require cash collateralization, the Borrowers shall deposit in an account with the applicable Collateral Agent, in the name of such Collateral Agent and for the benefit of the Agents, the Lenders and the Issuing Banks (the “LC Collateral Account”), an amount, in cash and in the currency in which the applicable Letters of Credit are denominated, equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest and fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the applicable Collateral Agent as collateral for the payment and performance of the Secured Obligations. Each Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, such account shall be subject to a Deposit Account Control Agreement and/or acknowledgement of notice, as applicable, and each Borrower (other than a Borrower incorporated in England and Wales) hereby grants the Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks) a security interest in the LC Collateral Account and any Borrower incorporated in England and Wales shall ensure that any such LC Collateral Account is subject to the security created by the UK Security Agreements. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of each Collateral Agent and at each Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by each Collateral Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower or Borrower Representative for the account of the applicable Borrower within two Business Days after all such Defaults have been cured or waived.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (and, in respect of Facility B Letters of Credit, the European Administrative Agent) (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, the stated amount (and currency) of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), and whether such Letters of Credit are Facility A Letters of Credit or Facility B Letters of Credit, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, amount and currency of such LC Disbursement and whether such LC Disbursement relates to a Facility A Letter of Credit or a Facility B Letter of Credit, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank. Notwithstanding anything to the contrary contained herein, the foregoing requirements of this Section 2.06(k) shall in no way affect any obligation of the Lenders or Borrowers owing to such Issuing Bank pursuant to this Section 2.06 (including, without limitation, any such Person’s obligation to purchase participations in or make any reimbursement of any Letter of Credit and/or LC Disbursement).

(l) Amount of Letters of Credit. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(m) Second Restatement Date. On the Second Restatement Date, (i) each Existing Letter of Credit, to the extent outstanding, shall constitute a Letter of Credit hereunder (and to the extent any such Letter of Credit was a Facility A Letter of Credit under the Existing Credit Agreement, it shall be a Facility A Letter of Credit hereunder and to the extent it was a Facility B Letter of Credit under the Existing Credit Agreement, it shall be a Facility B Letter of Credit hereunder), (ii) each such Existing Letter of Credit shall be included in the calculation of LC Exposure and “Facility A LC Exposure” or “Facility B LC Exposure”, as applicable and (iii) all liabilities of the Company and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations.

SECTION 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Local Time, to the account of the Administrative Agent or the European Administrative Agent, as applicable, in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. Each of the Administrative Agent and the European Administrative Agent, as applicable, will make such Loans available to the Borrower Representative (or, if directed by the Borrower Representative, to the account of the applicable Borrower) by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent or the European Administrative Agent, as applicable, to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent or the European Administrative Agent, as applicable, and disbursed in its discretion.

(b) Unless the Administrative Agent or the European Administrative Agent, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent or the European Administrative Agent, as applicable, such Lender’s share of such Borrowing, the Administrative Agent or the European Administrative Agent, as applicable, may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or the European Administrative Agent, as applicable (a “Non-Funding Lender”), then the applicable Lender and the Borrowers agree (jointly and severally with each other Borrower, but severally and not jointly with the applicable Lenders) to pay to the Administrative Agent or the European Administrative Agent, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent or the European Administrative Agent, as applicable, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent or the European Administrative Agent, as applicable, in accordance with banking industry rules on interbank compensation, (ii) in the case of the Company, the interest rate applicable to ABR Loans (in the case of dollar-denominated amounts) or Overnight LIBO Loans (in the case of amounts denominated in an Acceptable Foreign Currency) or (iii) in the case of the European Borrowers, the interest rate applicable to Overnight LIBO Loans. If such Lender pays such amount to the Administrative Agent or the European Administrative Agent, as applicable, then such amount shall constitute such Lender’s Loan included in such Borrowing. Notwithstanding the foregoing, the Borrowers shall preserve their rights and remedies against any Non-Funding Lender which has not made Loans required by the terms and provisions hereof.

(c) On the Second Restatement Date, any outstanding credit exposure under the Existing Credit Agreement shall be reallocated among the Lenders in accordance with their respective Applicable Percentages and the Lenders shall advance such funds to the Administrative Agent (and the Administrative Agent shall take any actions) as shall be required to reallocate Loans such that each Lender’s share of outstanding Loans as of the Second Restatement Date shall be equal to its Applicable Percentage after giving effect to the Second Restatement Date.

SECTION 2.08 Interest Elections. (a) Each Borrowing of Revolving Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing of Revolving Loans, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing of Revolving Loans, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent or the European Administrative Agent, as applicable, of such election by (in the case of the Administrative Agent) telephone, facsimile or (if arrangements for doing so have been approved by the Administrative Agent or the European Administrative Agent, as applicable) through an Electronic System by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of Revolving Loans of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or (if arrangements for doing so have been approved by the Administrative Agent or the European Administrative Agent, as applicable) an Electronic System to the Administrative Agent or the European Administrative Agent, as applicable, of a written Interest Election Request in a form approved by the Administrative Agent or the European Administrative Agent, as applicable, and signed by the Borrower Representative.

(c) Each telephonic and written Interest Election Request (including requests submitted through an Electronic System) shall specify the following information in compliance with Section 2.02:

(A) the Borrower, the Facility and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(B) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(C) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(D) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent or the European Administrative Agent, as applicable, shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing of Revolving Loans prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to (i) an ABR Borrowing, in the case of a Eurocurrency Borrowing of US Revolving Loans denominated in dollars, or (ii) an Overnight LIBO Borrowing in the case of European Revolving Loans or a Borrowing of US Revolving Loans denominated in an Acceptable Foreign Currency. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing of Revolving Loans may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, (A) each Eurocurrency Borrowing of US Revolving Loans denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each European Revolving Loan or Borrowing of US Revolving Loans denominated in an Acceptable Foreign Currency shall be converted to an Overnight LIBO Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate in full the Commitments and/or may at any time terminate in full the European Sublimit upon (i) the payment in full in cash of all outstanding Loans or European Loans, as applicable, together with accrued and unpaid interest thereon and on any Letters of Credit or European Letters of Credit, as applicable, (ii) the cancellation and return of all outstanding Letters of Credit or European Letters of Credit, as applicable (or alternatively, with respect to each applicable Letter of Credit, the furnishing to the applicable Collateral Agent of a cash deposit in the currency in which the applicable Letters of Credit are denominated (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent and in the currency in which the applicable Letters of Credit are denominated) equal to 103% of the LC Exposure as of such date), (iii) the payment in full in cash of the accrued and unpaid fees and (iv) the payment in full in cash of all reimbursable expenses and other Obligations or Obligations of the European Borrowers, as applicable, together with accrued and unpaid interest thereon. Upon the termination in full of the European Sublimit and the satisfaction in full of the Obligations of the European Borrowers (other than Obligations in respect of contingent liabilities not then due), (x) the European Borrowers will be released from their obligations under this Agreement and the other Loan Documents (including, but not limited to, all reporting obligations contained in Section 5.01 relating to the European Borrowing Base) in their capacities as such, other than in respect of obligations which expressly survive the term of this Agreement, (y) all Collateral and any Loan Guaranties of the European Borrowers will be released and (z) all events relating to any Minimum European Availability Period will cease to have effect. Notwithstanding the foregoing, the termination of the European Sublimit without a corresponding termination of the Commitments shall have no effect on the availability to the Company of the Facility B Commitments.

(c) The Borrowers may from time to time reduce the Commitments; provided that (i) each such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) each such reduction shall be applied to the Facility A Commitments and the Facility B Commitments ratably in accordance with the aggregate amount of the Commitments at such time and (iii) the Borrowers shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, (A) the total Revolving Exposure would exceed the lesser of (x) the aggregate amount of the Commitments and (y) the Aggregate Borrowing Base, (B) the total Facility A Revolving Exposure would exceed the lesser of (x) the aggregate amount of the Facility A Commitments and (y) the US Borrowing Base, (C) the total Facility B Revolving Exposure would exceed the lesser of (x) the aggregate amount of the Facility B Commitments and (y) the Aggregate Borrowing Base minus the Facility A Revolving Exposure or (D) the total Facility B Revolving Exposure with respect to the European Borrowers would exceed the European Sublimit.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments or the European Sublimit under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent or the European Administrative Agent, as applicable (i) for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by such Agent.

(b) During any Full Cash Dominion Period, on each Business Day, the Administrative Agent or the European Administrative Agent, as applicable, shall apply (and/or instruct the application of) all funds credited to any applicable Collection Account as of 10:00 a.m., Local Time, on such Business Day (whether or not immediately available) first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) (without a corresponding reduction in Commitments) and to cash collateralize outstanding LC Exposure; provided that during any Full Cash Dominion Period which is based solely on a European Full Cash Dominion Period (but not a Total Full Cash Dominion Period) the foregoing shall apply exclusively to the European Borrowers (including any Collection Account thereof) and the prepayment and/or cash collateralization of European Protective Advances, European Revolving Loans and Revolving Exposure relating to the European Borrowers in respect of their Facility B Loans. Any such application of funds shall be made (i) from Collections Accounts of the US Loan Parties first in respect of Obligations of the US Loan Parties under each Facility ratably in accordance with the then outstanding amounts thereof and second in respect of Obligations of the European Loan Parties and (ii) from Collections Accounts of the European Loan Parties and shall be made solely in respect of Obligations of the European Loan Parties. Notwithstanding anything to the contrary contained herein, after an Event of Default, funds credited to any applicable Collection Account shall be applied in accordance with Section 2.18(b)(ii). In the event and to the extent that any Protective Advances, Revolving Loans or Swingline Loans remain unpaid and/or any LC Exposure is not fully cash collateralized (the “Payment and Collateralization Requirements”) following the application of funds out of the Collection Accounts pursuant to this Section as a result of a mismatch between the currencies of the amounts in the applicable Collection Accounts and the currencies in which the outstanding Payment and Collateralization Requirements are denominated, the relevant Borrowers shall be deemed to have requested the Administrative Agent and/or the European Administrative Agent (as applicable) to convert any excess funds remaining in the Collection Accounts to the currency or currencies of the outstanding Payment and Collateralization Requirements and apply such converted amounts to such outstanding Payment and Collateralization Requirements.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) [Reserved].

(e) The entries made in the accounts maintained pursuant to paragraph (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender, the Administrative Agent or the European Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time, and without premium or penalty, to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b) Except for Protective Advances permitted under Section 2.04, in the event and on such occasion that:

(i) the Facility A Revolving Exposure or Facility B Revolving Exposure of any Lender exceeds such Lender’s Facility A Commitment or Facility B Commitment, respectively;

(ii) the total Revolving Exposure exceeds the lesser of (x) the aggregate amount of the Commitments or (y) the Aggregate Borrowing Base;

(iii) the total Facility A Revolving Exposure exceeds the lesser of (x) the aggregate amount of the Facility A Commitments and (y) the US Borrowing Base;

(iv) the total Facility B Revolving Exposure exceeds the lesser of (x) the aggregate amount of the Facility B Commitments and (y) the Aggregate Borrowing Base minus the Facility A Revolving Exposure;

(v) the total Facility B Revolving Exposure relating to the European Borrowers exceeds the European Sublimit; or

(vi) the total Revolving Exposure relating to the Company exceeds the US Borrowing Base;

the Borrowers, as applicable, shall promptly prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

(c) The Borrower Representative shall notify the Administrative Agent and the European Administrative Agent, as applicable (and in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by (in the case of the Administrative Agent or the US Swingline Lender) telephone (confirmed by facsimile), facsimile or (if arrangements for doing so have been approved by the applicable recipient) through an Electronic System of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing of Revolving Loans, not later than 10:00 a.m., Local Time, two Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing of Revolving Loans or an Overnight LIBO Borrowing of Revolving Loans, not later than 10:00 a.m., Local Time, on the Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing of Revolving Loans, the applicable Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing of Revolving Loans shall be in an amount that would be permitted in the case of an advance of a Borrowing of Revolving Loans of the same Type as provided in Section 2.02. Each prepayment of a Borrowing of Revolving Loans shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12 Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Second Restatement Date to but excluding the date on which the Lenders’ Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day following the last day of each calendar quarter and on the date on which the Commitments terminate, commencing on the first such date to occur after the Second Restatement Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Spread in the case of standby Letters of Credit, and 50% of the Applicable Spread in the case of trade Letters of Credit, in each case used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Second Restatement Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Second Restatement Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day following the end of each calendar quarter and on the date on which the Commitments terminate, commencing on the first such date to occur Second Restatement Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available dollars, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to an Issuing Bank) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each US Swingline Loan and each Protective Advance made to the Company denominated in dollars) shall bear interest at the Alternate Base Rate plus the Applicable Spread.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Spread.

(c) The Loans comprising each Overnight LIBO Borrowing (including each European Swingline Loan and each Facility B Protective Advance (other than a Facility B Protective Advance made to the Company and denominated in dollars)) shall bear interest at the Overnight LIBO Rate plus the Applicable Spread.

(d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans and participation fees on account of Letters of Credit shall bear interest at 2% plus the rate otherwise applicable to such Loans or participation fees, as applicable, as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, (x) if such amount is denominated in dollars, such amount shall accrue at 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, and (y) if such amount is denominated in an Acceptable Foreign Currency, such amount shall accrue at 2% plus the rate applicable to Overnight LIBO Rate Loans as provided in paragraph (c) of this Section.

(e) Accrued interest on each Loan (for ABR Loans and Overnight LIBO Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed and (ii) interest computed on Loans and Letters of Credit denominated in Sterling or Canadian Dollars shall be computed on the basis of a year of 365 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, LIBO Rate or Overnight LIBO Rate shall be determined by the Administrative Agent or the European Administrative Agent, as applicable, and such determination shall be conclusive absent manifest error.

(g) All interest hereunder shall be paid in the currency in which the Loan giving rise to such interest is denominated.

SECTION 2.14 Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining (including by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(B) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, facsimile or an Electronic System as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of Revolving Loans to, or continuation of any Borrowing of Revolving Loans as, a Eurocurrency Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Borrowing of Revolving Loans to the Company denominated in dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Borrowing of Revolving Loans denominated in an Acceptable Foreign Currency, or a European Revolving Loan denominated in dollars such Borrowing shall be made as an Alternate Rate Borrowing.

(b) If at any time:

(A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Overnight LIBO Rate; or

(B) the Administrative Agent is advised by the Required Lenders that the Overnight LIBO Rate will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in any Overnight LIBO Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, facsimile or an Electronic System as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, any Overnight LIBO Borrowing (including any Facility B Swingline Loan denominated in an Acceptable Foreign Currency) shall be made as an Alternate Rate Borrowing.

SECTION 2.15 Increased Costs; Illegality. (a) If any Change in Law shall:

(A) subject any Credit Party to any (or any increase in any) Other Connection Taxes with respect to this Agreement or any other Loan Document, any Letter of Credit, or any participation in a Letter of Credit or any Loan made or Letter of Credit issued by it, except any such Taxes imposed on or measured by its net income or profits (however denominated) or franchise taxes imposed in lieu of net income or profits taxes;

(B) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or Overnight LIBO Rate) or any Issuing Bank; or

(C) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans or Overnight LIBO Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such other Credit Party of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such other Credit Party hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such other Credit Party, as the case may be, such additional amount or amounts as will compensate such Lender or such other Credit Party, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall, in each case, be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

(d) A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) If by reason of any Change in Law subsequent to the Second Restatement Date, disruption or currency of foreign exchange markets, war or civil disturbance or similar event, the funding of any Loans in an Acceptable Foreign Currency or the issuance of any Letters of Credit in an Acceptable Foreign Currency shall be impossible or, in the reasonable judgment of the Administrative Agent or the Required Lenders, such Acceptable Foreign Currency is no longer available or readily convertible to dollars, or the Dollar Equivalent of such Acceptable Foreign Currency is no longer readily calculable, then, no Loans shall be made or Letters of Credit shall be issued in the relevant Acceptable Foreign Currency.

(g) If payment in respect of any Loan or Letter of Credit shall be due in a currency other than dollars and/or at a place of payment other than New York and if, by reason of any Change in Law subsequent to the Second Restatement Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligations in such currency or such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or the Required Lenders, the applicable Acceptable Foreign Currency is no longer available or readily convertible to dollars, or the Dollar Equivalent of such Acceptable Foreign Currency is no longer readily calculable, then, at the election of any affected Lender or Issuing Bank, the applicable Borrower shall make payment of such Loan or Letter of Credit in dollars (based upon the Dollar Equivalent thereof for the day on which such payment occurs, as determined by the Administrative Agent in accordance with the terms hereof) and/or in New York, and shall indemnify such Lender against any currency exchange losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent (as defined below)) requires the deduction or withholding of any Indemnified Tax or Other Tax from any such payment (including, for the avoidance of doubt, any such deduction or withholding required to be made by the applicable Loan Party, the Administrative Agent, the European Administrative Agent, any Collateral Agent or, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, by such Lender for the account of any of its direct or indirect beneficial owners), the applicable Loan Party, the Administrative Agent, the European Administrative Agent, the applicable Collateral Agent, the Lender or the applicable direct or indirect beneficial owner of a Lender that is treated as a partnership for U.S. federal income tax purposes (any such person a “Withholding Agent”) shall make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the European Administrative Agent, each Collateral Agent, any Lender, any Issuing Bank or its beneficial owner, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made. A Loan Party is not required to make any payment to a Lender pursuant to this Section 2.17 for a tax deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Borrowing if on the date on which the payment falls due:

(i) the payment could have been made to the relevant Lender without a tax deduction if it was a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii) (A) the relevant Lender is a UK Qualifying Lender solely under clause (b) of the definition of UK Qualifying Lender (a “UK Non-Bank Lender”), (B) an officer of H.M. Revenue & Customs has given (and not revoked) a direction under section 931 of the UK Income Tax Act 2007 (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that Lender has received from a UK Borrower a certified copy of such direction; and (C) the payment could have been made to the Lender without any tax deduction in the absence of such direction; or

(iii) the relevant Lender is a UK Non-Bank Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to a UK Borrower.

(b) Each UK Non-Bank Lender agrees that, prior to becoming a party to this Agreement, it will deliver a Tax Confirmation to the Borrower Representative.

(c) Each UK Non-Bank Lender agrees to promptly notify the Borrower Representative and the Administrative Agent if any of the information contained in the Tax Confirmation of such UK Non-Bank Lender is inaccurate.

(d) Without limiting the provisions of paragraph (a) above, the Borrowers shall timely pay, or at the option of the Administrative Agent, the European Administrative Agent or any Collateral Agent, as applicable, timely reimburse it for the payment of any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(e) The Borrowers shall jointly and severally indemnify the Administrative Agent, the European Administrative Agent, each Collateral Agent, each Lender and each Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable by the Administrative Agent, the European Administrative Agent, such Collateral Agent, such Lender (or its beneficial owner) or such Issuing Bank, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by the Administrative Agent, the European Administrative Agent, a Collateral Agent, a Lender or an Issuing Bank (with a copy to the Administrative Agent), as applicable, shall be conclusive absent manifest error. This paragraph (e) shall not apply to the extent that the Indemnified Taxes or Other Taxes (i) are compensated for by an increased payment under Section 2.17(a) or (ii) would have been compensated for by an increased payment under Section 2.17(a) but were not so compensated solely because one of the exclusions in Section 2.17(a)(i), (ii) or (iii) applied.

(f) Each Lender shall indemnify the Administrative Agent, the European Administrative Agent or any Collateral Agent, as applicable, within 10 days after demand therefor, for the full amount of any Taxes (but, in the case of any Indemnified Taxes and Other Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are payable or paid by the Administrative Agent, the European Administrative Agent or any Collateral Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(g) As soon as practicable after any payment of Indemnified Taxes or Other Taxes (or any other Taxes deducted in accordance with Section 2.17(a)) by a Loan Party to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(h) Any Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower Representative, the Administrative Agent or the European Administrative Agent or any Collateral Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative, the Administrative Agent or the European Administrative Agent or any Collateral Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such forms shall not be required if the Lender is not legally entitled to do so, and shall not be required (other than with respect to such documentation set forth in Sections 2.17(h)(i) through (vi) below) if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, in the event that any Borrower is a US Borrower, any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code, duly completed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt,

(ii) in the case of a Foreign Lender, duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(iii) in the case of a Foreign Lender, duly completed copies of Internal Revenue Service Form W-8ECI,

(iv) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E to the effect that (A) such Foreign Lender is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) the interest payment in question is not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable,

(v) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, or W-8BEN-E, as applicable, U.S. Tax Compliance Certificate, Form

W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner,

(vi) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement, or

(vii) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(i) Without limiting the generality of Section 2.17(h) a Lender which becomes a party to this Agreement and which holds a passport under the HM Revenue & Customs DT Treaty Passport scheme and wishes that scheme to apply to this Agreement (where permitted by applicable law) shall notify the relevant Loan Parties to that effect by including its scheme reference number and its jurisdiction of tax residence in the Commitment Schedule or, where applicable, in the form of Assignment and Assumption executed and delivered by that Lender. Following such notification, each relevant Loan Party shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within thirty (30) days of the date of such notification and shall promptly provide the Lender, the Administrative Agent and the European Administrative Agent with a copy of that filing. If a Lender has not notified its scheme reference number and its jurisdiction of tax residence pursuant to this Section 2.17(i), no Loan Party shall file any form relating to the HM Revenue & Customs DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Borrowing. Nothing in this Section 2.17(i) shall require a Lender to (a) register under the HM Revenue & Customs DT Treaty Passport scheme, (b) apply the HM Revenue & Customs DT Treaty Passport scheme in respect of any Borrowing if it has so registered or (c) file Treaty forms (notwithstanding Section 2.17(h)) if it has notified its scheme reference number and its jurisdiction of tax residence in accordance with this Section 2.17(i) and the relevant Loan Party has not complied with its obligations under this Section 2.17(i).

(j) If the Administrative Agent, the European Administrative Agent, either Collateral Agent, any Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid by any Loan Party pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent, the European Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of the Administrative Agent, the European Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over pursuant to this Section 2.17(j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the European Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank in the event the Administrative Agent, the European Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will any Issuing Bank or Lender be required to pay any amount to any Loan Party the payment of which would place the Issuing Bank or such Lender in a less favorable net after-Tax position than the Issuing Bank or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent, the European Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person nor shall it be construed to require the Administrative Agent, the European Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank, as the case may be, to apply for or otherwise initiate any refund contemplated in this Section 2.17.

(k) All amounts set out, or expressed to be payable under any Loan Document by any party to the Administrative Agent, the European Administrative Agent, either Collateral Agent, any Lender or any Issuing Bank which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable in connection therewith. If, in connection with this Agreement, VAT is chargeable to, or in respect of any payment made by any Loan Party to, the Administrative Agent, the European Administrative Agent, either Collateral Agent, any Lender or any Issuing Bank, such Loan Party shall promptly pay to the Administrative Agent, the European Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank, as the case may be, an amount equal to the amount of such VAT (and the Administrative Agent, the European Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank, as the case may be, shall promptly provide an appropriate VAT invoice to such party).

(l) Where any party is required under any Loan Document to reimburse the Administrative Agent, the European Administrative Agent, either Collateral Agent, any Lender or any Issuing Bank, as the case may be, for any costs or expenses, that party shall also at the same time pay and indemnify each such Administrative Agent, European Administrative Agent, Collateral Agent, any Lender or any Issuing Bank, as the case may be, against all VAT and any stamp duty, registration or other similar tax payables, in each case incurred in connection with the entry into, performance or enforcement of any Loan Document.

(m) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(n) Solely for purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Second Restatement Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement (together with any loans or other extensions of credit pursuant thereto) as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Except as otherwise expressly set forth herein, all payments of Loans shall be paid in the currency in which such Loans were made. Any amounts received after such time on any date may, in the discretion of the Administrative Agent or the European Administrative Agent, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent or the European Administrative Agent, as applicable, at its offices at (i) for payments of US Revolving Loans, US Swingline Loans, LC Disbursements of any Issuing Bank in respect of US Letters of Credit, fronting fees payable to any Issuing Bank in respect of US Letters of Credit, US Protective Advances, fees payable pursuant to Section 2.12(a), participation fees payable pursuant to Section 2.12(b), fees payable pursuant to 2.12(c) and all other payments in dollars, to the Administrative Agent at 10 South Dearborn St., Floor L2, Chicago, IL 60603 and (ii) for payments of European Revolving Loans, European Swingline Loans, LC Disbursements of any Issuing Bank in respect of European Letters of Credit, fronting fees payable to the an Issuing Bank in respect of European Letters of Credit and European Protective Advances, to the European Administrative Agent at 25 Bank Street, Canary Wharf, London, E14 5JP, United Kingdom, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. Each of the Administrative Agent and the European Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient, in like funds, promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars, except that all payments in respect of Loans (and interest thereon) and LC Obligations shall be made in the same currency in which such Loan was made or Letter of Credit issued. During any Full Cash Dominion Period, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral that are deposited in a Collection Account shall be applied in whole or in part against the applicable Obligations as of 10:00 a.m., Local Time, on the Business Day of receipt, subject to actual collection.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Accounts during a Full Cash Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the European Administrative Agent, either Collateral Agent and any Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations) ratably, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations) ratably, third, to pay interest due in respect of the Protective Advances ratably, fourth, to pay the principal of the Protective Advances ratably, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the US Collateral Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, eighth, to the ratable payment of any amounts owing with respect to Banking Services and Swap Obligations that are Secured Obligations (with respect to any Lender or Affiliate thereof (other than the Administrative Agent and its Affiliates), up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.23), ninth, to the ratable payment of any other Secured Obligation due to the Administrative Agent, the European Administrative Agent, either Collateral Agent or any Lender by the Borrowers, and tenth, any balance remaining after the Secured Obligations shall have been paid in full and no Letters of Credit shall be outstanding (other than Letters of Credit which have been cash collateralized in accordance with the foregoing) shall be paid over to the applicable Borrower at its Funding Account. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent, the European Administrative Agent, the Collateral Agents nor any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. Each of the Administrative Agent and the European Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing, (i) any application of proceeds from the Collateral of the European Loan Parties shall be made (x) solely in respect of Obligations of the European Loan Parties and (y) prior to any application of proceeds from the Collateral of the US Loan Parties to the Obligations of the European Loan Parties and (ii) any application of proceeds from Collateral of the US Loan Parties shall be applied (A) first in respect of Obligations of the US Loan Parties under each Facility, in the order and priority set forth in clauses first through seventh above, ratably in accordance with the then outstanding amounts thereof, (B) second, in respect of Obligations of the Loan Parties under Facility B, in the order and priority set forth in clauses first through seventh above, and (C) third, in respect of Obligations of the Loan Parties under the Facilities, ratably in accordance with the then outstanding amounts thereof, in accordance with the order and priority set forth in clauses eighth through tenth above. Notwithstanding the foregoing, no amount received from any Loan Guarantor shall be applied to any Excluded Swap Obligation of such Loan Guarantor.

(c) At the election of the Administrative Agent or the European Administrative Agent, as the case may be, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with either the Administrative Agent or the European Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent and the European Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent and the European Administrative Agent to charge any deposit account of any Borrower maintained with such Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply); provided, further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Loan Guarantor shall be applied to any Excluded Swap Obligations of such Loan Guarantor. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent or the European Administrative Agent, as applicable, may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent and the European Administrative Agent, if applicable, forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent or the European Administrative Agent, if applicable, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent and, if applicable, the European Administrative Agent, may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is otherwise a Departing Lender (as defined below), then:

(a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment) and (iii) would not breach any applicable law;

(b) the Borrowers may, at their sole expense and effort, require such Lender or any Defaulting Lender (herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld or delayed, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, the European Administrative Agent, either Collateral Agent, any Issuing Bank or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, the European Administrative Agent, such Collateral Agent, such Issuing Bank or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, the European Administrative Agent, either Collateral Agent, any Issuing Bank or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.

SECTION 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Available Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining consent to any waiver, amendment or modification pursuant to Section 9.02; provided, that no such amendment, modification or waiver shall (i) increase the Commitment of such Defaulting Lender without the consent of such Defaulting Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement of such Defaulting Lender or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable to such Defaulting Lender hereunder, without the written consent of such Defaulting Lender or (iii)

postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement of such Defaulting Lender, or any date for the payment of any interest, fees or other Obligations payable hereunder to such Defaulting Lender, or reduce the amount of, waive or excuse any such payment to such Defaulting Lender, or postpone the scheduled date of expiration of such Defaulting Lender’s Commitment without the written consent of such Defaulting Lender;

(c) if any Swingline Exposure, LC Exposure or Protective Advance Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure, LC Exposure and Protective Advance Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure, LC Exposure and Protective Advance Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within five Business Days following notice by the Administrative Agent (x) first, prepay such Protective Advance Exposure, (y) second, prepay such Swingline Exposure and (z) third, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (in each case after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the European Administrative Agent, the Borrowers, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied (in their reasonable judgment) all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and Protective Advance Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.22 Additional or Increased Commitments. (a) Any Borrower may, at any time and from time to time on or after the Second Restatement Date, by written notice to the Administrative Agent, elect to request additional or increased Commitments hereunder, in an aggregate amount not in excess of $250,000,000. Each such notice shall specify the date (each, an “Increased Amount Date”) on which such Borrower proposes that the additional or increased Commitments shall be effective, which shall be a date not less than three Business Days after the date on which such notice is delivered to Administrative Agent; provided, that any Lender offered or approached to provide all or a portion of any increased Commitments may elect or decline, in its sole discretion, to provide the same. Such additional or increased Commitments shall become effective as of such Increased Amount Date; provided, that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such additional or increased Commitments and to the making of any Revolving Loans in respect of any additional or increased Commitments pursuant thereto; (2) any such additional or increased Commitments and the extensions of credit thereunder shall be ratable with the existing Commitments and extensions of credit thereunder; (3) the terms (other than the pricing) applicable to the additional or increased Commitments shall be the same as those applicable to the existing Commitments, provided that if the all-in yield (whether in the form of interest rate margins, upfront fees or any Adjusted LIBO Rate or Alternate Base Rate floor, with any such upfront fees being equated to interest margin) applicable to such additional or increased Commitments exceeds by more than 0.50% the corresponding all-in yield for the existing Commitments, the interest rate margin with respect to the existing Commitments shall be increased by an amount equal to the difference between the all-in yield with respect the additional and increased Commitments and the corresponding all-in yield on the existing Commitments minus 0.50%; (4) any New Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld; (5) such additional or increased Commitments shall be effected pursuant to one or more supplements to this Agreement executed and delivered by the Borrowers, the Administrative Agent and one or more New Lenders or existing Lenders; and (6) the Borrowers shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction, including any supplements or amendments to the Collateral Documents providing for such additional or increased Commitments and the extensions of credit thereunder to be secured thereby.

(c) On any Increased Amount Date on which any additional or increased Commitments become effective, subject to the foregoing terms and conditions, each new lender with an additional Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such additional Commitment and each Lender with an increased Commitment shall have its Commitment adjusted accordingly.

(d) Each supplement to this Agreement effected in accordance with Section 2.22(a) may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to implement the provisions of this Section 2.22 (including to establish transition provisions to provide for any additional or increased Commitments to share ratably in the extensions of credit under the Commitments).

SECTION 2.23 Banking Services and Swap Agreements. Each Lender or Affiliate thereof (other than any Lender and its Affiliates to the extent such Lender is then acting as the Administrative Agent hereunder) providing Banking Services for, or having Swap Agreements with, any Loan Party shall deliver to the Administrative Agent, (a) promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent), and (b) following the end of each calendar month, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Obligations. The most recent information provided to the Administrative Agent before an Event of Default shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Obligations pursuant to Section 2.18(b) and which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except as otherwise set forth on Schedule 3.01.

SECTION 3.02 Authorization; Enforceability. (a) The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, examination, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The choice of governing law provisions contained in this Agreement and each other Loan Document are enforceable in the jurisdictions where each Loan Party is organized or incorporated or any Collateral is located. Any judgment obtained in connection with any Loan Document in the jurisdiction of the governing law of such Loan Document will be recognized and be enforceable in the jurisdictions where each Loan Party is organized or any Collateral is located.

(c) Subject to applicable Insolvency Laws, no European Loan Party nor any of its property or assets has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such European Loan Party is organized in respect of its obligations under the Loan Documents to which it or its property or assets is subject.

(d) The Loan Documents to which each European Loan Party is a party are in proper legal form under the laws of the jurisdiction in which each such European Loan Party is organized or incorporated and existing (i) for the enforcement thereof against each such European Loan Party under the laws of each such jurisdiction and (ii) in order to ensure the legality, validity, enforceability, priority or admissibility in evidence of such Loan Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents to which any European Loan Party is a party that any such Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which any such European Loan Party is organized or that any registration charge or stamp or similar tax be paid on or in respect of the applicable Loan Documents or any other document, except for any such filing, registration, recording, execution or notarization that is referred to in Section 3.16 or is not required to be made until enforcement of the applicable Loan Document.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any material indenture, material agreement or other material instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (reported on a monthly basis) (i) as of and for the fiscal year ended December 26, 2015, reported on by Deloitte & Touche LLP, a registered public accounting firm, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 26, 2016, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. Except as set forth on Schedule 3.06 and except as otherwise permitted under this Agreement, neither the Company nor any of its consolidated subsidiaries has any material Guarantee obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

(b) Except for the Disclosed Matters, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 26, 2015.

SECTION 3.05 Properties. (a) Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than Permitted Liens, except where failure would not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all material Intellectual Property that is necessary to its business as currently conducted and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person.

SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any material Environmental Liability or knows of any basis for any material Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c) Since the Second Restatement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 and shall not register as, conduct its business or take any action which shall cause it to be registered for the purposes of the European Communities (Markets in Financial Instruments) Regulations 2007.

SECTION 3.09 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes. As of the Second Restatement Date, no Taxes are imposed, by withholdings or otherwise, on any payment to be made by any European Borrower under any Loan Document, or are imposed on, or by virtue of, the execution or delivery by any European Borrower of any Loan Document. As of the Second Restatement Date, no European Borrower is required to make any deduction for or on account of Tax from any payment it may make under any Loan Document. Each Borrower is resident for Tax purposes only in the jurisdiction of its establishment or incorporation as the case may be.

SECTION 3.10 ERISA; Benefit Plans. (a) Except for Disclosed Matters, no event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Each Loan Party and ERISA Affiliate is in compliance with the applicable provisions of ERISA, the Code, the PR Code and any other federal, state or local laws relating to the Plans, and with all regulations and published interpretations thereunder, except as could not reasonably be expected to result in a Material Adverse Effect. Except for Disclosed Matters, the present value of all projected benefit obligations under each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (based on the assumptions used for purposes of Statement of Financial Accounting Standards Topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

(b) Except for the UK Pension Scheme, (i) neither a UK Loan Party nor any of its Subsidiaries or Affiliates is or has at any time been an employer (for the purposes of Sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pensions Schemes Act 1993) and (ii) neither a UK Loan Party nor any of its Subsidiaries or Affiliates is or has at any time been “connected” with or an “associate” of (as those terms are used in Sections 38 and 43 of the UK Pensions Act 2004) such an employer.

(c) The UK Pension Scheme is either fully funded based on the statutory funding objective of Section 222 of the UK Pensions Act 2004 or has in place a recovery plan that satisfies the requirements of Section 226 of the UK Pensions Act 2004.

(d) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions (including insurance premiums) required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) other than in relation to the UK Pension Scheme, the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement.

(e) All pension schemes operated or maintained for the benefit of a Loan Party (including in the case of a UK Loan Party, its Subsidiaries or Affiliates) comply with all provisions of the relevant law and employ reasonable actuarial assumptions. Other than in relation to the UK Pension Scheme and other than as set forth on Schedule 3.10, no Loan Party has any unsatisfied liability in respect of any pension scheme and there are no circumstances which may give rise to any such liability which could reasonably be expected to have Material Adverse Effect. Each Loan Party shall ensure that all pension schemes operated by or maintained for the benefit of a Loan Party (including in the case of a UK Loan Party, its Subsidiaries or Affiliates) and/or any of its employees are, to the extent required by applicable law, funded or reserved to the extent failure to do so (or, with the expiry of a grace period, the giving of notice, the making of any determination under the Loan Documents or any combination of any of the foregoing taking into account all remedies of the Loan Parties under the Loan Documents) could reasonably be expected to have a Material Adverse Effect.

(f) None of the Canadian Pension Plans is a Canadian DB Plan. No Lien has arisen in respect of, or in connection with any Canadian Pension Plan (save for contribution amounts not yet due). Except as would not be reasonably expected to have a Material Adverse Effect: (i) all employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, (ii) there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans, (iii) there has been no termination of any Canadian Pension Plan and, to the knowledge of the Loan Parties, no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a termination of any Canadian Pension Plan by any Governmental Authority under applicable law.

SECTION 3.11 Disclosure. Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, and taken as a whole, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Second Restatement Date, as of the Second Restatement Date.

SECTION 3.12 No Default. No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 3.13 Solvency. (a) Immediately after the consummation of the Transactions to occur on the Second Restatement Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become due, absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Second Restatement Date.

(b) No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14 Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Second Restatement Date. As of the Second Restatement Date, all premiums in respect of such insurance have been paid. The Borrowers believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries are adequate.

SECTION 3.15 Capitalization and Subsidiaries. Schedule 3.15 sets forth, as of the Second Restatement Date, (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s subsidiaries, (b) a true and complete listing of each class of authorized Equity Interests of each Borrower (other than the Company), of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable (to the extent such concepts are applicable), and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Company and each of its subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party in its subsidiaries has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

SECTION 3.16 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the applicable Collateral Agent, for the benefit of the Agents, the Lenders and the Issuing Banks, and upon filing of UCC financing statements and the taking of actions or making of filings required for perfection under the laws of the relevant Collateral Documents, as necessary, and, if applicable, the taking of actions or making of filings with respect to Intellectual Property registrations or applications issued or pending, such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral, except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Liens would have priority over the Liens in favor of the US Collateral Agent or the European Collateral Agent, as applicable, pursuant to any applicable law, (b) Liens created by a UK Loan Party where registration of particulars of such Liens at the (i) Companies House in England and Wales or Scotland is required under Section 860 or Section 878, as applicable, of the UK Companies Act 2006, (ii) UK Trade Marks Registry at the Patent Office in England and Wales or Scotland is required and (iii) UK Land Registry or UK Land Charges Registry in England and Wales or Scotland is required. As of the Second Restatement Date, the jurisdictions in which the filing of UCC and PPSA financing statements are necessary are listed on Schedule 3.16.

SECTION 3.17 Employment Matters. As of the Second Restatement Date, there are no strikes, lockouts or slowdowns, and no material unfair labor practice charges, against any Loan Party or its Subsidiaries pending or, to the knowledge of the Borrowers, threatened. The terms and conditions of employment, hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in material violation of the Fair Labor Standards Act, or any other applicable federal, provincial, territorial, state, local or foreign law dealing with such matters. All material payments due from any Loan Party or any of its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages, vacation pay and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

SECTION 3.18 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.19 Centre of Main Interests. For the purposes of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings, each European Borrower’s centre of main interests (as that term is used in Article 3(1) therein) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) therein) in any other jurisdiction.

SECTION 3.20 Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors, and to the knowledge of the Company its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated a Sanctioned Person. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Transactions will not violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.21 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01 Second Restatement Date. The amendment and restatement of the Existing Credit Agreement and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit under this Agreement shall not become effective until the date on which each of the following conditions are satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto (including the Required Lenders under the Existing Credit Agreement) either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or .pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies (or facsimile or .pdf copies) of any Loan Documents or any amendments to any Loan Documents as the Administrative Agent shall reasonably request and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and written opinions of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Banks and the Lenders.

(b) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Second Restatement Date and executed by its Secretary, Assistant Secretary or authorized manager or director, which shall (A) certify the resolutions of its Board of Directors, Board of Managers, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, together with any powers of attorney granted in connection therewith, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers, managers or attorneys of such Loan Party authorized to sign the

Loan Documents to which it is a party, (C) in respect of each UK Loan Party organized under the laws of England and Wales, contain a statement to the effect that its entry into and performance by it of the transactions contemplated by the Loan Documents do not and will not exceed any limit on its powers to borrow, grant security or give guarantees or indemnities contemplated by the Loan Documents to which it is a party and (D) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws, memorandum and articles of association or operating, management or partnership agreement; and (ii) a long form certificate of good standing, status or compliance, as applicable, for each Loan Party from its jurisdiction of organization (to the extent such concept is relevant or applicable in such jurisdiction).

(c) No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Borrower Representative and dated the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(d) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Second Restatement Date.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties (other than the Dutch Loan Parties) are located, and such search report shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Second Restatement Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(f) Payments Under Existing Credit Agreement. The Credit Parties (as defined under the Existing Credit Agreement) shall have received all accrued interest and fees in respect of loans, letters of credit and commitments under the Existing Credit Agreement. The Loans (as defined in the Existing Credit Agreement) of Exiting Lenders shall have been repaid in full.

(g) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of each Borrower (other than the Dutch Borrowers and the UK Borrowers, which shall provide a representation as to solvency in a director’s or similar certificate).

(h) Acknowledgement and Confirmation. The Administrative Agent shall have received an acknowledgement and confirmation from each of the Loan Parties certifying that (i) all of its obligations and liabilities under each of the Loan Documents to which such Loan Party is a party remain in full force and effect on a continuous basis after giving effect to the amendment and restatement of this Agreement on the Second Restatement Date and (ii) all of the Liens and security interests created and arising under each of the Loan Documents to which such Loan Party is a party remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to the amendment and restatement of this Agreement on the Second Restatement Date, as collateral security for its obligations, liabilities and Indebtedness under this Agreement and under its Loan Guaranty, as applicable.

(i) Borrowing Base Certificates. The Administrative Agent shall have received (i) an Aggregate Borrowing Base Certificate which calculates the Aggregate Borrowing Base as of the Second Restatement Date and (ii) a US Borrowing Base Certificate, UK Borrowing Base Certificate, Canadian Borrowing Base Certificate and Dutch Borrowing Base Certificate which calculates each such Borrowing Base as of March 31, 2016.

(j) Closing Availability. After giving effect to all Borrowings to be made on the Second Restatement Date and the issuance of any Letters of Credit on the Second Restatement Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities and obligations current, the Borrowers’ Aggregate Availability shall not be less than $500,000,000.

(k) Release of the Irish Borrower and Luxembourg Borrower Each of the Irish Borrower and the Luxembourg Borrower (each as defined under the Existing Credit Agreement) shall have (i) delivered to the Administrative Agent a written notification of removal, (ii) repaid in full all Loans (as defined in the Existing Credit Agreement) made to such Borrower, (iii) cash collateralized all Obligations (as defined in the Existing Credit Agreement) in respect of Letters of Credit (as defined in the Existing Credit Agreement) issued for the account of such Borrower and (iv) repaid in full all other amounts owed by such Borrower under the Existing Credit Agreement and the other Loan Documents (it being agreed that such repayment shall be in accordance with the Existing Credit Agreement).

(l) Funding Account Notice. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(m) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the European Administrative Agent, either Collateral Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers and the Lenders of the Second Restatement Date, and such notice shall be conclusive and binding. After the Second Restatement Date, the Administrative Agent shall make available to the Lenders executed versions of the Loan Documents.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except that such representations and warranties (i) that relate solely to an earlier date shall be true and correct as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) Each Borrowing and each issuance of any Letter of Credit shall be made in accordance with the terms of clauses (i) – (vi) of Section 2.01.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make (or authorize the European Administrative Agent to make) Loans (which shall be considered Protective Advances hereunder) and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit (or amend, renew or extend any Letter of Credit) for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing or causing to be issued (or amending, renewing or extending) any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full in cash and all Letters of Credit shall have expired or terminated (or have been cash collateralized in accordance with Section 2.06(j) hereof) and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent (with copies to be provided to each Lender by the Administrative Agent):

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b) within 45 days after the end of each of the first three fiscal quarters of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit C (each, a “Compliance Certificate”) (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.15 (to the extent applicable) and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) as soon as available, but in any event not more than 30 days after the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement in form acceptable to the Administrative Agent) of the Company for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(f) as soon as available, but in any event within 15 Business Days of the end of each calendar quarter (or (i) within 15 Business Days of the end of each month for which, at any time during such month, there were Loans outstanding or the LC Exposure was in excess of $200,000,000 and (ii) within three Business Days of the end of each week at any time during a Level 3 Minimum Aggregate Availability Period), an Aggregate Borrowing Base Certificate, a US Borrowing Base Certificate, a UK Borrowing Base Certificate, a Canadian Borrowing Base Certificate, a Puerto Rican Borrowing Base Certificate and a Dutch Borrowing Base Certificate, in each case which calculates such Borrowing Base, and supporting information in connection therewith, together with any additional reports with respect to the Aggregate Borrowing Base, the US Borrowing Base, the UK Borrowing Base, the Canadian Borrowing Base, the Puerto Rican Borrowing Base or the Dutch Borrowing Base of a Borrower as the Administrative Agent or either Collateral Agent may reasonably request; provided that no UK Borrowing Base Certificate, Canadian Borrowing Base Certificate, Puerto Rican Borrowing Base Certificate or Dutch Borrowing Base Certificate or additional reports with respect thereto shall be required under this clause (f) if the European Sublimit shall have been terminated;

(g) as soon as available but in any event within 15 Business Days of the end of each calendar quarter (or (i) within 15 Business Days of the end of each month for which, at any time during such month, there were Loans outstanding or the LC Exposure was in excess of $200,000,000 and (ii), within three Business Days of the end of each week at any time during a Level 3 Minimum Aggregate Availability Period) and at such other times as may be reasonably requested by the Administrative Agent or either Collateral Agent, as of the period then ended, all Borrowing Base Supplemental Documentation.

(h) (i) at any time that (x) a Letter of Credit is issued or amended such that after such issuance or amendment the outstanding LC Exposure exceeds $200,000,000 or a Revolving Loan or Swingline Loan is made and (y) a Borrowing Base Certificate and related reporting has not been provided as of the last day of the month most recently ended at least 15 Business Days prior to such extension of credit, the Borrowers will furnish to the Administrative Agent (with copies to be provided to each Lender by the Administrative Agent) as soon as available, but in any event within 15 Business Days of such extension of credit, an Aggregate Borrowing Base Certificate, a US Borrowing Base Certificate, a UK Borrowing Base Certificate, a Canadian Borrowing Base Certificate, a Puerto Rican Borrowing Base Certificate and a Dutch Borrowing Base Certificate, in each case which calculates such Borrowing Base as of the last day of such month, and supporting information in connection therewith, together with any additional reports with respect to the Aggregate Borrowing Base, the US Borrowing Base, the UK Borrowing Base, the Canadian Borrowing Base, the Puerto Rican Borrowing Base or the Dutch Borrowing Base of a Borrower as the Administrative Agent or either Collateral Agent may reasonably request and (ii) prior to any Disposition (or series of related Dispositions) of assets included in the Aggregate Borrowing Base with a fair market value in excess of $25,000,000 (other than any Disposition (x) by a Loan Party to a US Loan Party or (y) by a European Loan Party to another European Loan Party), the Borrowers will furnish to the Administrative Agent (with copies to be provided to each Lender by the Administrative Agent) an Aggregate Borrowing Base Certificate, a US Borrowing Base Certificate, a UK Borrowing Base Certificate, a Canadian Borrowing Base Certificate, a Puerto Rican Borrowing Base Certificate and a Dutch Borrowing Base Certificate, in each case which calculates such Borrowing Base after giving pro forma effect to such Disposition (or series of related Dispositions) as of the last day of the most recently ended calendar month ended at least 15 Business Days prior to such Disposition (or series of related Dispositions), and supporting information in connection therewith, together with any additional reports with respect to the Aggregate Borrowing Base, the US Borrowing Base, the UK Borrowing Base, the Canadian Borrowing Base, the Puerto Rican Borrowing Base or the Dutch Borrowing Base of a Borrower as the Administrative Agent or either Collateral Agent may reasonably request; provided that no UK Borrowing Base Certificate, Canadian Borrowing Base Certificate, Puerto Rican Borrowing Base Certificate or Dutch Borrowing Base Certificate or additional reports with respect thereto shall be required under this clause (h) if the European Sublimit shall have been terminated;

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent, either Collateral Agent or any Lender (through the Administrative Agent) may reasonably request; and

(j) as soon as available, but in any event within 15 Business Days of the end of each calendar month, a certificate setting forth the calculation of the Fixed Charge Coverage Ratio as of the last day of such calendar month, together with supporting information in connection therewith.

SECTION 5.02 Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) any actual knowledge of the Loan Parties of, or any receipt of any notice of, any governmental investigation or any litigation, arbitration or administrative proceeding (each, an “Action”) commenced or, to the knowledge of any Loan Party, threatened against any Loan Party or any of its Subsidiaries that (i) seeks damages in excess of $25,000,000 (provided that there is a reasonable likelihood that damages in excess of $25,000,000 shall be awarded in connection with such Action), (ii) seeks injunctive relief (provided that there is a reasonable likelihood that such injunctive relief shall be granted and, if so granted, such injunctive relief would be reasonably likely to have a Material Adverse Effect on the Borrowers’ ability to perform their obligations under the Loan Documents or would have a Material Adverse Effect on the Collateral), (iii) is asserted or instituted against any Plan, its fiduciaries or its assets (provided that such Action has a reasonable likelihood of success and seeks damages, or would result in liabilities, in excess of $25,000,000), (iv) alleges criminal misconduct by any Loan Party or any of its Subsidiaries (provided that such criminal misconduct would be reasonably likely to result in a Material Adverse Effect), (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws (provided that such Action has a reasonable likelihood of success and seeks damages, or would result in liabilities, in excess of $25,000,000), (vi) contests any tax, fee, assessment, or other governmental charge in excess of $25,000,000, or (vii) involves any material product recall;

(c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral; provided that such claim or assertion has a reasonable likelihood of success;

(d) any loss, damage, or destruction to the Collateral in the amount of $25,000,000 or more per occurrence or related occurrences, whether or not covered by insurance;

(e) any and all default notices received under or with respect to any leased location or public warehouse where Collateral with a fair market value in excess of $25,000,000 is located (which shall be delivered within 10 Business Days after receipt thereof);

(f) the occurrence of any ERISA Event or breach of the representations and warranties in Section 3.10 that, alone or together with any other ERISA Events or breaches of such representations and warranties that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries, whether directly or by virtue of their affiliate with any ERISA Affiliate, in an aggregate amount exceeding $25,000,000;

(g) the release into the environment of any Hazardous Material that is required by any applicable Environmental Law to be reported to a Governmental Authority and which could reasonably be expected to lead to any material Environmental Liability;

(h) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where any of the following could not reasonably be expected to result in a Material Adverse Effect, the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits used or useful in the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04 Payment of Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Books and Records; Inspection Rights. Without limiting Sections 5.11 or 5.12 hereof, each Loan Party will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) on up to one occasion per calendar year permit any representatives designated by the Administrative Agent, either Collateral Agent or any Lender (including employees of the Administrative Agent, either Collateral Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent, either Collateral Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties and to examine and make extracts from its books and records, and the applicable Loan Party or Subsidiary will make its officers and independent accountants available to discuss its affairs, finances and condition with such representatives, all at such reasonable times as are requested; provided, however, that if an Event of Default has occurred and is continuing, there shall be no limitation on the number of such site visits and inspections. For purposes of this Section 5.06, it is understood and agreed that a single site visit and inspection may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All such site visits and inspections shall be at the sole expense of the Loan Parties. In addition, after the occurrence and during the continuance of any Event of Default, each Loan Party shall provide the Administrative Agent, each Collateral Agent and each Lender with access to its suppliers. The Loan Parties acknowledge that the Administrative Agent and each Collateral Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ and their respective Subsidiaries assets for internal use by the Administrative Agent, each Collateral Agent and the Lenders.

SECTION 5.07 Compliance with Laws. (a) Each Loan Party will, and will cause each of its Subsidiaries to, (a) comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) US and Foreign Plans and Arrangements.

(i) For each existing, or hereafter adopted, Plan, Foreign Plan and Foreign Benefit Plan (together, a “Company Plan”), each Loan Party will, and will cause each Subsidiary to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Company Plan, including under any funding agreements and all applicable laws and regulatory requirements (whether discretionary or otherwise).

(ii) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Company Plan by a Loan Party or any Subsidiary thereof shall be paid or remitted by each Loan Party and each Subsidiary thereof in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

(iii) The Loan Parties shall deliver to each Lender (A) if requested by such Lender, copies of each annual and other return, report or valuation with respect to each Company Plan, as filed with any applicable Governmental Authority; (B) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan or any plan funding notices described in Section 101(f) of ERISA with respect to any Plan provided to or received by any Borrower or any ERISA Affiliate; provided, that if the Loan Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Company shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender) promptly after receipt thereof; (C) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that any Loan Party or any Subsidiary of any Loan Party may receive from any applicable Governmental Authority with respect to any Company Plan; (D) notification within 30 days of any increases having a cost to one or more of the Loan Parties and their Subsidiaries in excess of $25,000,000 per annum in the aggregate, in the benefits of any existing Company Plan, or the establishment of any new Company Plan, or the commencement of contributions to any such plan to which any Loan Party was not previously contributing; and (E) notification within 30 days of any voluntary or involuntary termination of, or participation in, a Company Plan.

(c) UK Pension Plans and Benefit Plans.

(i) Each UK Loan Party shall ensure that all pension schemes registered in the UK, operated by, or maintained for the benefit of, it or its Subsidiaries or its Affiliates and/or any of their employees are fully funded based on the statutory funding objective under Section 222 of the UK Pensions Act 2004 or has in place a recovery plan that satisfies the requirements of Section 226 of the UK Pensions Act 2004 and that no action or omission is taken by any UK Loan Party or any of its Subsidiaries or Affiliates in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any UK Loan Party or any of its Subsidiaries or Affiliates ceasing to employ any active member of such a pension scheme).

(ii) Except in relation to the UK Pension Scheme, each UK Loan Party shall ensure that (A) neither it nor any of its Subsidiaries or Affiliates is at any time an employer (for the purposes of Sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993), or is “connected” with or an “associate” of (as those terms are used in Sections 38 and 43 of the UK Pensions Act 2004) such an employer and (B) no Person who becomes a Subsidiary or Affiliate of a UK Loan Party after the date of this Agreement, was formerly an employer (for the purposes of Sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993) or was formerly “connected” with or an “associate” of (as those terms are used in Sections 38 and 43 of the UK Pensions Act 2004) such an employer.

(iii) Each UK Loan Party shall deliver to the Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to any UK Loan Party or any of its Subsidiaries or Affiliates), actuarial reports in relation to all pension schemes referred to in clause (c)(i) above.

(iv) Each UK Loan Party shall promptly notify the Administrative Agent of any material change in the rate of contributions to any pension schemes referred to in clause (c)(i) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

(v) Each UK Loan Party shall promptly notify the Administrative Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue by the Pensions Regulator of a Financial Support Direction or a Contribution Notice to it or any of its Subsidiaries or Affiliates.

(vi) Each UK Loan Party or any of its Subsidiaries or Affiliates shall immediately notify the Administrative Agent if it receives a Financial Support Direction or Contribution Notice from the Pensions Regulator.

(d) European Loan Party Pension Plans and Benefit Plans.

(i) Other than in relation to a money purchase scheme (as defined in the UK Pensions Scheme Act 1993) in the United Kingdom, whose establishment shall be notified to the Administrative Agent as soon as practicable, no EU Loan Party shall establish, nor shall it permit any of its Subsidiaries to establish, any voluntary pension scheme and/or any voluntary benefit plan without the prior consent of the Administrative Agent, and shall maintain and operate its obligations under (A) the CAS, if applicable, (B) the benefit plan, if any, and (C) the voluntary pension schemes and/or voluntary benefit plans consented to by the Administrative Agent, if any, in all respects in conformity with the requirements of applicable law or contract.

(ii) All pension schemes applied by a Loan Party comply with all provisions of the relevant law and employ reasonable actuarial assumptions. Except in relation to the UK Pension Scheme, no Loan Party has any unsatisfied liability in respect of any pension scheme and there are no circumstances which may give rise to any liability which could reasonably be expected to have a Material Adverse Effect.

(e) Canadian Pension Plans. No Loan Party shall establish, contribute to, or assume an obligation to contribute to, any Canadian DB Plan.

(f) Environmental Covenant. The Loan Parties and each of their Subsidiaries (i) shall be at all times in compliance with all Environmental Laws and (ii) ensure that their assets and operations are in compliance with all Environmental Laws and that no Hazardous Materials are, contrary to any Environmental Laws, discharged, emitted, released, generated, used, stored, managed, transported or otherwise dealt with, except, in each case in subclauses (i) and (ii), where failure to comply with any of the foregoing could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08 Use of Proceeds. The proceeds of the Loans will be used only (a) to pay fees and expenses in connection with the Transactions and (b) for working capital needs and general corporate purposes, including to refinance existing Indebtedness (including all or a portion of the Existing 2019 Notes). No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09 Insurance. Each Loan Party will maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents or (in the case of Loan Parties located outside of the United States) such other insurance maintained with other carriers as is satisfactory to the Administrative Agent in its Permitted Discretion. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained, which may be a Memorandum of Insurance. The Borrowers shall require all such policies to name the US Collateral Agent or the European Collateral Agent (on behalf of the Agents, the Lenders and the Issuing Banks) as additional insured or loss payee, as applicable.

SECTION 5.10 Casualty and Condemnation. The Borrowers (a) will furnish to the Administrative Agent (for delivery to the Lenders) prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11 Appraisals. On no more than one occasion per every consecutive 24 month period following the most recent appraisal date, the Loan Parties will provide the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent (with the time of such engagement determined at the discretion of the Administrative Agent, or as requested by either Collateral Agent or the Required Lenders), and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided that (I) the Company shall be permitted to instruct the Administrative Agent to conduct an Inventory appraisal if as of any date the most recently completed appraisal (or the most recently completed update thereof, if applicable) is more than one year old and (II) the Administrative Agent may conduct an Inventory appraisal at the discretion of the Administrative Agent, or shall conduct an Inventory appraisal at the request of either Collateral Agent or the Required Lenders if (a) the date of the most recently completed appraisal (or the most recently completed update thereof, if applicable) is more than one year old and (b) either (i) Loans have been outstanding within the three months preceding such date or (ii) LC Exposure within the three months preceding such date has been greater than $200,000,000 at any time. Notwithstanding the foregoing, in addition to the Inventory appraisals permitted above at any time when Aggregate Availability is less than the greater of (x) an amount equal to 20% of the Loan Cap Minimum then in effect and (y) an amount equal to 20% of the Loan Cap then in effect, one additional Inventory appraisal shall be permitted at the discretion of the Administrative Agent, either Collateral Agent or the Required Lenders per calendar year and if an Event of Default has occurred and is continuing, there shall be no limitation on the number of Inventory appraisals. For purposes of this Section 5.11, it is understood and agreed that a single Inventory appraisal may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All of the foregoing Collateral appraisals shall be at the sole expense of the Loan Parties. Notwithstanding the foregoing, the Lenders shall be permitted to conduct one additional Inventory appraisal per calendar year at their own cost and expense.

SECTION 5.12 Field Examinations. On no more than one occasion per every consecutive 24 month period following the most recent field examination date, the Loan Parties will permit, upon reasonable notice, the Administrative Agent to conduct a field examination to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems (with the time of such engagement determined at the discretion of the Administrative Agent, or as requested by either Collateral Agent or the Required Lenders); provided that (I) the Company shall be permitted to instruct the Administrative Agent to conduct a field examination if as of any date the most recently completed field examination (or the most recently completed update thereof, if applicable) is more than one year old and (II) the Administrative Agent may conduct a field examination at the discretion of the Administrative Agent, or shall conduct a field examination at the request of either Collateral Agent or the Required Lenders if (a) the date of the most recently completed field examination (or the most recently completed update thereof, if applicable) is more than one year old and (b) either (i) Loans have been outstanding within the three months preceding such date or (ii) LC Exposure within the three months preceding such date has been greater than $200,000,000 at any time. Notwithstanding the foregoing, in addition to the field examinations permitted above (A) during any calendar year when Aggregate Availability is at any time less than the greater of (x) an amount equal to 20% of the Loan Cap Minimum then in effect and (y) an amount equal to 20% of the Loan Cap then in effect, one additional field examination shall be permitted at the discretion of the Administrative Agent, either Collateral Agent or the Required Lenders per calendar year and (B) if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of field examinations. For purposes of this Section 5.12, it is understood and agreed that a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All of the foregoing field examinations shall be at the sole expense of the Loan Parties. Notwithstanding the foregoing, the Lenders shall be permitted to conduct one additional field examination per calendar year at their own cost and expense.

SECTION 5.13 Post-Second Restatement Date. Within 10 Business Days of the Second Restatement Date (or such later date as agreed by the Administrative Agent in its sole discretion), the Company shall provide a certified list, with respect to each Loan Party, of (a) each deposit account maintained by such Loan Party, (b) the institution at which such deposit account is maintained, (c) the jurisdiction in which such deposit accounts is maintained, (d) whether such deposit account is an account into which cash, checks, or other similar payments relating to or constituting payments made in respect of Accounts are deposited (a “Collateral Deposit Account”) and (e) a description of such deposit account if it is not a Collateral Deposit Account.

SECTION 5.14 Additional Collateral; Further Assurances. (a) Subject to applicable law, the Company and each Subsidiary that is a US Loan Party shall (within five days after such formation or acquisition, or determination that such Subsidiary is no longer an Immaterial Subsidiary, or such longer period as may be agreed to by the Administrative Agent) cause each of their respective Subsidiaries (other than any Immaterial Subsidiary or any Foreign Subsidiary) formed or acquired after the Second Restatement Date or which cease to be Immaterial Subsidiaries (A) to become a US Loan Party by executing and delivering to the Administrative Agent a Joinder Agreement set forth as Exhibit D hereto (each a “Joinder Agreement”) or such other Loan Guaranty in form and substance satisfactory to the Administrative Agent and (B) to execute and deliver such amendments, supplements or documents of accession to any Collateral Documents as the applicable Collateral Agent deems necessary for such new Subsidiary grant to such Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks) a perfected first priority security interest in the Collateral described in such Collateral Document with respect to such new Subsidiary. Upon execution and delivery of such documents and agreements, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the applicable Collateral Agent (in each case for the benefit of the Agents, the Lenders and the Issuing Banks), in any property of such Loan Party which constitutes Collateral. For the avoidance of doubt, it is understood that to the extent the assets of any Subsidiary becoming a Loan Party pursuant to this Section 5.14 are to be included in any Borrowing Base, due diligence in respect of such assets satisfactory to the Administrative Agent, in its Permitted Discretion, shall have been completed prior to such inclusion.

(b) Without limiting the foregoing, each Loan Party will execute and deliver, or cause to be executed and delivered, to the Administrative Agent and each Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent or either Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties. In addition, each Loan Party will execute and deliver, or cause to be executed and delivered, to the Administrative Agent and each Collateral Agent filings with any governmental recording or registration office in any jurisdiction required by the Administrative Agent or either Collateral Agent, in the exercise of its Permitted Discretion, in order to perfect or protect the Liens of the applicable Collateral Agent granted under any Collateral Document in any Intellectual Property at the expense of the Lenders.

SECTION 5.15 Financial Assistance. Each European Loan Party shall comply in all respects with applicable legislation governing financial assistance, including Sections 678 to 683 of the UK Companies Act 2006; and Section 2:98C and 2:207C of the Dutch Civil Code.

SECTION 5.16 Existing Indebtedness. (a) In the event that the aggregate outstanding principal amount of the Early Maturing Notes is greater than $50,000,000 on the 91st day prior to the maturity of the Existing 2019 Notes (such 91st day, the “Trigger Date”), the Company shall be required to maintain Liquidity of $500,000,000 (including Aggregate Availability of at least $400,000,000) at all times from the Trigger Date through the earlier of (i) the latest maturity date of the Early Maturing Notes and (ii) the date on which the aggregate outstanding principal amount of the Early Maturing Notes is $50,000,000 or less.

(b) In the event that there is any outstanding principal amount of Timber Notes on the 91st day prior to the maturity of the Existing Timber Notes (such 91st day, the “Timber Trigger Date”), the Company shall be required to maintain Liquidity of $400,000,000 at all times from the Timber Trigger Date through the earlier of (i) the date on which (x) the Timber Notes are extended, refinanced, replaced or renewed such that none of the Existing Timber Notes or any Indebtedness extending, refinancing, replacing or renewing the Timber Notes matures prior to the Outside Date and (y) the Installment Notes are extended, refinanced, replaced or renewed such that none of the Existing Installment Notes or any Indebtedness extending, refinancing, replacing or renewing the Installment Notes matures prior to the Outside Date and (ii) the date on or after maturity of the Installment Notes on which deferred Taxes are paid by the Company or any of its Subsidiaries in respect of the sale of the OfficeMax timberlands.

SECTION 5.17 Dutch Receivables. In relation to Liens created by a Dutch Security Agreement where registration is required with the Dutch tax authorities, each Loan Party which is a party to the Dutch Security Agreement pursuant to which an undisclosed right of pledge over receivables is granted in favor of the European Collateral Agent undertakes:

(a) to execute a supplemental deed of pledge (as described in such Dutch Security Agreement) on a quarterly basis and no later than two Business Days after the end of any such quarter (or (x) if Section 5.01(f) requires the delivery of Borrowing Base Certificates in respect of any month, no later than two Business Days after the end of such month, (y) if Section 5.01(h)(i) requires the delivery of Borrowing Base Certificates as a result of any extension of credit, no later than two Business Days after such extension of credit and (z) following the commencement of a European Full Cash Dominion Period or the occurrence of a Default on a weekly basis (or with such other frequency as the European Collateral Agent may in its discretion acting reasonably designate in writing to the relevant Loan Party);

(b) to register such supplemental deed with the tax authorities within two Business Days of its execution; and

(c) to promptly provide the European Collateral Agent with a copy of any executed supplemental deed of pledge and evidence satisfactory to the European Collateral Agent of registration.

SECTION 5.18 European Loan Party Cash Management. (a) Each European Loan Party will ensure that, from and after the date that is 90 days after the Second Restatement Date (or such later date as the Administrative Agent shall agree in its sole discretion), all of the proceeds of its Accounts are deposited into segregated Collection Accounts only containing such proceeds, in a manner that is satisfactory to the European Administrative Agent and the European Collateral Agent which bank accounts, for the avoidance of doubt, shall not be used for general payment purposes.

(b) Each European Loan Party will ensure that, from and after the date that is 90 days after the Second Restatement Date (or such later date as the Administrative Agent shall agree in its sole discretion), each of its Collection Accounts is subject to a Deposit Account Control Agreement or other equivalent arrangement (including, but not limited to, a notice and acknowledgement arrangement) with similar effect, in each case to the extent advisable (as determined in the Permitted Discretion of the Administrative Agent) or necessary in order to perfect or protect the Liens of the applicable Collateral Agent in such Collection Account or if reasonably requested by the European Collateral Agent.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full in cash and all Letters of Credit have expired or terminated (or have been cash collateralized in accordance with Section 2.06(j) hereof) and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the Second Restatement Date and set forth on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of any Borrower to any Subsidiary or any other Borrower and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04(d), Section 6.04(f) and Section 6.04(g) and (ii) Indebtedness of any Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Borrower or to any other Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by any Borrower of Indebtedness of any Subsidiary or any other Borrower and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04(e) and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary if, and on the same terms as, the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this paragraph (e) shall not exceed $200,000,000 at any time outstanding;

(f) Indebtedness which represents an extension, refinancing, replacement or renewal of any of the Indebtedness described in paragraphs (b), (e), (i), (j), (k), (l) and (m) of this Section 6.01; provided that, unless otherwise expressly permitted by this Section 6.01, (i) the principal amount of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party or any of their respective Subsidiaries, (iii) no Loan Party or Subsidiary of any Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal (taken as a whole) are not more restrictive, taken as a whole, than the terms of this Agreement and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(h) Indebtedness of any Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) (x) the Existing 2019 Notes and (y) any other Indebtedness of the Company or any other US Loan Party with a maturity date no earlier than the Outside Date; provided that with respect to Indebtedness incurred pursuant to clause (y), both immediately before and immediately after giving pro forma effect thereto (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Company shall be in compliance with Section 6.15 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time, to the extent applicable); provided further that the aggregate principal amount of Indebtedness permitted by clause (y) of this paragraph (i) shall not exceed $750,000,000 at any time outstanding;

(j) unsecured or subordinated Indebtedness of the Company having no scheduled principal payments or prepayments (other than pursuant to customary change of control or asset sale offer provisions) prior to the Outside Date; provided that both immediately before and immediately after giving pro forma effect thereto (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Company shall be in compliance with Section 6.15 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time, to the extent applicable); provided further the aggregate principal amount of Indebtedness permitted by this paragraph (j) shall not exceed $750,000,000 at any time outstanding;

(k) Indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (k) shall not exceed $250,000,000 at any time outstanding; provided further that the aggregate principal amount of Indebtedness of the European Borrowers permitted by this paragraph (k) shall not exceed $100,000,000 at any time outstanding;

(l) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such assets being acquired and (ii) the aggregate principal amount of Indebtedness permitted by this paragraph (l) shall not exceed $250,000,000 at any time outstanding;

(m) intercompany Indebtedness of the Company or any Subsidiary incurred to effectuate the Foreign Reorganization;

(n) Indebtedness incurred pursuant to a Permitted Foreign Subsidiary Factoring Facility; and

(o) (i) other unsecured Indebtedness not otherwise permitted by this Section 6.01 and (ii) Capital Lease Obligations; provided the aggregate principal amount of all Indebtedness permitted by this paragraph (o) shall not exceed $150,000,000 at any time outstanding; and

(p) Indebtedness of any Loan Party and their respective Subsidiaries with respect to loans made to such Loan Party or Subsidiary on the cash surrender value of life insurance policies of employee and former employees of any Loan Party or Subsidiary or Specified Excluded Subsidiary in the ordinary course of business; provided that the aggregate principal amount of all Indebtedness permitted by this paragraph (p) shall not exceed the cash surrender value (without giving effect of such loan) of such policies.

SECTION 6.02 Liens. No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the Second Restatement Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Second Restatement Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except to the extent permitted by clause (f) of Section 6.01;

(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;

(e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except to the extent permitted by clause (f) of Section 6.01;

(f) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (ii) in favor of a banking institution arising as a matter of law, encumbering amounts credited to deposit or securities accounts (including the right of set-off) and which are within the general parameters customary in the banking industry;

(g) Liens arising out of sale and leaseback transactions;

(h) Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i) (including second priority Liens on the ABL Priority Collateral); provided that in no event shall such Indebtedness have a first priority lien on the ABL Priority Collateral; provided further that in the event any such Indebtedness is secured on a second priority basis by Liens on the ABL Priority Collateral, the Secured Obligations shall be secured by a perfected second priority Lien in all assets securing such Indebtedness on a first priority basis, subject to documentation (including an intercreditor agreement) satisfactory to the Agents;

(j) Liens securing Indebtedness permitted by Section 6.01(k);

(k) in the case of any Subsidiary that is not a Wholly Owned Subsidiary of the Company, purchase options, calls or similar rights of a third party or customary transfer restrictions with respect to Equity Interests in such Subsidiary set forth in its organizational documents or any related joint venture or similar agreement;

(l) leases, subleases, licenses and sublicenses of assets permitted by Section 6.05(j) or (p);

(m) Liens granted in connection with a Permitted Foreign Subsidiary Factoring Facility;

(n) Liens in favor of Boise White Paper, L.L.C. pursuant to the Boise White Paper Contract not to exceed $5,000,000;

(o) rights of lenders of Indebtedness under 6.01(p) to set off against the cash surrender value of the life insurance policies referenced to in such Section 6.01(p); and

(p) Liens not otherwise permitted by this Section 6.02 so long as (i) neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Subsidiaries) $100,000,000 at any one time and (ii) such Liens do not cover any ABL Priority Collateral other than any non-consensual Liens arising by operation of law.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (i) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above and (ii) Inventory, in each case other than those permitted under clauses (a), (b) and (h) of the definition of Permitted Encumbrance and clause (a) above and other than as provided in Section 6.02(i). Notwithstanding anything to the contrary contained in this Agreement or any Collateral Document (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Lien), nothing herein and no approval by the Administrative Agent, either Collateral Agent or the Lenders of any Lien or Permitted Lien (whether such approval is oral or in writing) shall be construed as or deemed to constitute a subordination by the Administrative Agent, either Collateral Agent or the Lenders of any security interest or other right, interest or Lien in or to the Collateral or any part thereof in favor of any Lien or Permitted Lien or any holder of any Lien or Permitted Lien.

SECTION 6.03 Fundamental Changes. (a) No Loan Party will, nor will it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of a Borrower may merge into a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Loan Party (other than a Borrower) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Subsidiary may transfer its assets to a Loan Party and any Subsidiary which is a non-Loan Party may transfer its assets to a non-Loan Party, (iv) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders, (v) any non-Loan Party may merge into, or consolidate with, another non-Loan Party; provided that any such merger involving a Person that is not a Wholly Owned Subsidiary of the Company immediately prior to such merger shall not be permitted unless also permitted by Section 6.04, (vi) any Borrower (other than a US Borrower) may merge into or consolidate with any other Borrower located in the same jurisdiction; provided that all actions reasonably required by the Administrative Agent in order to protect or perfect the security interest of the Collateral Agents in the Collateral have been taken, (vii) any Subsidiary that is not a Loan Party may merge into or consolidate with any Loan Party in a transaction in which the surviving entity is a Loan Party, and (viii) any Subsidiary that is not a Loan Party may merge, consolidate, liquidate or dissolve and any Loan Party (other than a Borrower) may merge or consolidate; provided that, with respect to this clause (viii), (1) in each case, any such merger, consolidation, liquidation or dissolution is, or the purpose of which is to effectuate, an investment or acquisition permitted by Section 6.04 or a disposition permitted by Section 6.05 and (2) with respect to any merger or consolidation of any Loan Party (other than with respect to a disposition permitted by Section 6.05), the surviving entity is a Loan Party.

(b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Company and its Subsidiaries on the Second Restatement Date and businesses reasonably related or incidental thereto (including the provision of services).

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a Wholly Owned Subsidiary of the Company prior to such merger or amalgamation) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise) (collectively, “Investments”), except:

(a) Permitted Investments, subject to, in the case of Loan Parties, control agreements in favor of the applicable Collateral Agent (in each case for the benefit of the Agents, the Lenders and the Issuing Banks) or otherwise subject to a perfected security interest in favor of the applicable Collateral Agent (in each case for the benefit of the Agents, the Lenders and the Issuing Banks);

(b) investments (and commitments (including consummation of any “put” arrangement in connection therewith) in respect thereof) in existence on the Second Restatement Date and described on Schedule 6.04 and renewals, replacements and extensions thereof;

(c) investments made by (i) any Borrower to any Subsidiary or Specified Excluded Subsidiary or any other Borrower or (ii) any Subsidiary to any Borrower or any other Subsidiary or Specified Excluded Subsidiary; provided that in the case of any investments made pursuant to this paragraph (c) after the Second Restatement Date by Loan Parties in Subsidiaries that are not Loan Parties or are Specified Excluded Subsidiaries, both immediately before and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing and either (i) (A) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such investment is to occur is at least 1.00 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (B) Aggregate Availability shall be at least $250,000,000 or (ii) Liquidity shall be at least $500,000,000, including Aggregate Availability of at least $400,000,000;

(d) loans or advances made by (i) any Borrower to any Subsidiary or Specified Excluded Subsidiary or any other Borrower or (ii) any Subsidiary to any Borrower or any other Subsidiary or Specified Excluded Subsidiary, provided that in the case of any loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties or to Specified Excluded Subsidiaries, both immediately before and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing and either (i) (A) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such investment is to occur is at least 1.00 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (B) Aggregate Availability shall be at least $250,000,000 or (ii) Liquidity shall be at least $500,000,000, including Aggregate Availability of at least $400,000,000;

(e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that in the case of any Indebtedness of Subsidiaries or Specified Excluded Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party, both immediately before and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing and either (i) (A) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such investment is to occur is at least 1.00 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (B) Aggregate Availability shall be at least $250,000,000 or (ii) Liquidity shall be at least $500,000,000, including Aggregate Availability of at least $400,000,000;

(f) investments made by any Loan Party in any Subsidiary that is not a Loan Party or which is a Specified Excluded Subsidiary of the types described in paragraphs (c), (d) and (e) of this Section 6.04; provided that both immediately before and after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) no Level 5 Minimum Aggregate Availability Period shall be in effect; provided further that the aggregate principal amount of all investments permitted by this paragraph (f) shall not exceed $150,000,000 at any time outstanding.

(g) investments (including loans and advances) made by any Loan Party in any Subsidiary that is not a Loan Party or in a Specified Excluded Subsidiary; provided that (i) such investments are made in the ordinary course of business in connection with the Company’s and its Subsidiaries’ cash management systems and (ii) both immediately before and immediately after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) no Level 5 Minimum Aggregate Availability Period shall be in effect.

(h) loans or advances made by any Loan Party and the Subsidiaries to their employees on an arms’-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $25,000,000 in the aggregate at any time outstanding;

(i) subject to the applicable provisions of any Security Agreements (including Sections 4.2(a) and 4.4 of the US Security Agreement), notes payable, or stock or other securities issued by Account Debtors to any Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(j) investments or other obligations in the form of Swap Agreements permitted by Section 6.08;

(k) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with a Borrower or any Subsidiary (including in connection with a Permitted Acquisition), so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(l) investments received in connection with the dispositions of assets permitted by Section 6.05;

(m) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(n) Permitted Acquisitions; provided that both immediately before and immediately after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) either (A) (1) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such Permitted Acquisition is to occur shall be at least 1.00 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (2) Aggregate Availability for such day and (after giving pro forma effect to such Permitted Acquisition) the immediately preceding 20 days shall be greater than or equal to the greater of (x) an amount equal to 12.5% of the Loan Cap Minimum then in effect and (y) an amount equal to 12.5% of the Loan Cap then in effect or (B) Aggregate Availability for such day and (after giving pro forma effect to such Permitted Acquisition) the immediately preceding 20 days shall be greater than or equal to the greater of (1) an amount equal to 17.5% of the Loan Cap Minimum then in effect and (2) an amount equal to 17.5% of the Loan Cap then in effect;

(o) intercompany investments made in connection with the Foreign Reorganization, including any Indebtedness permitted under Section 6.01(m);

(p) option, warrant and similar derivative transactions entered into by the Company in connection with a Permitted Convertible Notes Offering;

(q) Guarantees by any Borrower or any Subsidiary of leases or other obligations of any Borrower or any Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r) investments made by Loan Parties in Subsidiaries that are not Loan Parties or in Specified Excluded Subsidiaries; provided that such investments are part of a series of substantially simultaneous investments by Loan Parties in other Loan Parties that results in substantially all the proceeds of the initial investment being invested, loaned or advanced in one or more Loan Parties; and

(s) other investments not otherwise permitted by this Section 6.04; provided that both immediately before and immediately after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) no Level 5 Minimum Aggregate Availability Period shall be in effect; provided further that the aggregate principal amount of all investments permitted by this paragraph (s) shall not exceed $150,000,000 in any fiscal year of the Company.

SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any of its Subsidiaries to Dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:

(a) Dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) Dispositions to any Borrower or any Subsidiary or any Specified Excluded Subsidiary, provided that any such Dispositions involving a Subsidiary that is not a Loan Party or a Specified Excluded Subsidiary shall be made in compliance with Sections 6.10 and 6.04;

(c) Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) Dispositions of investments permitted by clauses (g), (i), (j) or (s) of Section 6.04;

(e) Dispositions of assets in connection with the Foreign Reorganization;

(f) [reserved];

(g) sale and leaseback transactions;

(h) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(i) Dispositions of assets that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (i) shall not exceed an amount equal to 15% of Total Assets; provided further that a professional liquidator acceptable to the Administrative Agents shall be engaged in connection with any Disposition or related series of Dispositions of more than 10% of the Company’s and its Subsidiaries’ retail store base; provided further, that if such Disposition or related series of Dispositions consists of more than 10% of the Company’s and its Subsidiaries’ retail store base, the Administrative Agent shall be able to request an additional inventory appraisal;

(j) licenses of Intellectual Property that are in furtherance of, or integral to, other business transactions entered into by the Company or a Subsidiary in the ordinary course of business;

(k) Restricted Payments permitted by Section 6.09;

(l) dispositions of cash and Permitted Investments in the ordinary course of business or in connection with a transaction otherwise permitted under this Agreement;

(m) dispositions of cash and property permitted by Section 6.04(g);

(n) the Dispositions described on Schedule 6.05(n);

(o) sales of inventory to an Original Vendor in connection with any Consignment Transaction; provided that the aggregate amount of Consignment Transactions (based on amount paid to the Company or its subsidiaries for the subject inventory by the Original Vendor) shall not exceed $100,000,000 in any fiscal year of the Company;

(p) leases, subleases, licenses and sublicenses of assets entered into by any Borrower or any Subsidiary in the ordinary course of business that do not materially interfere with the conduct of the business of the Company and its Subsidiaries taken as a whole;

(q) sales, transfers and dispositions of accounts receivable pursuant to a Permitted Foreign Subsidiary Factoring Facility; and

(r) Dispositions of Equity Interests in any Foreign Subsidiary and Dispositions of any assets of any Foreign Subsidiary;

provided that all Dispositions permitted hereby (other than those permitted by paragraphs (b) (to the extent the applicable transaction is solely among Loan Parties), (e), (f), (h), (i), (j), (k) and (r) above) shall be made for fair value and for at least 75% cash consideration; provided further that it shall be a condition to any Disposition (or series of related Dispositions) of assets included in the Aggregate Borrowing Base with a fair market value in excess of $25,000,000 that the Borrowers shall have provided the Administrative Agent with the reporting required by Section 5.01(h)(ii); provided further that no Equity Interest in any European Borrower may be Disposed (other than to the Company or a Wholly Owned Loan Party) unless 100% of the Equity Interests of such European Borrower are so Disposed and prior to or simultaneously with such Disposition such European Borrower becomes a Removed Borrower in accordance with Section 9.23.

SECTION 6.06 Use of Proceeds. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that their respective Subsidiaries and their or their Subsidiaries’ respective directors and officers and, to their and their Subsidiaries’ knowledge, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, Puerto Rico, Canada or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6.07 [Reserved].

SECTION 6.08 Swap Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Subsidiary of the Company), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary and (c) Swap Agreements entered into in connection with a Permitted Convertible Notes Offering.

SECTION 6.09 Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) each Loan Party and its Subsidiaries may declare and pay dividends or other distributions with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;

(ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(iii) the Company may make Restricted Payments, not exceeding $20,000,000 during any fiscal year, pursuant to and in accordance with equity incentive plans or other benefit plans for management or employees of the Company and the Subsidiaries and for deceased and terminated employees and present and former directors (including from their estates),

(iv) the Company may enter into option, warrant and similar derivative transactions in connection with a Permitted Convertible Notes Offering and may settle such transactions in accordance with the terms thereof,

(v) the Company may declare and pay dividends payable in cash with respect to its capital stock and may make payments, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company or any option, warrant or other right to acquire any Equity Interests in the Company in an aggregate amount not to exceed $125,000,000 during any fiscal year of the Company; provided that, with respect to this clause (v), both immediately before and immediately after giving pro forma effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) Liquidity shall be at least $500,000,000, including Aggregate Availability of at least $400,000,000;

(vi) Restricted Payments in respect of Permitted Convertible Notes permitted under Section 6.09(b);

(vii) the Company may make Restricted Payments (other than in cash) pursuant to any shareholder rights plan or similar arrangement;

(viii) the Company may make other Restricted Payments; provided that both immediately before and immediately after giving pro forma effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) either (1) (x) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such payment is to occur shall be at least 1.00 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (y) Aggregate Availability for such day and (after giving pro forma effect to such Restricted Payment) the immediately preceding 20 days shall be greater than or equal to the greater of (i) an amount equal to 15% of the Loan Cap Minimum then in effect and (ii) an amount equal to 15% of the Loan Cap then in effect or (2) Aggregate Availability for such day and (after giving pro forma effect to such Restricted Payment) the immediately preceding 20 days shall be greater than or equal to the greater of (x) an amount equal to 20% of the Loan Cap Minimum then in effect and (y) an amount equal to 20% of the Loan Cap then in effect; and

(ix) the Company may make other Restricted Payments in an aggregate amount not to exceed $50,000,000; provided that both immediately before and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, the Company may purchase, redeem or retire Equity Interests of the Company with up to 50% of the net cash proceeds resulting from any asset sales, transfers or dispositions under Section 6.05(g) or 6.05(i), provided that, such Restricted Payments are made within six months of the applicable asset sale, transfer or disposition and, both immediately before and immediately after giving pro forma effect thereto, (1) no Default or Event of Default shall have occurred and be continuing and (2) Liquidity shall be at least $500,000,000, including Aggregate Availability of at least $400,000,000.

(b) No Loan Party will, nor will it permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(A) payment of Indebtedness created under the Loan Documents;

(B) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(C) refinancings of Indebtedness to the extent permitted by Section 6.01;

(D) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(E) payment of Indebtedness owed to the Company or any wholly owned Subsidiary;

(F) payment of Indebtedness owed by non-Loan Parties;

(G) distributions of shares of common stock of the Company, together with cash payments in lieu of the issuance of fractional shares, in connection with the conversion settlement of any Permitted Convertible Notes;

(H) payment on account of the tender, redemption, prepayment or repurchase of all or any portion of the Existing 2019 Notes and the loans referred to in Section 6.01(p); provided that both immediately before and immediately after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) Liquidity shall be at least $500,000,000, including Aggregate Availability of at least $400,000,000; and

(I) other payments or distributions in respect of Indebtedness (including, without limitation, any cash conversion settlement or repurchase of any Permitted Convertible Notes); provided that both immediately before and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing and either (i) (x) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such payment is to occur shall be at least 1.00 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (y) Aggregate Availability for such day and (after giving pro forma effect to such payment or other distribution) the immediately preceding 20 days shall be greater than or equal to the greater of (1) an amount equal to 12.5% of the Loan Cap Minimum then in effect and (2) an amount equal to 12.5% of the Loan Cap then in effect or (ii) Aggregate Availability for such day and (after giving pro forma effect to such payment or other distribution) the immediately preceding 20 days shall be greater than or equal to the greater of (x) an amount equal to 17.5% of the Loan Cap Minimum then in effect and (y) an amount equal to 17.5% of the Loan Cap then in effect.

(c) Notwithstanding anything to the contrary contained in this Section 6.09, nothing in this Section 6.09 shall prohibit any Loan Party or any of the Subsidiaries from issuing Permitted Convertible Notes as otherwise permitted under this Agreement.

SECTION 6.10 Transactions with Affiliates. No Loan Party will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) transactions between or among any Subsidiaries that are not Loan Parties not involving any other Affiliate, (d) transactions permitted by Section 6.03, (e) transactions that are entered into in connection with the Foreign Reorganization, (f) any loans, advances, Guarantees and other investments permitted by Sections 6.04(c), (d), (e) or (i), (g) any Indebtedness permitted under Section 6.01(c), (d) or (i), (h) any Restricted Payment permitted by Section 6.09, (i) loans or advances to employees permitted under Section 6.04, (j) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business and (k) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options, equity incentive and stock ownership plans approved by a Borrower’s or Subsidiary’s board of directors.

SECTION 6.11 Restrictive Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations under this Agreement, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions imposed on the Loan Parties existing on the Second Restatement Date identified on Schedule 6.11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to any restriction in any agreement of any Person in effect at the time such Person becomes a Subsidiary so long as such restriction is not entered into in contemplation of such Person becoming a Subsidiary, (v) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured or unsecured high yield Indebtedness otherwise permitted by this Agreement or otherwise, so long as such restrictions or conditions (x) in the case of clause (a) above, do not impair the rights or benefits of the Administrative Agent, the Collateral Agent, any Issuing Bank or the Lenders with respect to the Collateral (subject to the provisions of any intercreditor arrangements with respect to Collateral which secures the Secured Obligations on a second priority or junior basis) or (y) in the case of clause (b) above with respect to (i) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests, consist solely of requirements that such dividends or distributions by a non-Wholly Owned Subsidiary be made on a pro rata basis, and (ii) to the making or repayment of loans or advances or the ability to Guarantee Indebtedness, consist solely of subordination requirements with respect to such intercompany obligations and that such underlying Indebtedness is otherwise permitted.

SECTION 6.12 Amendment of Material Documents. No Loan Party will, nor will it permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) (i) any agreement relating to any Subordinated Indebtedness or the Existing 2019 Notes or (ii) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, in each case to the extent any such amendment, modification or waiver would be materially adverse to the Lenders or (b) any agreement relating to any Indebtedness permitted pursuant to Section 6.01(i) or (j) to the extent that after giving effect to any such amendment, modification or waiver, such Indebtedness would not be permitted under Section 6.01(i) or (j), as applicable.

SECTION 6.13 [Reserved]

SECTION 6.14 Capital Expenditures During any Level 5 Minimum Aggregate Availability Period, the Loan Parties will not, nor will they permit any of their Subsidiaries to, incur or make any Capital Expenditures during any fiscal year of the Company in excess of $350,000,000.

SECTION 6.15 Fixed Charge Coverage Ratio. During any Level 1 Minimum Aggregate Availability Period the Loan Parties will not permit the Fixed Charge Coverage Ratio as of the last day of any Test Period (including the last Test Period prior to the commencement of such Minimum Aggregate Availability Period for which financial statements for the quarter or fiscal year then ended have been (or have been required to be) delivered pursuant to Section 5.01(a) or 5.01(b), as applicable) to be less than 1.00 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any respect when made or deemed made (or in any material respect if such representation or warranty is not by its terms already qualified as to materiality);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI, (ii) Section 5.01(h) or (iii) Section 5.16;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied (i) for a period of one day after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01(f) or 5.01(g), in each case during a Level 4 Minimum Aggregate Availability Period, (ii) for a period of five days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01 (other than Section 5.01(h)), 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10 or 5.12 of this Agreement, (iii) for a period of 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document or (iv) for a period beyond any period of grace (if any) provided in such other Loan Document.

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) (i) an involuntary proceeding (including the filing of any notice of intention in respect thereof) shall be commenced or an involuntary petition shall be filed (other than against an Immaterial Subsidiary) seeking (A) bankruptcy, liquidation, winding-up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of a Loan Party or any Subsidiary of a Loan Party (other than any member of the European Group) or its debts, or of a substantial part of its assets, under any Insolvency Law now or hereafter in effect, (B) the composition, rescheduling, reorganization, examination, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations of any Loan Party or any Subsidiary of a Loan Party (other than a member of the European Group), (C) the appointment of a receiver, interim receiver, receiver and manager, liquidator, provisional liquidator, administrator, examiner, trustee, custodian, sequestrator, conservator, examiner, agent or similar official for any Loan Party or any Subsidiary of a Loan Party (other than a member of the European Group) or for any substantial part of its assets or (E) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over any substantial part of the assets of any Loan Party or any Subsidiary of a Loan Party (other than a member of the European Group) and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(ii) any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, examination or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the European Group (other than any Immaterial Subsidiary);

(B) a composition, compromise, assignment or arrangement with any creditor of any member of the European Group (other than any Immaterial Subsidiary);

(C) the appointment of a liquidator, receiver, administrative receiver, administrator, examiner, compulsory manager or other similar officer in respect of any member of the European Group (other than any Immaterial Subsidiary) or any of its assets; or

(D) enforcement of any Lien over any assets of any member of the European Group (other than any Immaterial Subsidiary);

or any analogous procedure or step is taken with respect to any member of the European Group (other than any Immaterial Subsidiary) or its assets in any applicable jurisdiction;

(iii) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the European Group (other than any Immaterial Subsidiary) having an aggregate value of $10,000,000 and is not discharged within 30 days;

(i) (i) any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) of a Loan Party (other than a member of the European Group) shall (A) voluntarily commence any proceeding, file any petition, pass any resolution or make any application seeking liquidation, reorganization, administration or other relief under any Insolvency Law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (C) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, custodian, sequestrator, administrator, examiner, conservator or similar official for such Loan Party or any such Subsidiary of a Loan Party or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;

(ii) any member of the European Group (other than any Immaterial Subsidiary) is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(iii) the value of the assets of any member of the European Group (other than any Immaterial Subsidiary) is less than its liabilities (taking into account contingent and prospective liabilities);

(iv) a moratorium is declared in respect of any indebtedness of any member of the European Group (other than any Immaterial Subsidiary) (if a moratorium occurs, the ending of the moratorium will not cure any Event of Default caused by that moratorium); or

(j) any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) of a Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by insurance as to which the relevant insurance company has acknowledged coverage) shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal by proper proceedings diligently pursued;

(l) (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(ii) the Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any UK Loan Party or any of its Subsidiaries or its Affiliates unless the aggregate liability of any such UK Loan Party, Subsidiary or Affiliate under all Financial Support Directions and Contribution Notices is less than $10,000,000;

(iii) in relation to the UK Pension Scheme, a statutory debt for the purposes of Section 75 or Section 75A of the Pensions Act 1995 is triggered, of an amount greater than $10,000,000 (or in aggregate with all such other debts within a period of two years is greater than $10,000,000);

(m) a Change in Control shall occur;

(n) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(o) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(p) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

then, and in every such event (other than an event with respect to the Borrowers described in paragraph (d)(ii), (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in paragraph (d)(ii), (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent and each Collateral Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to such Administrative Agent or Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC and PPSA.

ARTICLE VIII

The Administrative Agent, the European Administrative Agent and Collateral Agents

SECTION 8.01 General Matters Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent, the European Administrative Agent and each Collateral Agent as its agent and authorizes the Administrative Agent, the European Administrative Agent and each Collateral Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any bank serving as the Administrative Agent, the European Administrative Agent or a Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, the European Administrative Agent or a Collateral Agent, and such bank and its Affiliates may accept deposits from, lend money to, invest in and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent, the European Administrative Agent or a Collateral Agent hereunder.

Neither the Administrative Agent, the European Administrative Agent nor either Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither the Administrative Agent, the European Administrative Agent nor either Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither the Administrative Agent, the European Administrative Agent nor either Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, neither the Administrative Agent, the European Administrative Agent nor either Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent, the European Administrative Agent or either Collateral Agent or any of its Affiliates in any capacity. Neither the Administrative Agent, the European Administrative Agent nor either Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent, the European Administrative Agent nor either Collateral Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower Representative or a Lender, and neither the Administrative Agent nor any Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document, (v) the legality, validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, the European Administrative Agent or any Collateral Agent.

The Administrative Agent, the European Administrative Agent and each Collateral Agent shall each be entitled to rely upon, and shall not incur any liability for relying upon, (i) any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine, correct and to have been authorized, signed or sent by the proper Person, (ii) any statement made to it orally or by telephone and believed by it to be made or authorized by the proper Person or (iii) any statement made by a director, authorized signatory or employee of any Person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify. The Administrative Agent, the European Administrative Agent and each Collateral Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent, the European Administrative Agent and each Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, the European Administrative Agent or each Collateral Agent, as the case may be. The Administrative Agent, the European Administrative Agent and each Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the European Administrative Agent and each Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent, the European Administrative Agent and each Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor Administrative Agent, European Administrative Agent or Collateral Agent, as the case may be, as provided in this paragraph, each of the Administrative Agent, the European Administrative Agent and each Collateral Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor (which shall, in the case of the European Collateral Agent only, be an Affiliate acting through an office in the United Kingdom). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint its successor in such capacity, which shall be a commercial bank or an Affiliate of any such commercial bank or a Lender (and in the case of the European Collateral Agent only, be an Affiliate acting through an office in the United Kingdom). Upon the acceptance of its appointment as Administrative Agent, European Administrative Agent or a Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring Administrative Agent, European Administrative Agent or Collateral Agent, and the retiring Administrative Agent, European Administrative Agent or Collateral Agent shall be discharged from its duties and any further obligations hereunder. The retiring Administrative Agent, European Administrative Agent or Collateral Agent shall, at its own cost, make available to the successor Administrative Agent, European Administrative Agent or Collateral Agent any documents and records and provide any assistance which the successor Administrative Agent, European Administrative Agent or Collateral Agent may reasonably request for the purposes of performing its functions as Administrative Agent, European Administrative Agent or Collateral Agent under the Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent, European Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the

Borrowers and such successor. Notwithstanding the foregoing in the event no successor Administrative Agent, European Administrative Agent or Collateral Agent, as the case may be, shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to such Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of such Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent, European Administrative Agent or Collateral Agent, as applicable, is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to such Agent for the account of any Person other than such Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to such Agent shall also directly be given or made to each Lender, each other Agent and each Issuing Bank. After the Administrative Agent’s, European Administrative Agent’s or Collateral Agent’s resignation hereunder, the provisions of this Article and Section 9.03; as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent, European Administrative Agent or Collateral Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the European Administrative Agent, either Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the European Administrative Agent, either Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) as of the Second Restatement Date, it has been provided access to each Report prepared by or on behalf of the Administrative Agent; (b) neither the Administrative Agent, the European Administrative Agent nor either Collateral Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that neither the Administrative Agent, the European Administrative Agent nor either Collateral Agent undertakes any obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, and it will not share the Report with any other Person except as otherwise permitted pursuant to Section 9.12 of this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the

Administrative Agent, the European Administrative Agent, each Collateral Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender (except as permitted pursuant to Section 9.12 of this Agreement).

The US Collateral Agent shall act as the secured party, on behalf of the Administrative Agent, the Lenders and the Issuing Banks, with respect to all Collateral of each Loan Party that is organized in any jurisdiction, other than any Participating Member State, and the European Collateral Agent shall act as the secured party, on behalf of the Administrative Agent, the Lenders and the Issuing Banks, with respect to all Collateral of a Loan Party that is organized in any Participating Member State.

Each Lender, each Issuing Bank, the US Collateral Agent, the European Administrative Agent and the Administrative Agent appoints the European Collateral Agent to act as security trustee under and in connection with each UK Security Agreement on the terms and conditions set forth on Schedule 8 in addition to the other provisions, set out in this Article VIII.

The Syndication Agents and Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

SECTION 8.02 Certain Canadian Matters For greater certainty, and without limiting the powers of the Administrative Agent or any other person acting as an agent, attorney-in-fact or mandatory for the Administrative Agent under this Agreement or under any of the other Loan Documents, and for the purposes of holding any security granted by a Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by a Borrower or any Loan Party, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as fondé de pouvoir and hypothecary representative (in such capacity, the “Attorney”) of the Lenders as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. The execution by the Attorney prior to the date hereof of any document creating or evidencing any such security for the benefit of any of the Lenders is hereby ratified and confirmed. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Attorney and the Custodian.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or an Electronic System (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower Representative at:

Office Depot, Inc.

6600 North Military Trail

Boca Raton, FL 33496

Attention: Vice President and Treasurer

Telephone: 561-438-3796

Facsimile: 561-438-3353

with a copy to the General Counsel

6600 North Military Trail

Boca Raton, FL 33496

Telephone: 561-438-1837

(ii) if to the Administrative Agent, the US Collateral Agent, the Administrative Agent or the US Swingline Lender, to:

JPMorgan Chase Bank, N.A.

450 S. Orange Avenue, Floor 10

Mailcode FL4-9504

Orlando, FL 32801

Attention: Patrick Fravel

Facsimile: 407-279-3017

Email: patrick.j.fravel@chase.com

(iii) if to the European Administrative Agent or European Collateral Agent, to:

JPMorgan Chase Bank, N.A., London Branch

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Attention: Tim Jacob

Facsimile: +44 20 3493 1365

Email: timothy.i.jacob@jpmorgan.com

(iv) if to the European Swingline Lender, to:

JPMorgan Chase Bank, N.A., London Branch

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Facsimile: +44 20 3493 1365

Email: timothy.i.jacob@jpmorgan.com

(v) in the case of any European Borrower or other European credit event:

J.P. Morgan Chase Bank, N.A., London Branch

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Attention: Loans Agency

Facsimile: +44 207 777 2360

Email: Loan_and_agency_london@jpmorgan.com

(vi) if to any Issuing Bank, as notified to the Administrative Agent and the Borrower Representative.

(vii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (iii) delivered through an Electronic System to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic System (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by an Electronic System electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

        (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

        (ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic System and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Banks or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s or European Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, the European Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document (other than a Deposit Account Control Agreement) nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the applicable Collateral Agent (to the extent it is a party to such Loan Document) and each Loan Party that is a party thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, postpone the scheduled date of expiration of any Commitment or increase the advance rates set forth in the definition of US Borrowing Base, UK Borrowing Base, Dutch Borrowing Base, Puerto Rican Borrowing Base or Canadian Borrowing Base, without the written consent of each Lender affected thereby, (iv) change Section 2.10(b), Section 2.18(b), Section 2.18(d) or any other provision requiring ratable repayments or prepayments in a manner that would alter the manner in which payments are shared or the relative priorities of such payments, in each case, without the written consent of each Lender, (v) modify eligibility criteria, as such eligibility criteria are in effect on the Second Restatement Date (including modifying the last proviso in the definition of “Permitted Acquisition” or adding new categories of eligible assets or reserves), in any manner that has the effect of weakening or eliminating any applicable eligibility criteria or increasing the amounts available to be borrowed hereunder without the written consent of the Supermajority Lenders, (vi) change the definition of “Dilution Reserve” or “Rent Reserve” without the written consent of the Supermajority Lenders, (vii) change the definition of “Acceptable Foreign Currency” to add additional currencies without the written consent of each Facility B Lender, (viii) change any of the provisions of this Section or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (ix) release all or substantially all of the Loan Guarantors from their obligations under their respective Loan Guaranties (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (x) except as provided in paragraph (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender or (xi) subordinate the Obligations to any other Indebtedness or the Liens securing the Obligations to any other Liens without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Bank or any Swingline Lender hereunder without the prior written consent of such Agent, such Issuing Bank or such Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any other Loan Document to (i) cure any ambiguity, omission, defect or inconsistency or (ii) provide for a materiality standard relating to delivery or notice requirements in any Security Agreement (other than the US Security Agreement), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received, at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(c) The Lenders hereby irrevocably authorize each Collateral Agent, at its option and in its sole discretion, to release any Liens granted to either Collateral Agent by the Loan Parties on any Collateral (i) upon the termination of all of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner reasonably satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the applicable Collateral Agent that the sale or disposition is made in compliance with the terms of this Agreement (and each Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies by a Collateral Agent or the Lenders pursuant to Article VII or (v) if such Liens were granted by any Loan Party with respect to which 100% of its Equity Interests have been sold in a transaction permitted pursuant to Section 6.05. Except as provided in the preceding sentence or in Section 9.02(b), neither Collateral Agent will release any Liens on Collateral without the prior written authorization of the Required Lenders. The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Loan Guarantor from its obligation under its Loan Guaranty if 100% of the Equity Interests of such Loan Guarantor have been sold in a transaction permitted pursuant to Section 6.05. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations (other than Obligations paid by the Borrowers in accordance with clause (ii) below) due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of paragraph (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the European Administrative Agent, each Collateral Agent, each Bookrunner and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the European Administrative Agent, each Collateral Agent and each Bookrunner (limited, in the absence of an actual conflict of interest, to one counsel and one third party appraiser and/or field examiner in each relevant jurisdiction), as the case may be, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Bookrunner, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) appraisals and insurance reviews;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or either Collateral Agent or the internally allocated fees for each Person employed by the Administrative Agent or either Collateral Agent with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Specialized Due Diligence Group of the Administrative Agent (and the Borrowers agree to modify or adjust the computation of the Borrowing Base—which may include maintaining additional Reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base—to the extent required by the Administrative Agent as a result of any such evaluation, appraisal or monitoring);

(iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv) taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Collateral Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Liens of each Collateral Agent;

(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged when due to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Borrowers shall, jointly and severally, indemnify the Agents, the Issuing Banks and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to any Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or such Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraph (c)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(i) the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and provided, further, that the Borrower Representative shall be deemed to have consented to any such assignment unless the Borrower Representative shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(ii) the Administrative Agent and the Issuing Banks; provided that no consent of the Administrative Agent or the Issuing Banks shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; provided further that no consent of any Issuing Bank (other than JPMCB) shall be required if such Issuing Bank does not have outstanding Letters of Credit issued by it with an aggregate face value in excess of $1,000,000.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(c) Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(ii) a transfer or assignment under this Section 9.04 of Facility B Loans or Facility B Commitments may only be made to a person who is a Professional Lender. For the purpose of this Section 9.04 Professional Lender means any person who qualifies as a professional market party within the meaning of the Dutch Act on financial supervision (Wet op het financieel toezicht) or does not form part of the public (within the meaning of the Capital Requirements Regulation (EU/575/2013);

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together, in each case, with a processing and recordation fee of $3,500 to be paid by the assignee or the assignor; and

(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal, provincial, territorial and state securities laws.

(d) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section.

(e) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, each Collateral Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c)(iv) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(g) (i) Any Lender may, without the consent of the Borrowers, any Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) (other than an Ineligible Institution) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such

Participant. Subject to paragraph (g)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(h) as though it were a Lender.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (unless the same has been cash collateralized in accordance with Section 2.06(j) hereof) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Issuing Bank Commitment of any Issuing

Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Loan Guarantor against any and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Loan Guarantor shall be applied to any Excluded Swap Obligations of such Loan Guarantor. The applicable Lender shall promptly notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any US Federal or New York State court sitting in the Borough of Manhattan, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the European Administrative Agent, either Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers or (i) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to data service providers or market data collectors, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) hereby notifies the Borrowers that pursuant to the requirements of such Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with such Act. The Loan Parties acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “CAML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Loan Parties, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. The Borrowers shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable CAML Legislation, whether now or hereafter in existence. Each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.

SECTION 9.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens (in each case for the benefit of the Agents, the Lenders and the Issuing Banks) in assets which, in accordance with Article 9 of the UCC or any other applicable law (including the PPSA) can be perfected only by possession. Should any Lender (other than either Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent and, promptly upon the request of the Administrative Agent, shall deliver such Collateral to the applicable Collateral Agent or otherwise deal with such Collateral in accordance with the instructions of the applicable Collateral Agent.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18 Waiver of Immunity. To the extent that any Borrower has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, such Borrower hereby waives such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable Requirements of Law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 9.18 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 9.19 Currency of Payment. Each payment owing by any Borrower hereunder shall be made in the relevant currency specified herein or, if not specified herein, specified in any other Loan Document executed by the Administrative Agent, the US Collateral Agent or the European Collateral Agent (the “Currency of Payment”) at the place specified herein (such requirements are of the essence of this Agreement). If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in a Currency of Payment into another currency, the parties hereto agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Currency of Payment with such other currency at the Spot Selling Rate on the Business Day preceding that on which final judgment is given. The obligations in respect of any sum due hereunder to any Lender or any Issuing Bank shall, notwithstanding any adjudication expressed in a currency other than the Currency of Payment, be discharged only to the extent that, on the Business Day following receipt by such Lender or Issuing Bank of any sum adjudged to be so due in such other currency, such Lender or Issuing Bank may, in accordance with normal banking procedures, purchase the Currency of Payment with such other currency. Each Borrower agrees that (a) if the amount of the Currency of Payment so purchased is less than the sum originally due to such Lender or Issuing Bank in the Currency of Payment, as a separate obligation and notwithstanding the result of any such adjudication, such Borrower shall immediately pay the shortfall (in the Currency of Payment) to such Lender or Issuing Bank and (b) if the amount of the Currency of Payment so purchased exceeds the sum originally due to such Lender or Issuing Bank, such Lender or Issuing Bank shall promptly pay the excess over to such Borrower in the currency and to the extent actually received.

SECTION 9.20 Conflicts. In the event of any conflict between the terms of this Agreement and the terms of any other Loan Document, the terms of this Agreement shall, to the extent of such conflict, prevail.

SECTION 9.21 Parallel Debt. To grant the security pursuant to any Dutch Security Agreement to the European Collateral Agent, each EU Loan Party irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance (bij voorbaat)) to pay to the European Collateral Agent amounts equal to any amounts owing from time to time by an EU Loan Party to any Guaranteed Party under any Loan Document as and when those amounts are due.

Each EU Loan Party and the Administrative Agent and the Guaranteed Parties acknowledge that the obligations of each Loan Party under this Section 9.21 are several and are separate and independent (eigen zelfstandige verplichtingen) from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Guaranteed Party under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under Section 9.21 (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:

(a) the Parallel Debt of each Loan Party shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(b) the Corresponding Debt of each Loan Party shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(c) the amount of the Parallel Debt of each Loan Party shall at all times be equal to the amount of its Corresponding Debt.

(a) For the purpose of this Section 9.21, the European Collateral Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any Guaranteed Party, and its claims in respect of each Parallel Debt shall not be held on trust.

(b) The Liens granted under the Dutch Security Agreements to the European Collateral Agent to secure each Parallel Debt is granted to the European Collateral Agent in its capacity as sole creditor of each Parallel Debt.

(c) All monies received or recovered by the European Collateral Agent pursuant to this Section 9.21, and all amounts received or recovered by the European Collateral Agent from or by the enforcement of any Lien granted to secure each Parallel Debt, shall be applied in accordance with Section 2.18(b).

(d) Without limiting or affecting the European Collateral Agent ‘s rights against the Loan Parties (whether under this Section 9.21 or under any other provision of the Loan Documents), each Loan Party acknowledges that:

(a) nothing in this Section 9.21 shall impose any obligation on the European Collateral Agent to advance any sum to any Loan Party or otherwise under any Loan Document, except in its capacity as Guaranteed Party; and

(b) for the purpose of any vote taken under any Loan Document, the European Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Guaranteed Party.

For the avoidance of doubt:

(a) the Parallel Debt of each Loan Party will become due and payable (opeisbaar) at the same time its Corresponding Debt becomes due and payable; and

(b) a Loan Party may not repay or prepay its Parallel Debt unless directed to do so by the European Collateral Agent or the Lien pursuant to a Dutch Security Agreement is enforced by the European Collateral Agent.

SECTION 9.22 Security Agreement Amendments. The Lenders hereby consent to an amendment to (a) the Dutch Receivables Pledge to amend Sections 2.2.2 and 2.3.2 thereof to reflect the time periods for delivery and registration of supplement deeds of pledge set forth in Section 5.17(a) and (b), (b) the Dutch Collection Account Pledge to insert the defined term “Collection Account” and (c) the UK Security Agreement as set forth in the deed of supplemental security and amendment, as attached as Exhibit F.

SECTION 9.23 Removal of Borrowers; Actions to Release Collateral. (a) Any European Borrower shall be removed as a Borrower (each, a “Removed Borrower”) upon delivery by such Borrower to the Administrative Agent of a written notification to such effect, repayment in full of all Loans made to such Borrower, cash collateralization of all Obligations in respect of Letters of Credit issued for the account of such Borrower and repayment in full of all other amounts owing by such Borrower under this Agreement and the other Loan Documents (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement); provided that both immediately before and immediately after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) no Level 5 Minimum Aggregate Availability Period shall be in effect.

(b) Upon any removal pursuant to paragraph (a) of this Section 9.23, (i) the applicable Removed Borrower shall be released from its obligations with respect to this Agreement and the other Loan Documents, (ii) all Liens granted to any Collateral Agent on the Collateral of the applicable Removed Borrower shall be automatically released and (iii) such Removed Borrower shall no longer constitute a “Dutch Borrower” or “UK Borrower”, as applicable, a “European Borrower” or a “Borrower” for purposes of this Agreement or any other Loan Document.

(c) In connection with any removal pursuant to paragraph (a) of this Section 9.23 and notwithstanding any provisions of this Agreement or the other Loan Documents to the contrary, the Administrative Agent or the applicable Collateral Agent, upon receipt of any certificates or other documents reasonably requested by it to confirm compliance with this Agreement, shall promptly execute and deliver to such Borrower, at such Borrower’s expense, all documents that such Borrower shall reasonably request to evidence release of such Borrower from its obligations with respect to this Agreement and the other Loan Documents.

(d) At such time as any Indebtedness incurred pursuant to Section 6.01(i) (including any Indebtedness incurred prior to the Second Restatement Date pursuant to Section 6.01(i) (as in effect prior to the Second Restatement Date)) shall have been repaid in full and the holders thereof shall have released the Liens securing the obligations thereunder in accordance with the terms of such Indebtedness, any Liens created by the Loan Documents as a consequence of the issuance of such Indebtedness shall be automatically released.

(e) On the Second Restatement Date the Liens created by the Existing Mortgages shall automatically be released, and the Administrative Agent or the applicable Collateral Agent shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such release.

(f) In connection with any release of Collateral pursuant to this Section 9.23 or any other release of Collateral in connection with any sale or disposition of Collateral permitted under this Agreement, the Administrative Agent or the applicable Collateral Agent, upon receipt of any certificates or other documents reasonably requested by it to confirm compliance with this Agreement, shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such release.

SECTION 9.24 Specified Tax Restructuring Transactions. Notwithstanding anything to the contrary contained in this Agreement (including Article V or VI) or any other Loan Document, each Specified Tax Restructuring Transaction shall, to the extent not otherwise permitted under this Agreement or any other Loan Document, be permitted.

SECTION 9.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.26 Disclaimer of Security Interest in Real Property Notwithstanding anything to the contrary in the Intercreditor Agreement or in any other Loan Document, the Credit Parties hereby expressly disclaim any security interest provided to the Credit Parties as a result of the Intercreditor Agreement in any real property of the Loan Parties.

SECTION 9.27 Marketing Consent. The Borrowers hereby authorize JPMCB and its affiliates (collectively, the “JPMCB Parties”), at their respective sole expense, but without any prior approval by the Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies JPMCB in writing that such authorization is revoked.

SECTION 9.28 Effective Agreement. (a) On the Second Restatement Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Second Restatement Date and (ii) such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement.

(b) On the Second Restatement Date, any Lender (as defined in the Existing Credit Agreement) that is not a Lender under this Agreement shall have no Commitments or obligations hereunder. Each Lender that is a party to the Existing Credit Agreement hereby waives the requirement set forth in Section 2.09(d) of the Existing Credit Agreement that the Borrower Representative give at least three Business Days’ notice of termination of the “Commitments” as defined in the Existing Credit Agreement.

SECTION 9.29 Acknowledgments. Each Loan Party hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

ARTICLE X

Loan Guaranty

SECTION 10.01 Guaranty. (a) Each Loan Guarantor and any of its successors or assigns (other than those that have delivered a separate Loan Guaranty) hereby agrees that it is jointly and severally (solidariamente, with respect to each Puerto Rican Loan Party) liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees, to the extent permissible under the laws of the country in which such Loan Guarantor is located or organized, to the Lenders, the Agents and the Issuing Banks (collectively, the “Guaranteed Parties”) the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (excluding with respect to any Loan Guarantor, any Excluded Swap Obligations of such Loan Guarantor) and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Agents, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any other Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations. Notwithstanding anything in the foregoing to the contrary, in no event shall the Guaranteed Obligations of any European Loan Party include the Obligations of the US Loan Parties.

If any payment by a Loan Guarantor or any discharge given by a Guaranteed Party (whether in respect of the obligations of any Loan Guarantor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event: (a) the liability of each Loan Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and (b) each Guaranteed Party shall be entitled to recover the value or amount of that security or payment from each Loan Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

The obligations of each Loan Guarantor under this Article X will not be affected by an act, omission, matter or thing which, but for this Article X, would reduce, release or prejudice any of its obligations under this Article X (without limitation and whether or not known to it or any Guaranteed Party) including: (a) any time, waiver or consent granted to, or composition with, any Loan Guarantor or other person; (b) the release of any other Loan Guarantor or any other person under the terms of any composition or arrangement with any creditor of any member of the European Group; (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Loan Guarantor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security; (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Loan Guarantor or any other person; (e) any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Loan Document or any other document or security; (f) any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or (g) any insolvency or similar proceedings.

Without prejudice to the generality of the above, each Loan Guarantor expressly confirms, as permissible under applicable law, that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

Each Loan Guarantor waives any right it may have of first requiring any Guaranteed Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Loan Guarantor under this Article X. This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Guaranteed Party.

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 678 of the UK Companies Act 2006, or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Loan Guarantor.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require any Agent, any Issuing Bank or any Lender to sue any Borrower, any other Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

As an original and independent obligation under this Loan Guaranty, each Loan Guarantor shall:

(a) indemnify each Guaranteed Party and its successors, endorsees, transferees and assigns and keep the Guaranteed Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the Loan Parties or any of them, to make due and punctual payment of any of the Secured Obligations (excluding, with respect to any Loan Guarantor, any Excluded Swap Obligations of such Loan Guarantor) or resulting from any of the Secured Obligations being or becoming void, voidable, unenforceable or ineffective against any Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each Guaranteed Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Loan Guaranty); and

(b) pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the Guaranteed Parties has attempted to enforce any rights against any Loan Party or any other Person or otherwise.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed

Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, any Agent, any Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any other Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. Each Collateral Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Agents, the Issuing Banks and the Lenders.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agents, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither any Agent, any Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 Termination. The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of those Guaranteed Obligations.

SECTION 10.09 Taxes. (a) All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without withholding or deduction for any Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to withhold or deduct any Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agents, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) such Loan Guarantor shall make such withholdings or deductions, (iii) such Loan Guarantor shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law and (iv) such Loan Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, and a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

SECTION 10.10 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any corporate law, or any provincial, state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each

Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.11 Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability (responsabilidad solidaria, with respect to any Loan Guarantor that is a Puerto Rican Loan Party) for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Administrative Agent, the Collateral Agents, the Issuing Banks, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13 Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 10.13 shall remain in full force and effect until the payment in full of the Guaranteed Obligations and the release of such

Qualified Keepwell Provider from its obligations hereunder pursuant to Section 9.02 of the Credit Agreement. Each Qualified Keepwell Provider intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

The Borrower Representative

SECTION 11.01 Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, each Borrower hereby appoints, to the extent the Borrower Representative requests any Loan on behalf of such Borrower, the Borrower Representative as its agent to receive all of the proceeds of such Loan in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loan to such Borrower. Neither the Agents, the Lenders nor the Issuing Banks and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04 Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder, each such notice to refer to this Agreement describing such Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent, the Collateral Agents and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05 Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative acceptable to the Administrative Agent. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06 Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Agents and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, any Borrowing Base Certificate and any certificates required pursuant to Article V. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07 Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Aggregate Borrowing Base Certificate and the Borrowing Base Certificate of each Borrower and Compliance Certificates required pursuant to the provisions of this Agreement.

SECTION 11.08 Process Agent. Each of the Foreign Borrowers hereby irrevocably designates, appoints and empowers the Borrower Representative (whose current address is: 6600 North Military Trail, Boca Raton, FL 33496) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Foreign Borrower in care of the Process Agent at the Process Agent’s above address (or such other address as may be notified pursuant to Section 9.01(c)), and each of the Foreign Borrowers hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS: OFFICE DEPOT, INC.

By
Name: Stephen E. Hare Title: Executive Vice President and Chief Financial Officer

OFFICE DEPOT INTERNATIONAL (UK) LIMITED

By
Name: James Henry Grady Title: Managing Director

OFFICE DEPOT UK LIMITED

By
Name: James Henry Grady Title: Managing Director

OFFICE DEPOT INTERNATIONAL B.V.

By
Name: James Henry Grady Title: Managing Director

OFFICE DEPOT B.V.

By
Name: James Henry Grady Title: Managing Director

OFFICE DEPOT FINANCE B.V.

By
Name: James Henry Grady Title: Managing Director

LOAN GUARANTORS: BIZMART, INC.

By
Name: Richard Leland Title: Vice President and Treasurer

BIZMART (TEXAS), INC.

By
Name: Richard Leland Title: Vice President and Treasurer

EDEPOT, LLC

By
Name: Richard Leland Title: Vice President and Treasurer

GRAND & TOY LIMITED/GRAND & TOY LIMITÉE

By
Name: Richard Leland Title: Vice President and Treasurer

MAPLEBY HOLDINGS MERGER CORPORATION

By
Name: Richard Leland Title: Vice President and Treasurer

OD INTERNATIONAL, INC.

By
Name: Richard Leland Title: Vice President and Treasurer

OFFICE DEPOT FOREIGN HOLDINGS GP, LLC

By
Name: Richard Leland
Title: Vice President and Treasurer

OFFICE DEPOT FOREIGN HOLDINGS LP, LLC

By
Name: Richard Leland
Title: Vice President and Treasurer

OFFICEMAX CORP.

By
Name: Richard Leland
Title: Vice President and Treasurer

OFFICEMAX INCORPORATED

By
Name: Richard Leland
Title: Vice President and Treasurer

OFFICEMAX NEVADA COMPANY

By
Name: Richard Leland
Title: Vice President and Treasurer

OFFICEMAX NORTH AMERICA, INC.

By
Name: Richard Leland
Title: Vice President and Treasurer

OFFICEMAX SOUTHERN COMPANY

By
Name: Richard Leland
Title: Vice President and Treasurer

OMX, INC.

By
Name: Richard Leland
Title: Vice President and Treasurer

PICABO HOLDINGS, INC.

By
Name: Richard Leland
Title: Vice President and Treasurer

THE OFFICE CLUB, INC.

By
Name: Richard Leland
Title: Vice President and Treasurer

VIKING OFFICE PRODUCTS, INC.

By
Name: Richard Leland
Title: Vice President and Treasurer

4SURE.COM, INC.

By
Name: Richard Leland
Title: Vice President and Treasurer

SOLUTIONS4SURE.COM, INC.

By
Name: Richard Leland
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, US Collateral Agent and Lender

By
Name:
Title:

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as European Administrative Agent and European Collateral Agent

By
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and Lender

By
Name:
Title:

BANK OF AMERICA, N.A., as Syndication Agent and Lender

By
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent and Lender

By
Name:
Title:

SUNTRUST BANK, as Documentation Agent and Lender

By
Name:
Title:

NYCB SPECIALTY FINANCE COMPANY, LLC., a wholly owned subsidiary of New York Community Bank, as Documentation Agent and Lender

By
Name:
Title

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION, as Documentation Agent and Lender

By
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By
Name:
Title:

TD BANK, N.A., as Lender

By
Name:
Title:

CITY NATIONAL BANK, as Lender

By
Name:
Title:

CAPITAL ONE, NATIONAL ASSOCIATION, as Lender

By
Name:
Title:

GOLDMAN SACHS BANK, USA, as Lender

By
Name:
Title:

SCHEDULE 5.01(g)

[To be attached]

SCHEDULE 8

EUROPEAN COLLATERAL AGENT UK SECURITY TRUST PROVISIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined in the Credit Agreement

Terms defined in the Credit Agreement but not in this Schedule shall have the same meanings in this Schedule as in the Credit Agreement.

1.2	Definitions

In addition, in this Schedule:

“Administrator” means any administrator appointed to manage the affairs, business and assets of any Loan Party under the Collateral Documents.

“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under the Credit Agreement;

“Finance Party” means, individually and collectively, each Lender, each Issuing Bank and each Agent.

“Losses” means losses (including loss of profit), claims, demands, actions, proceedings, damages and other payments, costs, expenses and other liabilities of any kind.

“Obligor” means any Borrower or any other Loan Party.

“Receiver” means any receiver, receiver and manager or administrative receiver appointed by the European Collateral Agent over all or any of the Collateral under the Collateral Documents whether solely, jointly, severally or jointly and severally with any other person and includes any substitute for any of them appointed from time to time.

2.	SECURITY TRUSTEE PROVISIONS

2.1	Role of the European Collateral Agent

The European Collateral Agent shall not be subject to the duty of care imposed on trustees by the Trustee Act 2000.

2.2	No fiduciary duties

The European Collateral Agent shall not be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.

2.3	Discretions of the European Collateral Agent

(a)	The European Collateral Agent may assume that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Article VII of the Credit Agreement); and

(ii)	any right vested in any other Finance Party has not been exercised.

(b)	Notwithstanding that the European Collateral Agent and one or more of the other Finance Parties may from time to time be the same entity, that entity has entered into the Loan Documents in those separate capacities. However, where the Loan Documents provide for the European Collateral Agent and the other Finance Parties to provide instructions to or otherwise communicate with one or more of the others of them, then for so long as they are the same entity it will not be necessary for there to be any formal instructions or other communication, notwithstanding that the Loan Documents provide in certain cases for the same to be in writing.

2.4	Required Lenders instructions

(a)	Unless a contrary indication appears in a Loan Document:

(i)	the European Collateral Agent shall act in accordance with any instructions given to it by the Required Lenders (or, if so instructed by the Required Lenders or in the absence of an instruction from them, refrain from acting or exercising any power, authority, discretion or other right vested in it as European Collateral Agent); and

(ii)	any instructions given by the Required Lenders will be binding on all the Lenders.

(b)	The European Collateral Agent may refrain:

(i)	from acting (in accordance with the instructions of the Required Lenders (or, if appropriate, the Lenders) or otherwise) until it has received such security and/or indemnity as it may require for any Losses (including any associated irrevocable VAT) which it may incur in complying with the instructions; and

(ii)	from doing anything which may in its opinion be a breach of any law or duty of confidentiality or be otherwise actionable at the suit of any person.

(c)	In the absence of instructions from the Required Lenders (or, if appropriate, the Lenders), the European Collateral Agent may act (or refrain from taking action) as it considers to be in the best interest of the Required Lenders.

(d)	The European Collateral Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Loan Document.

2.5	Exclusion of liability

(a)	The European Collateral Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by the European Collateral Agent if the European Collateral Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the European Collateral Agent for that purpose.

(b)	The European Collateral Agent shall not be under any obligation to insure any of the Collateral or any certificate, note, bond or other evidence in respect of any of them or to require any other person to maintain that insurance and shall not be responsible for any Losses which may be suffered as a result of the lack or inadequacy of that insurance.

(c)	The European Collateral Agent shall not be responsible for any Losses occasioned to the Collateral, however caused, by any Obligor or any other person by any act or omission on the part of any person (including any bank, broker, depository, warehouseman or other intermediary or any clearing system or the operator of it), or otherwise, unless those Losses are occasioned by the European Collateral Agent’s own gross negligence or wilful misconduct. In particular the European Collateral Agent shall be not responsible for any Losses which may be suffered as a result of any assets comprised in the Collateral, or any deeds or documents of title to them, being uninsured or inadequately insured or being held by it or by or to the order of any custodian or by clearing organisations or their operators or by any person on behalf of the European Collateral Agent.

(d)	The European Collateral Agent shall have no responsibility to any Obligor as regards any deficiency which might arise because such Obligor is subject to any tax in respect of the Collateral or any income or any proceeds from or of them.

(e)	The European Collateral Agent shall not be liable for any failure, omission or defect in giving notice of, registering or filing, or procuring registration or filing of, or otherwise protecting or perfecting, the security constituted over the Collateral.

2.6	Lenders’ Indemnity to the European Collateral Agent

The European Collateral Agent may, in priority to any payment to the Lenders, indemnify itself out of the Collateral in respect of, and pay and retain, all sums necessary to give effect to this indemnity and to all other indemnities given to it in the other Loan Documents in its capacity as European Collateral Agent. The European Collateral Agent shall have a Lien on the security constituted over the Collateral and the proceeds of enforcement of any Collateral Documents for all such sums.

2.7	Additional European Collateral Agent

The European Collateral Agent may at any time appoint (and subsequently remove) any person to act as a separate security trustee or as a co-trustee jointly with it (any such person, an “Additional European Collateral Agent”):

(a)	if it is necessary in performing its duties and if the European Collateral Agent considers that appointment to be in the interest of the Finance Parties; or

(b)	for the purposes of complying with or confirming to any legal requirements, restrictions or conditions which the European Collateral Agent deems to be relevant; or

(c)	for the purposes of obtaining or enforcing any judgment or decree in any jurisdiction,

and the European Collateral Agent will give notice to the other Parties of any such appointment.

2.8	Confidentiality

(a)	In acting as security trustee for the Finance Parties, the European Collateral Agent shall be regarded as acting through its syndication or agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the European Collateral Agent, it may be treated as confidential to that division or department and the European Collateral Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Loan Document to the contrary, the European Collateral Agent is not obliged to disclose to any other person:

(i)	any confidential information; or

(ii)	any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

2.9	Relationship with the Lenders

The European Collateral Agent may treat each Lender as a Lender, entitled to payments under the Collateral Documents and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of relevant Collateral Document.

2.10	Credit Appraisal by the Lenders

Without affecting the responsibility of each Obligor for information supplied by it or on its behalf in connection with any Loan Document, each Lender confirms to the European Collateral Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Loan Document, including:

(a)	the financial condition, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Loan Document, the transactions contemplated by the Loan Documents or any other agreement, arrangement or other document entered into, made or executed in anticipation of, under or in connection with any Loan Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the European Collateral Agent, any other party or any other person under or in connection with any Loan Document, the transactions contemplated by the Loan Documents or any other agreement, arrangement or other document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

2.11	Security Documents

(a)	The European Collateral Agent shall accept without investigation, requisition or objection whatever title any person may have to the assets which are subject to the Collateral Documents and shall not:

(i)	be bound or concerned to examine or enquire into the title of any person; or

(ii)	be liable for any defect or failure in the title of any person, whether that defect or failure was known to the European Collateral Agent or might have been discovered upon examination or enquiry and whether it is capable of remedy or not.

(b)	Upon the appointment of any successor European Collateral Agent under Article VIII of the Credit Agreement, the resigning European Collateral Agent shall execute and deliver any documents and do any other acts and things which may be necessary to vest in the successor European Collateral Agent all the rights vested in the resigning European Collateral Agent under the Collateral Documents.

(c)	Each of the other Finance Parties:

(i)	authorises the European Collateral Agent to hold each mortgage or charge created pursuant to any Loan Document in its sole name as security trustee for the Finance Parties; and

(ii)	requests the Land Registry to register the European Collateral Agent as the sole proprietor of any mortgage or charge so created.

2.12	Distribution of proceeds of enforcement

(a)	To the extent that the Collateral Documents provide for the net proceeds of any enforcement to be applied against the Secured Obligations, the European Collateral Agent shall pay them to the European Administrative Agent and the European Administrative Agent shall apply them in payment of any amounts due but unpaid under the Loan Documents, if applicable in the order set out in Section 2.19(b) of the Credit Agreement. This shall override any appropriation made by any Obligor.

(b)	The European Collateral Agent may, at its discretion, accumulate proceeds of enforcement in an interest bearing account in its own name.

2.13	No obligation to remain in possession

If the European Collateral Agent, any Receiver or any delegate takes possession of all or any of the Collateral, it may from time to time in its absolute discretion relinquish such possession.

2.14	European Collateral Agent’s obligation to account

The European Collateral Agent shall not in any circumstances (either by reason of taking possession of the Collateral or for any other reason and whether as mortgagee in possession or on any other basis):

(a)	be liable to account to any Obligor or any other person for anything except the European Collateral Agent’s own actual receipts which have not been distributed or paid to that Obligor or the persons entitled or at the time of payment believed by the European Collateral Agent to be entitled to them; or

(b)	be liable to any Obligor or any other person for any principal, interest or Losses from or connected with any realisation by the European Collateral Agent of the Collateral or from any act, default, omission or misconduct of the European Collateral Agent, its officers, employees or agents in relation to the Collateral or from any exercise or non-exercise by the European Collateral Agent of any right exercisable by it under the European Security Agreements unless they shall be caused by the European Collateral Agent’s own gross negligence or wilful misconduct.

2.15	Receiver’s and delegate’s obligation to account

All the provisions of Clause 2.14 (above) shall apply in respect of the liability of any Receiver or Administrator or delegate in all respects as though every reference in Clause 2.14 (above) to the European Collateral Agent were instead a reference to the Receiver or, as the case may be, Administrator or delegate.

EXECUTION VERSION

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, protective advances and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_____________________________

2.	Assignee:	_____________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	Office Depot, Inc., Office Depot International (UK) Ltd., Office Depot UK Ltd., Office Depot International B.V., Office Depot B.V. and Office Depot Finance B.V.

[1]	Select as applicable.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Second Amended and Restated Credit Agreement dated as of May 13, 2016 among Office Depot, Inc., Office Depot International (UK) Ltd., Office Depot UK Ltd., Office Depot International B.V., Office Depot B.V. and Office Depot Finance B.V., the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., London Branch, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, and the other agents parties thereto

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Facility A Commitment”).
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

2

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[The New Lender confirms that it holds a passport under the HM Revenue & Customs DT Treaty Passport scheme (scheme reference number [        ]) and is a tax resident in [            ] and that it wishes that scheme to apply to the Credit Agreement (where permitted by applicable law).]4

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

[4]	To be included as applicable.

3

[Consented to and]5 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to:][6]

OFFICE DEPOT, INC.

By
Title:

[NAME OF ANY OTHER RELEVANT PARTY]

By
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

4

ANNEX 1

Credit Agreement, dated as of May 13, 2016 2016 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among by and among Office Depot, Inc., Office Depot International (UK) Ltd., Office Depot UK Ltd., Office Depot International B.V., Office Depot B.V. and Office Depot Finance B.V., the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., London Branch, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, Wells Fargo Bank, National Association and Bank of America, N.A., as Syndication Agents, and U.S. Bank National Association, Fifth Third Bank, an Ohio Banking Corporation, SunTrust Bank and NYCB Specialty Finance Company, LLC as Documentation Agents

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that

(i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B-1

Office Depot, Inc.

Form of Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

		1		2	3	4	5	6	7
		US	Total Facility A	Puerto Rico	UK	Netherlands	Canada	Total Facility B	Aggregate Borrowing Base
(000’s US$)
A.	Available Accounts Receivable (B-2B, B-3B, B-4B)	$—	$—	$—	$—	$—	$—	$—	$—
B.	Available Credit Card Receivables (B-2B, B-3B, B-4B)	—	—	—	—	—	—	—	—
C.	Available Uninvoiced Accounts Receivables (B-2B, B-3B, B-4B) (Capped at $100MM)	—	—	—	—	—	—	—	—
D.	Available Inventory (B-2C, B-3C, B-4C)	—	—	—	—	—	—	—	—
E.	Available LC Inventory (B-2C, B-3C, B-4C) (Capped at $100MM)	—	—	—	—	—	—	—	—
F.	Less: Total Reserves (B-2C, B-3C, B-4C)	—	—	—	—	—	—	—	—

G.	Borrowing Base (lines A + B + C + D + E - F)	—	—	—	—	—	—	—	—

H.	Revolving Commitments	$—	$1,000,000	$—	$—	$—	$—	$200,000	$1,200,000

I.	Lesser of lines G and H		$—					$—	$—

J.	Suppressed availability (G5-H5)								$—
	Revolving Exposure
	Revolving Loans	$—	$—		$—	$—	$—	$—	$—
	Swingline Loans	—	—		—	—	—	—	0
	Standby Letters of Credit ($250MM cap)	—	—		—	—	—	—	0
	Trade and Performance Letters of Credit ($400MM aggregate L/C cap; $25MM aggregate European cap)	—	—		—	—	—	—	0
K.	Total Revolving Exposure	$—	$—	$—	$—	$—		$—	$—

L.	Facility A Excess Availability before Facility B adjustment ( I1 - K1)	$—	$—
	Adjustment for Facility B’s usage of Facility A availability	(200,000)	$(200,000)

	Facility A Excess Availability		$(200,000)

M.	Facility B Excess Availability before Facility A adjustment (I4 - K4)							$—
	Adjustment for Facility A utilized by Facility B (Amount of (i) Facility A Borrowing Base less Facility A Exposure limited to the (ii) unused Facility B commitment)							$200,000

	Facility B Excess Availability							$200,000

N.	Total Excess Availability excluding suppressed availability (I1 - K1 + I4 - K4)								$—

O.	Total Excess Availability including suppressed availability (I1 - K1 + I4 - K4 + J5)								$—

Officer’s Certification:

Pursuant to the Second Amended and Restated Credit Agreement, the undersigned Borrower certifies that the information provided in this certificate to JPMorgan Chase Bank, N.A., as Administrative Agent, on behalf of Office Depot, Inc. is accurate and complete in all material respects; provided that, with respect to information regarding third parties that does not relate to transactions between the Loan Parties and such third parties, such information shall be, to the best knowledge of such financial officer, accurate and complete in all material respects.

Signature & Title

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*	The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

Exhibit B-2A

Office Depot, Inc.

Form of US Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

Facility A US
(000’s US$)
A.	Available US Accounts Receivable (B-2B)	$—
B.	Available US Credit Card Receivables (B-2B)	—
C.	Available US Uninvoiced Accounts Receivables (B-2B)	—
D.	Available US Inventory (B-2C)	—
E.	Available US LC Inventory (B-2C)	—
F.	Less: Total Reserves (B-2C)	—
G.	Borrowing Base (lines A + B + C + D + E - F)	—

H.	Revolving Commitments	$1,000,000

I.	Lesser of lines G and H	$—

J.	Excess Availability	$—
K.	Total Availiability (Including Excess)	$—
Revolving Exposure
Revolving Loans
Swingline Loans
Standby Letters of Credit ($250MM cap)
Trade and Performance Letters of Credit ($400MM aggregate L/C cap; $25MM aggregate European cap)
L.	Total Revolving Exposure	$—

M.	US Excess Availability	$—

Officer’s Certification:

Pursuant to the Second Amended and Restated Credit Agreement, the undersigned Borrower certifies that the information provided in this certificate to JPMorgan Chase Bank, N.A., as Administrative Agent, on behalf of Office Depot, Inc. is accurate and complete in all material respects; provided that, with respect to information regarding third parties that does not relate to transactions between the Loan Parties and such third parties, such information shall be, to the best knowledge of such financial officer, accurate and complete in all material respects.

Signature & Title

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*	The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

Exhibit B-2B

Office Depot, Inc.

Form of Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

	US				Total
	Non-Investment Grade		Investment Grade
	Office Depot	OfficeMax	Office Depot	OfficeMax
Gross US Accounts Receivables per aging					$—
Canadian accounts receivables ( Capped at $25MM)					—
Puerto Rican accounts receivables (Capped at $25MM)					—

Total gross accounts receivables	$—	$—	$—	$—	$—
Less ineligibles:
Past Due > 60 Days Past Due Date					—
Past Due > 90 Days Past Invoice Date					—
Addback: BBB-/Baa3 ratings > 120 PDD and PID (Capped at $25MM in aggregate)					—
Credit Balances Past Due					—
Cross-Age (50%)					—
Rebates					—
Contra Accounts					—
Contra Accounts Ineligible add-back (50% if global avail >25% of Loan Cap Min)					—
Charge Backs (Current)					—
Government Accounts (Ineligible during Level 5 Min. Aggregate Availability Period)					—
Unapplied Cash					—
Bankrupt/ Insolvent Accounts					—
Other (Per Terms of the Amended and Restated Credit Agreement)					—

Total ineligibles	—	—	—	—	—

Eligible Accounts Receivable	$—	$—		$—	$—

Less:
Dilution Reserve					—
Total Reserves	—	—		—	—

Eligible Accounts Receivable after Reserves	$—	$—	$—	$—	$—
Advance rate	85.0%	85.0%	90.0%	90.0%

Available Accounts Receivable	$—	$—	$—	$—	$—

Gross US Credit Card Receivables					$—
Less ineligibles:
Fees and Discounts					—
Other (Per Terms of the Amended and Restated Credit Agreement)					—

Total ineligibles	—	—	—	—	—

Eligible Credit Card Receivables before Dilution Reserve	$—	$—	$—	$—	$—
Dilution Reserve (in excess of 5.0%)					—

Eligible Credit Card Receivables after Dilution Reserves	$—	$—	$—	$—	$—
Advance rate	90.0%	90.0%	90.0%	90.0%	90.0%

Available Credit Card Receivables	$—	$—	$—	$—	$—

Gross US Uninvoiced Accounts Receivables					$—
Less ineligibles:
Other (Per Terms of the Amended and Restated Credit Agreement)					—

Total ineligibles	—	—	—	—	—

Eligible US Uninvoiced Accounts Receivables before Dilution Reserve	$—	$—	$—	$—	$—
Dilution Reserve (in excess of 5.0%)					—

Eligible US Uninvoiced Accounts Receivables after Dilution Reserve	$—	$—	$—	$—	$—
Advance rate	75.0%	75.0%	75.0%	75.0%	75.0%

Available US Uninvoiced Accounts Receivables (capped at $75mm)	$—	$—	$—	$—	$—

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*	The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

Exhibit B-2C

Office Depot, Inc.

Form of Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

	US				Total
	Office Depot		OfficeMax
Gross US Inventory per perpetual					$—
Canada Inventory (Capped at $25MM)					—
Puerto Rican Inventory (Capped at $25MM)					—

Total Gross Inventory	$—		$—		$—
Less ineligibles:
Shrink Allowance					—
Global Ad Load					—
Inventory Located Off-site					—
Inventory In-transit from Vendors					—
Cash Discount Paid Deferral					—
Consignment Inventory					—
Customer-Specific Inventory					—
Samples					—
Inventory related Vendor Rebates					—
Perpetual/ GL Variance					—
Return to Vendor					—
Obsolete Reserve					—
Other (Per Terms of the Second Amended and Restated Credit Agreement)					—

Total ineligibles	—		—		—

Eligible Inventory	$—		$—		$—
NOLV Rate per Appraisal	[●	]**	[●	]**
90% of NOLV	[●	]**	[●	]**

Available Inventory	$—		$—		$—

Gross US LC Inventory					$—
NOLV Rate per Appraisal
90% of NOLV	0.0%		0.0%

Available LC Inventory	$—		$—		$—

Reserves
Gift Card Liability (50% Exposure)					—
Rent Reserve (2 Months during Level 3 Min. Aggregate Availability Period)					—
Other (Per Terms of the Amended and Restated Credit Agreement)					—

Total Reserves	$—		$—		$—

Total US Borrowing Base Availability					$—

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*	The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

**	The asterisks denote that confidential information of this Schedule has been omitted in reliance on Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential information has been submitted separately to the Securities and Exchange Commission.

Exhibit B-3A

Office Depot, Inc.

Form of US Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

Facility B
Puerto Rico
(000’s US$)
A.	Available Puerto Rico Accounts Receivable (B-3B)	$—
B.	Available Puerto Rico Credit Card Receivables (B-3B)	—
C.	Available Puerto Rico Uninvoiced Accounts Receivables (B-3B)	—
D.	Available Puerto Rico Inventory (B-3C)	—
E.	Available Puerto Rico LC Inventory (B-3C)	—
F.	Less: Total Reserves (B-3C)	—
G.	Borrowing Base (lines A + B + C + D + E - F)	—

H.	Revolving Commitments	$200,000

I.	Lesser of lines G and H	$—

J.	Excess Availability (Capped at $25MM)	$—
K.	Total Availiability (Including Excess)	$—
Revolving Exposure
	Revolving Loans	$—
	Swingline Loans	$—
	Standby Letters of Credit ($250MM cap)	$—
	Trade and Performance Letters of Credit ($400MM aggregate L/C cap; $25MM aggregate European cap)	$—
L.	Total Revolving Exposure	$—

M.	Puerto Rico Excess Availability	$—

Officer’s Certification:

Pursuant to the Second Amended and Restated Credit Agreement, the undersigned Borrower certifies that the information provided in this certificate to JPMorgan Chase Bank, N.A., as Administrative Agent, on behalf of Office Depot, Inc. is accurate and complete in all material respects; provided that, with respect to information regarding third parties that does not relate to transactions between the Loan Parties and such third parties, such information shall be, to the best knowledge of such financial officer, accurate and complete in all material respects.

Signature & Title

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*	The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

Exhibit B-3B

Office Depot, Inc.

Form of Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

	Puerto Rico		Total
	Office Depot	OfficeMax
Gross Puerto Rico Accounts Receivables per aging			$—
Less ineligibles:
Past Due > 60 Days Past Due Date			—
Past Due > 90 Days Past Invoice Date			—
Addback: BBB-/Baa3 ratings > 120 PDD and PID (Capped at $25MM in aggregate)			—
Credit Balances Past Due			—
Cross-Age (50%)			—
Rebates			—
Contra Accounts			—
Contra Accounts Ineligible add-back (50% if - - - - avail >25%)			—
Charge Backs (Current)			—
Government Accounts			—
Unapplied Cash			—
Bankrupt/ Insolvent Accounts			—
Other (Per Terms of the Second Amended and Restated Credit Agreement)			—

Total ineligibles	—	—	—

Eligible Accounts Receivable	$—	$—	$—

Less:
Dilution Reserve			—
Total Reserves	—	—	—

Eligible Accounts Receivable after Reserves	$—	$—	$—
Advance rate	85.0%	85.0%	85.0%

Available Accounts Receivable	$—	$—	$—

Gross Puerto Rico Credit Card Receivables			$—
Less ineligibles:
Fees and Discounts			—
Other (Per Terms of the Second Amended and Restated Credit Agreement)			—

Total ineligibles	—	—	—

Eligible Credit Card Receivables before Dilution Reserve	$—	$—	$—
Dilution Reserve (in excess of 5.0%)	—	—	—

Eligible Credit Card Receivables after Dilution Reserves	$—	$—	$—
Advance rate	90.0%	90.0%	90.0%

Available Credit Card Receivables	$—	$—	$—

Gross Puerto Rico Uninvoiced Accounts Receivables			$—
Less ineligibles:
Other (Per Terms of the Second Amended and Restated Credit Agreement)			—

Total ineligibles	—	—	—

Eligible Puerto Rico Uninvoiced Accounts Receivables before Dilution Reserve	$—	$—	$—
Dilution Reserve (in excess of 5.0%)	—	—	—

Eligible Puerto Rico Uninvoiced Accounts Receivables after Dilution Reserve	$—	$—	$—
Advance rate	75.0%	75.0%	75.0%

Available Puerto Rico Uninvoiced Accounts Receivables	$—	$—	$—

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*	The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

Exhibit B-3C

Office Depot, Inc.

Form of Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

	Puerto Rico				Total
	Office Depot		OfficeMax
Gross Puerto Rico Inventory per perpetual					$—
Less ineligibles:
Shrink Allowance					—
Global Ad Load					—
Inventory Located Off-site					—
Inventory In-transit from Vendors					—
Cash Discount Paid Deferral					—
Consignment Inventory					—
Customer-Specific Inventory					—
Samples					—
Inventory related Vendor Rebates					—
Perpetual/ GL Variance					—
Return to Vendor					—
Obsolete Reserve					—
Other (Per Terms of the Second Amended and Restated Credit Agreement)					—

Total ineligibles	—		—		—

Eligible Inventory	$—		$—		$—
NOLV Rate per Appraisal	[●	]**	[●	]**
90% of NOLV7	[●	]**	[●	]**

Available Inventory	$—		$—		$—

Gross Puerto Rico LC Inventory					$—
NOLV Rate per Appraisal			0.0%
90% of NOLV	0.0%		0.0%

Available LC Inventory	$—		$—		$—

Reserves
Gift Card Liability (50% Exposure)					—
Rent Reserve (2 Months during Level 3 Min. Aggregate Availability Period)					—
Other (Perfected Security Interest Not In Place)					—

Total Reserves	$—		$—		$—

Total Puerto Rico Borrowing Base Availability					$—

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*	The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

**	The asterisks denote that confidential information of this Schedule has been omitted in reliance on Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential information has been submitted separately to the Securities and Exchange Commission.

Exhibit B-4A

Office Depot, Inc.

Form of Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

Facility B UK
(000’s US$)
A.	Available UK Accounts Receivable (B-3B)	$—
B.	Available UK Credit Card Receivables (B-3B)	—
C.	Available UK Uninvoiced Accounts Receivables (B-3B)	—
D.	Available UK Inventory (B-3C)	—
E.	Available UK L/C Inventory (B-3C)	—
F.	Less: Total Reserves (B-3C)	—
G.	UK Borrowing Base (lines A + B + C + D + E - F)	—

H.	Revolving Commitments	$200,000

I.	Lesser of lines G and H	$—
J.	Excess Availability	$—
K.	Total Availiability (Including Excess)	$—
Revolving Exposure
	Revolving Loans	$—
	Swingline Loans	$—
	Standby Letters of Credit ($250MM cap)	$—
	Trade and Performance Letters of Credit ($400MM aggregate L/C cap; $25MM aggregate European cap)	$—
L.	Total Revolving Exposure	$—

M.	Utilization of Dutch/US Availability	$—
N.	UK Excess Availability	$—

Officer’s Certification:

Pursuant to the Second Amended and Restated Credit Agreement, the undersigned Borrower certifies that the information provided in this certificate to JPMorgan Chase Bank, N.A., as Administrative Agent, on behalf of Office Depot, Inc. is accurate and complete in all material respects; provided that, with respect to information regarding third parties that does not relate to transactions between the Loan Parties and such third parties, such information shall be, to the best knowledge of such financial officer, accurate and complete in all material respects.

Signature & Title

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

* The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

Exhibit B-4B

Office Depot, Inc.

Form of Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

	UK		Total
	Direct	Contract
Gross UK Accounts Receivable per aging			$—
Less ineligibles:
Past Due > 60 Days Past Due Date			—
Past Due > 90 Days Past Invoice Date			—
Addback: BBB-/Baa3 ratings > 120 PDD and PID (Capped at $25MM in aggregate)			—
Credit Balances Past Due			—
Cross-Age (50%)			—
Rebates			—
Contra Accounts			—
Contra Accounts Ineligible add-back (50% if - - - - avail >25%)			—
Charge Backs (Current)			—
Government Accounts			—
Unapplied Cash			—
Bankrupt/ Insolvent Accounts			—
Outstanding VAT/Other Tax			—
Other (Per Terms of the Second Amended and Restated Credit Agreement)			—

Total ineligibles	—	—	—

Eligible Accounts Receivable	$—	$—	$—

Less:
Dilution Reserve (in excess of 5.0%)			—
Total Reserves	—	—	—

Eligible Accounts Receivable after Reserves	$—	$—	$—
Advance rate	85.0%	85.0%	85.0%

Available Accounts Receivable	$—	$—	$—

Gross UK Credit Card Receivables			$—
Less ineligibles:
Fees and Discounts			$—
Other (Per Terms of the Second Amended and Restated Credit Agreement)			$—

Total ineligibles	—	—	$—

Eligible Credit Card Receivables before Dilution Reserve	$—	$—	$—
Dilution Reserve (in excess of 5.0%)	—	—	—

Eligible Credit Card Receivables after Dilution Reserve	$—	$—	$—
Advance rate	90.0%	90.0%	90%

Available Credit Card Receivables	$—	$—	$—

Gross UK Uninvoiced Accounts Receivables			$—
Less ineligibles:
Other (Per Terms of the Second Amended and Restated Credit Agreement)			—

Total ineligibles	—	—	—

Eligible UK Uninvoiced Accounts Receivables before Dilution Reserve	$—	$—	$—
Dilution Reserve (in excess of 5.0%)	—	—	—

Eligible UK Uninvoiced Accounts Receivables after Dilution Reserve	$—	$—	$—
Advance rate	75.0%	75.0%	75.0%

Available UK Uninvoiced Accounts Receivables	$—	$—	$—

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

Exhibit B-4C

Office Depot, Inc.

Form of Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

	UK		Total
	Direct	Contract
Gross UK Inventory per perpetual			$—
Less ineligibles:
Shrink Allowance			—
Global Ad Load			—
Inventory Located Off-site			—
Inventory In-transit from Vendors			—
Cash Discount Paid Deferral			—
Consignment Inventory			—
Customer-Specific Inventory			—
Samples			—
Inventory related Vendor Rebates			—
Perpetual/ GL Variance			—
Return to Vendor			—
Obsolete Reserve			—
Contracts which include Retention of Title			—
Diligence Not Conducted			—
Other (Per Terms of the Second Amended and Restated Credit Agreement)			—

Total ineligibles	—	—	—

Eligible Inventory	$—	$—	$—
NOLV Rate per Appraisal
90% of NOLV	0.0%	0.0%

Available Inventory	$—	$—	$—

Gross UK LC Inventory			$—
NOLV Rate per Appraisal
90% of NOLV	0.0%	0.0%

Available LC Inventory (capped at $100MM)	$—	$—	$—

NOLV Percentage per most recent report:	0%
Reserves
Rent Reserve (2 Months)			—
Floating Charge Reserve for Unsecured Claims			—
Payroll Related Priming Claims			—
50% Retention of Title reserve where ROT is unknown			—
100% Retention of Title reserve where ROT is known but unidentified in inventory			—
Other (Per Terms of the Second Amended and Restated Credit Agreement)			—

Total Reserves	$—	$—	$—

Total UK Borrowing Base Availability			$—

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*	The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

Exhibit B-5A

Office Depot, Inc.

Form of Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

Facility B Netherlands
(000’s US$)
A.	Available Dutch Accounts Receivable (B-4B)	$—
B.	Available Dutch Credit Card Receivables (B-4B)	—
C.	Available Dutch Uninvoiced Accounts Receivables (B-4B)	—
D.	Available Dutch Inventory (B-4C)	—
E.	Available Dutch LC Inventory (B-4C)	—
F.	Less: Total Reserves (B-4C)	—
G.	Borrowing Base (lines A + B + C + D + E - F)	—

H.	Revolving Commitments	$200,000

I.	Lesser of lines G and H	$—
J.	Excess Availability	$—
K.	Total Availiability (Including Excess)	$—
Revolving Exposure
	Revolving Loans	$—
	Swingline Loans	$—
	Standby Letters of Credit ($250MM cap)	$—
	Trade and Performance Letters of Credit ($400MM aggregate L/C cap; $25MM aggregate European cap)	$—
L.	Total Revolving Exposure	$—

M.	Utilization of UK/US Availability	$—
N.	Dutch Excess Availability (I - L)	$—

Officer’s Certification:

Pursuant to the Second Amended and Restated Credit Agreement, the undersigned Borrower certifies that the information provided in this certificate to JPMorgan Chase Bank, N.A., as Administrative Agent, on behalf of Office Depot, Inc. is accurate and complete in all material respects; provided that, with respect to information regarding third parties that does not relate to transactions between the Loan Parties and such third parties, such information shall be, to the best knowledge of such financial officer, accurate and complete in all material respects.

Signature & Title

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*	The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

Exhibit B-5B

Office Depot, Inc.

Form of Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

	NL		Total
	Direct	Contract
Gross Dutch Accounts Receivable per aging			$—
Less ineligibles:
Past Due > 60 Days Past Due Date			—
Past Due > 90 Days Past Invoice Date			—
Addback: BBB-/Baa3 ratings > 120 PDD and PID (Capped at $25MM in aggregate)			—
Credit Balances Past Due			—
Cross-Age (50%)			—
Rebates			—
Contra Accounts			—
Contra Accounts Ineligible add-back (50% if - - - - avail >25%)			—
Charge Backs (Current)			—
Government Accounts			—
Unapplied Cash			—
Bankrupt/ Insolvent Accounts			—
Outstanding VAT/Other Tax			—
Other (Per Terms of the Second Amended and Restated Credit Agreement)			—

Total ineligibles	—	—	—

Eligible Accounts Receivable	$—	$—	$—

Less:
Dilution Reserve (in excess of 5.0%)			—
Total Reserves			—

Eligible Accounts Receivable after Reserves	$—	$—	$—
Advance rate	85.0%	85.0%	85.0%

Available Accounts Receivable	$—	$—	$—

Gross Dutch Credit Card Receivables			$—
Less ineligibles:
Fees and Discounts			$—
Other (Per Terms of the Second Amended and Restated Credit Agreement)			$—

Total ineligibles	$—	$—	$—

Eligible Credit Card Receivables before Dilution Reserve			$—
Dilution Reserve (in excess of 5.0%)			—

Eligible Credit Card Receivables after Dilution Reserve	$—	$—	$—
Advance rate	90.0%	90.0%	90%

Available Credit Card Receivables	$—	$—	$—

Gross Dutch Uninvoiced Accounts Receivables			$—
Less ineligibles:
Diligence Not Completed			—
Other (Per Terms of the Second Amended and Restated Credit Agreement)			—

Total ineligibles	—	—	—

Eligible NL Uninvoiced Accounts Receivables before Dilution Reserve			$—
Dilution Reserve (in excess of 5.0%)			—

Eligible NL Uninvoiced Accounts Receivables after Dilution Reserve	$—	$—	$—
Advance rate	75.0%	75.0%	75.0%

Available NL Uninvoiced Accounts Receivables	$—	$0	$—

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*	The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

Exhibit B-5C

Office Depot, Inc.

Form of Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

	NL		Total
	Direct	Contract

Gross Dutch Inventory per perpetual			$—
Less ineligibles:
Shrink Allowance			—
Global Ad Load			—
Inventory Located Off-site			—
Inventory In-transit from Vendors			—
Cash Discount Paid Deferral			—
Consignment Inventory			—
Customer-Specific Inventory			—
Samples			—
Inventory related Vendor Rebates			—
Perpetual/ GL Variance			—
Return to Vendor			—
Obsolete Reserve			—
Contracts which include Retention of Title			—
Diligence not conducted			—
Other (Per Terms of the Second Amended and Restated Credit Agreement)			—

Total ineligibles	—	—	—

Eligible Inventory	$—	$—	$—
NOLV Rate per Appraisal 90% of NOLV	0.0%	0.0%

Net Inventory Availability	$—	$—	$—

Gross Dutch LC Inventory	$—	$—	$—
NOLV Rate per Appraisal 90% of NOLV	0.0%	0.0%

Available LC Inventory (capped at $100MM)	$—	$—	$—

Reserves
Rent Reserve (2 Months)			—
Floating Charge Reserve for Unsecured Claims			—
Payroll Related Priming Claims			—
50% Retention of Title reserve where ROT is unknown			—
100% Retention of Title reserve where ROT is known but unidentified in inventory			—
Other (Per Terms of the Amended and Restated Credit Agreement)			—

Total Reserves	$—	$—	$—

Total Dutch Borrowing Base Availability			$—

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*	The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

Exhibit B-6A

Office Depot, Inc.

Form of Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

Facility B Canada
(000’s US$)
A.	Available Canada Accounts Receivable (B-3B)	$—
B.	Available Canada Credit Card Receivables (B-3B)	—
C.	Available Canada Uninvoiced Accounts Receivables (B-3B)	—
D.	Available Canada Inventory (B-3C)	—
E.	Available Canada L/C Inventory (B-3C)	—
F.	Less: Total Reserves (B-3C)	—
G.	Canada Borrowing Base (lines A + B + C + D + E - F)	—

H.	Revolving Commitments	$200,000

I.	Lesser of lines G and H	$—
J.	Excess Availability	$—
K.	Total Availiability (Including Excess)	$—
Revolving Exposure
	Revolving Loans	$—
	Swingline Loans	$—
	Standby Letters of Credit ($250MM cap)	$—
	Trade and Performance Letters of Credit ($400MM aggregate L/C cap; $25MM aggregate European cap)	$—
L.	Total Revolving Exposure	$—

M.	Utilization of Dutch/US Availability	$—
N.	Canada Excess Availability	$—

Officer’s Certification:

Pursuant to the Second Amended and Restated Credit Agreement, the undersigned Borrower certifies that the information provided in this certificate to JPMorgan Chase Bank, N.A., as Administrative Agent, on behalf of Office Depot, Inc. is accurate and complete in all material respects; provided that, with respect to information regarding third parties that does not relate to transactions between the Loan Parties and such third parties, such information shall be, to the best knowledge of such financial officer, accurate and complete in all material respects.

Signature & Title

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*	The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

Canada information is as of the end of the calendar month

Exhibit B-6B

Office Depot, Inc.

Form of Borrowing Base Certificate*

For the Period Ended March 31, 2016

(All figures in USD 000’s)

	Canada	Total

Gross Canada Accounts Receivable per aging		$—

Less ineligibles:
Past Due > 60 Days Past Due Date		—
Past Due > 90 Days Past Invoice Date		—
Addback: BBB-/Baa3 ratings > 120 PDD and PID		—
Credit Balances Past Due		—
Cross-Age (50%)		—
Rebates		—
Contra Accounts		—
Contra Accounts Ineligible add-back (50% if ---- avail >25%)		—
Charge Backs (Current)		—
Government Accounts		—
Unapplied Cash		—
Bankrupt/ Insolvent Accounts		—
Outstanding VAT/Other Tax		—
Other (Per Terms of the Amended and Restated Credit Agreement)		—

Total ineligibles	—	—

Eligible Accounts Receivable	$—	$—

Less:
Dilution Reserve (in excess of 5.0%)	—	—
Total Reserves	—	—

Eligible Accounts Receivable after Reserves	$—	$—
Advance rate	85.0%	85.0%

Available Accounts Receivable	$—	$—

Gross Canada Credit Card Receivables		$—
Less ineligibles:
Fees and Discounts		$—
Diligence Not Conducted		$—
Other (Per Terms of the Amended and Restated Credit Agreement)		$—

Total ineligibles	—	$—

Eligible Credit Card Receivables before Dilution Reserve	$—	$—
Dilution Reserve (in excess of 5.0%)	—	$—

Eligible Credit Card Receivables after Dilution Reserve	$—	$—
Advance rate	90.0%	90%

Available Credit Card Receivables	$—	$—

Gross Canada Uninvoiced Accounts Receivables		$—
Less ineligibles:
Other (Per Terms of the Amended and Restated Credit Agreement)		—

Total ineligibles		—

Eligible Canada Uninvoiced Accounts Receivables before Dilution Reserve		$—
Dilution Reserve (in excess of 5.0%)		—

Eligible Canada Uninvoiced Accounts Receivables after Dilution Reserve	$—	$—
Advance rate	75.0%	75.0%

Available Canada Uninvoiced Accounts Receivables	$—	$—

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*	The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

Exhibit B-6C

Office Depot, Inc.

Form of Borrowing Base Certificate*

For the Period Ended March 26, 2016

(All figures in USD 000’s)

	Canada	Total

Gross Canada Inventory per perpetual		$—

Less ineligibles:
Shrink Allowance		—
Global Ad Load		—
Inventory Located Off-site		—
Inventory In-transit from Vendors		—
Cash Discount Paid Deferral		—
Consignment Inventory		—
Customer-Specific Inventory		—
Samples		—
Inventory related Vendor Rebates		—
Perpetual/ GL Variance		—
Return to Vendor		—
Obsolete Reserve		—
Contracts which include Retention of Title		—
Diligence Not Conducted		—
Other (Per Terms of the Amended and Restated Credit Agreement)		—

Total ineligibles	—	—

Eligible Inventory	$—	$—
NOLV Rate per Appraisal 90% of NOLV	0.0%	0.0%

Available Inventory	$—	$—

Gross Canada LC Inventory	$—	$—
NOLV Rate per Appraisal 90% of NOLV	0.0%	0.0%

Available LC Inventory (lesser of (i) and (ii)) (capped at $100mm)	$—	$—

NOLV Percentage per most recent report:	0%
Reserves
GST/PST (2 months)		—
Gift Card Liability (50% Exposure)		—
Payroll Related Priming Claims		—
50% Retention of Title reserve where ROT is unknown		—
100% Retention of Title reserve where ROT is known but unidentified in inventory		—
Other (Per Terms of the Amended and Restated Credit Agreement)		—

Total Reserves	$—	$—

Total Canada Borrowing Base Availability		$—

The information presented herein is in respect of the Loan Parties (as defined in the Second Amended and Restated Credit Agreement referred to above).

*	The Borrowing Base Certificate is to be accompanied by the documentation outlined in Schedule 5.01(g).

EXHIBIT C

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 5.01(c) of the Second Amended and Restated Credit Agreement, dated as of May 13, 2016 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), by and among Office Depot, Inc., Office Depot International (UK) Ltd., Office Depot UK Ltd., Office Depot International B.V., Office Depot B.V. and Office Depot Finance B.V., the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., London Branch, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, Wells Fargo Bank, National Association and Bank of America, N.A., as Syndication Agents, and U.S. Bank National Association, Fifth Third Bank, an Ohio Banking Corporation, SunTrust Bank and NYCB Specialty Finance Company, LLC as Documentation Agents. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting [Chief Financial Officer] of the Company.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).

4. The Financial Statements fairly present in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

5. No Default has occurred during or at the end of the account period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes an Event of Default [except as set forth below].1

6. Attached hereto as Attachment 2 are the reasonably detailed calculations demonstrating compliance with the covenant set forth in Section 6.15 of the Credit Agreement.

7. No change in GAAP or the application thereof has occurred since December 26, 2015.2

[1]	To the extent a Default/Event of Default has occurred, the details thereof and any action taken or proposed to be taken with respect thereto must be provided.
[2]	To the extent a change has occurred, the effect of such change on the financial statements accompanying this certificate must be specified.

IN WITNESS WHEREOF, I have executed this Certificate this              day of             , 20    .

Name:
Title:

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 2

to Compliance Certificate

The information described herein is as of             ,             , and pertains to the period from             ,              to                              ,         .

[Set forth Covenant Calculations]

EXHIBIT D

FORM OF

ASSUMPTION AND JOINDER AGREEMENT

ASSUMPTION AND JOINDER AGREEMENT dated as of [                ] (the “Joinder Agreement”) made by [Insert Name of new Loan Party] a [State of Organization] [corporation, limited partnership or limited liability company] (the “Company”) for the benefit of the Lenders (as such term is defined in that certain Second Amended and Restated Credit Agreement, dated as of May 13, 2016 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), by and among Office Depot, Inc., Office Depot International (UK) Ltd., Office Depot UK Ltd., Office Depot International B.V., Office Depot B.V. and Office Depot Finance B.V., the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., London Branch, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, Wells Fargo, National Association and Bank of America, N.A., as Syndication Agents, and U.S. Bank National Association, Fifth Third Bank, an Ohio Banking Corporation, SunTrust Bank and NYCB Specialty Finance Company, LLC, as Documentation Agents). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H

The Company is a [State of Organization] [corporation, limited partnership or limited liability company], and is a subsidiary of [US Loan Party]. Pursuant to Section 5.14 of the Credit Agreement, the Company is required to execute this document as a newly [formed] [acquired] [material] subsidiary of [US Loan Party].

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company hereby agrees as follows:

SECTION 1. Assumption and Joinder. The Company hereby expressly confirms that it hereby agrees to perform and observe each and every one of the covenants and agreements, and hereby assumes the obligations and liabilities, of a US Loan Party under the Credit Agreement. By virtue of the foregoing, the Company hereby accepts and assumes any liability of a US Loan Party related to each representation or warranty, covenant or obligation made by a US Loan Party in the Credit Agreement, and hereby expressly affirms in all material respects, as of the date hereof, each of such representations, warranties, covenants and obligations as they apply to the Company.

(a) Guarantee. (i) All references to the term “US Loan Party” in the Credit Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company, in each case as of the date hereof.

(ii) The Company, as a US Loan Party, hereby joins in and agrees to be bound by each and all of the provisions of the Credit Agreement, as of the date hereof, as a US Loan Party thereunder with the same force and effect as if originally referred to therein as a US Loan Party.

(b) Collateral Documents. (i) All references to the term “Grantor” in the US Security Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company as of the date hereof.

(ii) The Company, as Grantor, hereby joins in and agrees to be bound by each and all of the provisions of the US Security Agreement, as of the date hereof, with the same force and effect as if originally referred to therein as a Grantor.

(iii) The Company, as Grantor, hereby pledges to the Administrative Agent all Collateral owned by it. The Company, as Grantor, agrees that all Collateral owned by it shall be considered to be part of the Collateral and shall secure the Secured Obligations.

SECTION 2. Representations and Warranties. The Company hereby represents and warrants to the Agents and the Lenders as follows:

(a) The Company has the requisite [corporate, partnership or limited liability company] power and authority to enter into this Joinder Agreement and to perform its obligations hereunder and under the Loan Documents to which it is a party. The execution, delivery and performance of this Joinder Agreement by the Company and the performance of its obligations hereunder and under the Loan Documents to which it is a party, have been duly authorized by all necessary [corporate, partnership or limited liability company] action, including the consent of shareholders, partners or members where required. This Joinder Agreement has been duly executed and delivered by the Company. This Joinder Agreement and the Loan Documents to which it is a party each constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The Company has delivered to the Administrative Agent any and all schedules and documents required as a US Loan Party under the Credit Agreement.

SECTION 3. Binding Effect. This Joinder Agreement shall be binding upon the Company and shall inure to the benefit of the Lenders and their respective successors and assigns.

SECTION 4. GOVERNING LAW. THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

2

SECTION 5. Counterparts. This Joinder Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original for all purposes, but all such counterparts taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile or ..pdf electronic transmission shall be deemed to be an original signature thereto.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

[NAME OF COMPANY]

By
Name: Title:

EXHIBIT E-1

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of May 13, 2016 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), by and among Office Depot, Inc., Office Depot International (UK) Ltd., Office Depot UK Ltd., Office Depot International B.V., Office Depot B.V. and Office Depot Finance B.V., the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., London Branch, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, Wells Fargo, National Association and Bank of America, N.A., as Syndication Agents, and U.S. Bank National Association, Fifth Third Bank, an Ohio Banking Corporation, SunTrust Bank and NYCB Specialty Finance Company, LLC as Documentation Agents.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date: , 20[ ]

EXHIBIT E-2

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of May 13, 2016 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), by and among Office Depot, Inc., Office Depot International (UK) Ltd., Office Depot UK Ltd., Office Depot International B.V., Office Depot B.V. and Office Depot Finance B.V., the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., London Branch, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, Wells Fargo, National Association and Bank of America, N.A., as Syndication Agents, and U.S. Bank National Association, Fifth Third Bank, an Ohio Banking Corporation, SunTrust Bank and NYCB Specialty Finance Company, LLC as Documentation Agents.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date: , 20[ ]

2

EXHIBIT E-3

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of May 13, 2016 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), by and among Office Depot, Inc., Office Depot International (UK) Ltd., Office Depot UK Ltd., Office Depot International B.V., Office Depot B.V. and Office Depot Finance B.V., the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., London Branch, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, Wells Fargo, National Association and Bank of America, N.A., as Syndication Agents, and U.S. Bank National Association, Fifth Third Bank, an Ohio Banking Corporation, SunTrust Bank and NYCB Specialty Finance Company, LLC as Documentation Agents.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date: , 20[ ]

EXHIBIT E-4

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of May 13, 2016 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), by and among Office Depot, Inc., Office Depot International (UK) Ltd., Office Depot UK Ltd., Office Depot International B.V., Office Depot B.V. and Office Depot Finance B.V., the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., London Branch, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, Wells Fargo, National Association and Bank of America, N.A., as Syndication Agents, and U.S. Bank National Association, Fifth Third Bank, an Ohio Banking Corporation, SunTrust Bank and NYCB Specialty Finance Company, LLC as Documentation Agents.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date: , 20[ ]

EXHIBIT F

EXECUTION VERSION

Dated	2016

(1)	THE ENTITIES LISTED IN SCHEDULE 1, as Security Obligors

(2)	JPMORGAN CHASE BANK N.A. as European Administrative Agent

(3)	JPMORGAN CHASE BANK N.A. as European Collateral Agent

DEED OF SUPPLEMENTAL SECURITY AND

AMENDMENT

relating to certain security documents

CONTENTS

1.	Definitions and interpretation	1

2.	Amendment	2

3.	Confirmations	5

4.	Relationship with other Loan Documents	8

5.	Miscellaneous	8

6.	Counterparts	9

7.	Law and jurisdiction	9

Schedules

1.	Security Obligors	10

THIS DEED OF SUPPLEMENTAL SECURITY AND AMENDMENT, is dated                     and made between:

(1)	THE PERSONS LISTED IN SCHEDULE 1 (The Security Obligors) (each a “Security Obligor” and together, the “Security Obligors”);

(2)	JPMORGAN CHASE BANK N.A as European administrative agent (the “European Administrative Agent”); and

(3)	JPMORGAN CHASE BANK N.A as European collateral agent (the “European Collateral Agent”).

BACKGROUND:

(A)	By a credit agreement dated 26 September 2008 (the “Credit Agreement”) and made between amongst others (1) the European Collateral Agent and (2) the Chargor, the Collateral Agent made available the facility to the Chargor on the terms set out therein.

(B)	The Credit Agreement was amended and restated pursuant to an amended and restated credit agreement dated 25 May 2011 and made between amongst others (1) the European Collateral Agent and (2) the Chargor.

(C)	The Credit Agreement is being amended and restated on or about the date of this Deed (“Second Amended Credit Agreement”).

(D)	This Deed:

(a)	puts into effect certain amendments to the Security Documents, which have been agreed between the European Collateral Agent and Security Obligors;

(b)	contains a re-grant by the Security Obligors of certain security interests; and

(c)	deals with related matters.

THIS DEED WITNESSES that:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

“Credit Agreement” has the meaning given to it in Recital (A).

“Depot Deed of Charge” means an English law deed of charge dated 26 September 2008 and made between (1) Office Depot B.V. as chargor and (2) the European Collateral Agent.“Effective Date” means the date of this Deed.

“Finance Deed of Charge” means an English law deed of charge dated 27 December 2010 and made between (1) Office Depot Finance B.V. as chargor and (2) the European Collateral Agent.

“International (UK) Debenture” means an English law debenture dated 26 September 2008 and made between (1) Office Depot International (UK) Limited as chargor and (2) the European Collateral Agent.

“International Deed of Charge” means an English law deed of charge dated 26 September 2008 and made between (1) Office Depot International B.V. as chargor and (2) the European Collateral Agent.

“Parties” means the parties to this Deed.

“Second Amended Credit Agreement” has the meaning given in Recital (C).

“Security Documents” means the Finance Deed of Charge, the International (UK) Debenture, International Deed of Charge, the UK Debenture and the Depot Deed of Charge.

“this Security” means the security interests created pursuant to this Deed

“UK Debenture” means an English law debenture dated 26 September 2008 and made between (1) Office Depot UK Limited as chargor and (2) the European Collateral Agent.

1.2	Terms defined by reference to other agreements

(a)	Subject to paragraphs (b) to (d) below, terms defined in the Second Amended Credit Agreement but not in this Deed shall have the same meaning in this Deed as in the Second Amended Credit Agreement.

(b)	In Clauses 3.2(c) to (e) only, terms defined in the International (UK) Debenture and the UK Debenture but not in this Deed shall have the same meaning in this Deed as in the International (UK) Debenture and the UK Debenture.

(c)	In Clause 3.2(f) only, terms defined in the International Deed of Charge and the Depot Deed of Charge but not in this Deed shall have the same meaning in this Deed as in the International Deed of Charge and the Depot Deed of Charge.

(d)	In Clauses 3.2(g) to (h) only, terms defined in the Finance Deed of Charge but not in this Deed shall have the same meaning in this Deed as in the Finance Deed of Charge.

1.3	Construction

Clause 1.03 (Terms Generally) of the Second Amended Credit Agreement shall apply as if set out in full again here, with such changes as are appropriate to fit this context.

2.	AMENDMENT

(a)	The Parties agree that with effect from the Effective Date, each of the International (UK) Debenture and the UK Debenture shall be amended to read as set out in the remainder of this Clause 2(a):

(i)	The definition of “Accounts” shall be deleted and replaced with the following:

““Accounts” means in relation to the Chargor, all book debts, both present and future, due or owing to the Chargor and all other monetary debts and claims, choses in action and other rights and benefits both present and future (including, in each such case, the proceeds thereof and all damages and dividends in relation thereto) due or owing to the Chargor and the benefit of all related rights and remedies (including under negotiable or non-negotiable instruments, guarantees, indemnities, legal and equitable charges, reservation of proprietary rights, rights of tracing and liens) all payments representing or made in respect of the same.”;

(ii)	The definition of “Payment Account” shall be deleted and replaced with the following:

““Payment Account” means the accounts used by the Chargor to operate its business, other than any Collection Account.”;

(iii)	Clause 3.1(d) (Fixed Charges) shall be deleted and replaced with the following:

“Collection Accounts: all of its right in each Collection Account and any monies from time to time standing to the credit of any such account or any other account into which the proceeds of Accounts are paid;”;

(iv)	A new Clause 3.1(j) (Fixed Charges) shall be inserted at the end of Clause 3.1 as follows:

“Accounts: all of its rights in respect of the Accounts (but only if and to the extent the rights in question have not been effectively assigned pursuant to Clause 3.2 (Assignments by way of security)) or such rights have been assigned but such assignment has not been perfected by the service of the appropriate Notice of Assignment).”;

(v)	Clause 10.3(b) (Collection Accounts) shall be deleted and replaced with the following:

“The Chargor agrees that, prior to the circumstances set out in Clause 10.3(c) and (d) below, the only manner in which monies may be withdrawn from the Collection Accounts is through the express authorisation by the European Collateral Agent in accordance with the provisions of the Notice of Charge. Unless otherwise notified to the Chargor in writing by the European Collateral Agent, the process for authorisation of such withdrawals will be effected through delivery of a faxed instruction in the form agreed with the relevant account bank. For the avoidance of doubt the European Collateral Agent is not at any time obliged to authorise a withdrawal.”; and

(vi)	A new Clause 18.7 (Security Trust) shall be inserted at the end of Clause 18 as follows:

“18.7	Security Trust

(a)	Each of the Secured Parties has irrevocably appointed the European Collateral Agent to act as its trustee in connection with this Debenture.

(b)	Each of the Secured Parties has authorised the European Collateral Agent to exercise the rights specifically given to the European Collateral Agent under or in connection with the Loan Documents together with any other incidental rights.

(c)	The European Collateral Agent shall hold the benefit of this Debenture on trust for the Secured Parties.”.

(b)	The Parties agree that with effect from the Effective Date, the Finance Deed of Charge shall be amended by inserting a new Clause 14.7 (Security Trust) at the end of Clause 14 as follows:

“14.7	Security Trust

(a)	Each of the Secured Parties has irrevocably appointed the European Collateral Agent to act as its trustee in connection with this Debenture.

(b)	Each of the Secured Parties has authorised the European Collateral Agent to exercise the rights specifically given to the European Collateral Agent under or in connection with the Loan Documents together with any other incidental rights.

(c)	The European Collateral Agent shall hold the benefit of this Debenture on trust for the Secured Parties.”.

(c)	The Parties agree that with effect from the Effective Date, each of the Depot Deed of Charge and International Deed of Charge shall be amended by inserting a new Clause 13.7 (Security Trust) at the end of Clause 13 as follows:

“13.7	Security Trust

(d)	Each of the Secured Parties has irrevocably appointed the European Collateral Agent to act as its trustee in connection with this Debenture.

(e)	Each of the Secured Parties has authorised the European Collateral Agent to exercise the rights specifically given to the European Collateral Agent under or in connection with the Loan Documents together with any other incidental rights.

(f)	The European Collateral Agent shall hold the benefit of this Debenture on trust for the Secured Parties.”.

3.	CONFIRMATIONS

3.1	Guarantee confirmations

Each of the Security Obligors:

(a)	consents to the amendment and restatement of the Credit Agreement effected on or about the date of this Deed; and

(b)	confirms to the Agents that:

(i)	its Guaranteed Obligations are not discharged or (except as set out in Clause 3.1 (b)(ii)) otherwise affected by those amendments or the other provisions of this Deed and shall accordingly continue in full force and effect; and

(ii)	the Guaranteed Obligations shall after the Effective Date extend to the obligations of each Security Obligors under the Second Amended Credit Agreement and under any other Loan Documents.

3.2	Security interests

(a)	Each of the Security Obligors consents to the amendment and restatement of the Security Documents effected by Clause 2 (Amendment) and the amendment and restatement of the Credit Agreement effected on or about the date of this Deed.

(b)	Each of the Security Obligors confirms to the Agents that:

(i)	its obligations under the Security Documents are not discharged or (except as set out in Clause 3.2(b)(ii)) otherwise affected by those amendments or the other provisions of this Deed and shall accordingly remain in full force and effect; and

(ii)	the Secured Obligations, including as defined in and for the purposes of the Security Documents, shall after the Effective Date extend to the applicable obligations under the Second Amended Credit Agreement and under any other Loan Documents.

(c)	As security for the payment and discharge of the Secured Obligations, each of Office Depot UK Limited and Office Depot International (UK) Limited, with full title guarantee charges to the European Collateral Agent by way of first fixed charge:

(A)	Land: all of its rights as at the date of this Deed in any Real Property together with any proceeds of disposal of any of the Real Property;

(B)	Chattels: all of its rights in any plant, machinery, vehicles, equipment and other chattels;

(C)	Goodwill: any goodwill and uncalled capital from time to time and all of its rights to future calls in respect of capital;

(D)	Collection Accounts: all of its right in each Collection Account maintained by it (the details of which appear in Schedule 2 to the International (UK) Debenture and UK Debenture (as applicable to the relevant entity) and any other bank account which the European Collateral Agent and either Office Depot UK Limited and/or Office Depot International (UK) Limited (as applicable) designate in writing as a “Collection Account” from time to time and any monies from time to time standing to the credit of any such account;

(E)	Intellectual property rights: all of its rights in its Intellectual Property;

(F)	Payment Accounts: all of its rights in any credit balances on the Payment Accounts (the details of which appear in Schedule 2 to the International (UK) Debenture and UK Debenture (as applicable to the relevant entity) and any other bank account which the European Collateral Agent and either Office Depot UK Limited and/or Office Depot International (UK) Limited (as applicable) designate in writing as a “Payment Account” from time to time and the indebtedness represented by them;

(G)	Other bank accounts: all of its rights in any credit balances on any other bank accounts and the indebtedness represented by them;

(H)	Licences: all licences, consents and other Authorisations held in connection with its business or the use of any Secured Assets and all of its rights in connection with them;

(I)	Other documents: all of its rights in any agreements, reports and other documents from time to time, relating to all or any part of the Secured Assets, other than those assigned by paragraph (d) below and

(J)	Accounts: all of its rights in respect of the Accounts (but only if and to the extent the rights in question have not been effectively assigned pursuant to paragraph (d) or such rights have been assigned but such assignment has not been perfected by the service of the appropriate Notice of Assignment).

(d)	As continuing security for the payment, performance and discharge of the Secured Obligations, each of Office Depot UK Limited and Office Depot International (UK) Limited with full title guarantee hereby assigns by way of security to the European Collateral Agent:

(A)	Accounts: all of its rights in the Accounts (not otherwise assigned under paragraph (d)(B) below; and

(B)	Assigned Documents: all of its rights under the Assigned Documents.

For the avoidance of doubt, each of Office Depot UK Limited and Office Depot International (UK) Limited will remain at all times liable in respect of all of its obligations under each of the Assigned Documents and the Accounts to the same extent as if this Security had not been created and neither the European Collateral Agent, any other Secured Party nor any Receiver will be under any obligation or liability to either of Office Depot UK Limited and Office Depot International (UK) Limited or to any other person under or in respect of any Assigned Document or Account.

(e)	As security for the payment and discharge of the Secured Obligations, each of Office Depot UK Limited and Office Depot International (UK) Limited with full title guarantee charges to the European Collateral Agent by way of first floating charge the whole of its undertaking and other assets (including, without limitation, its Inventory, the Accounts and the Equipment) (other than assets validly and effectively charged or assigned (whether at law or in equity) pursuant to paragraphs (c) and (d) above and any shares in Material Subsidiaries). Schedule B1, Paragraph 14 IA shall apply to the floating charge contained in this Deed.

(f)	As security for the payment and discharge of the Secured Obligations, each of Office Depot B.V. and Office Depot International B.V. with full title guarantee charges to the European Collateral Agent by way of first floating charge, its Inventory located in the United Kingdom.

(g)	As security for the payment and discharge of the Secured Obligations, Office Depot Finance B.V. with full title guarantee agrees to charge and charges to the European Collateral Agent by way of first fixed charge all of its rights in any credit balances on the Specified Accounts and any other bank account which the European Collateral Agent and Office Depot Finance B.V. designate in writing as a “Specified Account” from time to time and the indebtedness represented by them.

(h)	As security for the payment and discharge of the Secured Obligations, Office Depot Finance B.V. with full title guarantee agrees to charge and charges to the European Collateral Agent by way of first floating charge the Specified Accounts (other than to the extent validly and effectively charged pursuant to paragraph (g) by way of fixed security).

3.3	New Security Interests

(a)	Clauses 3.2(c) to (e) are supplemental to the UK Debenture and the International (UK) Debenture, Clause 3.2(f) is supplemental to the International Deed of Charge and the Depot Deed of Charge and Clauses 3.2 (g) and (h) are supplemental to the Finance Deed of Charge to the intent that in relation to the assets (the “New Security Assets”) the subject of the security interests granted in Clauses 3.2 (c) to (h) of this Deed, Clauses 3.2 (c) to (h) of this Deed and the applicable Security Documents shall be read and construed as one document.

(b)

The provisions of Clauses 4 (Crystallisation of Floating Charge) to 21 (Prior security interests) of each of the International (UK) Debenture and the UK Debenture and Clauses 4 (Crystallisation of Floating Charge) to 16 (Prior security interests) to each of the Depot Deed of Charge, the Finance Deed of Charge and the International Deed of Charge (in each case, as such Security

Document has been amended pursuant to Clause 2 (Amendment) of this Deed) shall apply as if set out in full here, with such changes as are appropriate to fit this context. In particular, for this purpose references to “this Debenture” or “this Deed” shall be construed as references to this Deed and references to the Secured Assets shall be construed as references to the New Security Assets.

(c)	If there is any conflict or inconsistency between the provisions of this Deed and the Security Documents, this Deed shall prevail.

3.4	Negative pledge

Each Security Obligor undertakes that it will not, without the prior written consent of the European Collateral Agent, at any time prior to the Discharge Date, create or permit to subsist any Security Interest over any Secured Asset (as each of the terms Discharge Date, Security Interest and Security Asset is defined in each applicable Security Document) other than a Permitted Lien and other than pursuant to the Security Documents (and for the avoidance of doubt, the Parties agree that the entry into this Deed and the creation of the security interests pursuant to this Deed shall not constitute a breach of any negative pledge provision contained in any of the Security Documents).

3.5	Further assurance

Each Security Obligor shall at the request of the European Administrative Agent or the European Collateral Agent and at its own expense promptly execute (in such form as the European Administrative Agent or European Collateral Agent may reasonably require and do any document, act or thing which the European Administrative Agent or European Collateral Agent considers necessary or appropriate to preserve, perfect, protect or give effect to the grant of security, consents and confirmations provided for in this Clause 3.

4.	RELATIONSHIP WITH OTHER LOAN DOCUMENTS

4.1	Status

This Deed is designated by the Parties as a Loan Document.

4.2	Continuing effect

Except to the extent of the amendments effected by Clause 2 (Amendment) the Security Documents shall continue in full force and effect.

5.	MISCELLANEOUS

The provisions of Clause 9.01 (Notices) of the Second Amended Credit Agreement shall apply to this Deed as if set out in full again here, with such changes as are appropriate to fit this context.

6.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures (and if applicable, seals) on the counterparts were on a single copy of this Deed.

7.	LAW AND JURISDICTION

7.1	Governing law

This Deed and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

7.2	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 7.2 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

EXECUTION:

The parties have shown their acceptance of the terms of this Deed by executing it at the end of the Schedule.

SCHEDULE 1

SECURITY OBLIGORS

Name of Security Obligor	Registration number (or equivalent), jurisdiction of incorporation and registered office (or equivalent)

Office Depot B.V.	a company incorporated in the Netherlands (registered number 05047775 whose registered office is at Columbusweg 33 (5928LA), Venlo, the Netherlands

Office Depot Finance B.V.	a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated and existing under Dutch law and having its official seat (statutaire zetel) in Venlo, the Netherlands and having its principal place of business at Columbusweg 33 (5928LA), Venlo, the Netherlands, registered with the trade register of the chamber of commerce under number 12067691

Office Depot International B.V.	a company incorporated in the Netherlands (registered number 12066591) whose registered office is at Columbusweg 33 (5928LA), Venlo, the Netherlands

Office Depot International (UK) Limited	a company incorporated in England and Wales (registered number 02472621) whose registered office is at 501 Beaumont Leys Lane, Leicester, Leicestershire LE4 2BN

Office Depot UK Limited	a company incorporated in England and Wales (registered number 02654682) whose registered office is at 501 Beaumont Leys Lane, Leicester, Leicestershire LE4 2BN

EXECUTION of Deed of Supplemental Security and Amendment

SECURITY OBLIGORS

SIGNED as a deed by , , duly authorised for and on behalf of OFFICE DEPOT UK LIMITED in the presence of:	)
)
)
)

Witness’s signature:

Witness’s name (in capitals):

Witness’s address:

SIGNED as a deed by , , duly authorised for and on behalf of OFFICE DEPOT INTERNATIONAL (UK) LIMITED in the presence of:	)
)
)
)
)

Witness’s signature:

Witness’s name (in capitals):

Witness’s address:

SIGNED as a deed by OFFICE DEPOT B.V. acting by the under-mentioned, Authorised Signatory, in accordance with the laws of the territory of its incorporation	)
)
)
)

Name:

Title:

SIGNED as a deed by OFFICE DEPOT FINANCE B.V. acting by the under-mentioned, Authorised Signatory, in accordance with the laws of the territory of its incorporation	)
)
)
)

Name:

Title:

SIGNED as a deed by OFFICE DEPOT INTERNATIONAL B.V. acting by the under-mentioned, Authorised Signatory, in accordance with the laws of the territory of its incorporation	)
)
)
)

Name:

Title:

EUROPEAN ADMINISTRATIVE AGENT

SIGNED as deed by , duly authorised for and on behalf of JPMORGAN CHASE BANK N.A. in the presence of:	)
)
)
)

Witness’s signature:

Witness’s name (in capitals):

Witness’s address:

EUROPEAN COLLATERAL AGENT

SIGNED as deed by , duly authorised for and on behalf of JPMORGAN CHASE BANK N.A. in the presence of:	)
)
)

Witness’s signature:

Witness’s name (in capitals):

Witness’s address: